     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                              -------------------

                              CELLNET FUNDING, LLC

                           CELLNET DATA SYSTEMS, INC.

          (Exact names of Registrants as specified in their charters)

            DELAWARE                                                94-3298620
            DELAWARE                                                94-2951096
(State or other jurisdiction of                                  (I.R.S. Employer
 incorporation or organization)                                   Identification
                                                                     Numbers)

                               125 SHOREWAY ROAD
                          SAN CARLOS, CALIFORNIA 94070
                                 (650) 508-6000

  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)
                            ------------------------

          BEN H. LYON, ESQ.                       BARRY E. TAYLOR, ESQ.                     JERRY V. ELLIOTT, ESQ.
  Vice President and General Counsel            MEREDITH S. JACKSON, ESQ.                  IRENE MAVROYANNIS, ESQ.
      CellNet Data Systems, Inc.                 TREVOR J. CHAPLICK, ESQ.                    Shearman & Sterling
          125 Shoreway Road                  Wilson Sonsini Goodrich & Rosati                599 Lexington Avenue
     San Carlos, California 94070                Professional Corporation                  New York, New York 10022
            (650) 508-6000                          650 Page Mill Road                          (212) 848-4000
                                               Palo Alto, California 94304
                                                      (650) 493-9300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE        OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
                 REGISTERED                          REGISTERED               SHARE               PRICE          REGISTRATION FEE
Preferred Securities of CellNet Funding,
  LLC.......................................        3,450,000(1)              $25.00           $86,250,000
Common Stock, $.001 par value per share, of
  CellNet Data Systems, Inc.................            (2)                     --                  --                  --
Guarantee of the Preferred Securities of
  CellNet Funding, LLC(3)...................             --                     --                  --                  --
  Total.....................................             --                     --                  --               $25,444

(1) Includes an aggregate of 450,000 Preferred Securities that the Underwriter has the option to purchase to cover over-allotments, if any.
(2) The Preferred Securities are exchangeable for the common stock, par value $.001 per share (the "Common Stock") of CellNet Data Systems, Inc. in whole or in part at the holder's option. The number of shares of Common Stock to be registered represents the number of shares of Common Stock that may be issued upon exchange of the Preferred Securities. Pursuant to Rule 416, this Registration Statement also registers such indeterminate number of additional shares of Common Stock as may be required as a result of an adjustment in the number of shares of Common Stock issuable upon exchange by reason of the formula contained in the terms of the Preferred Securities. Shares of Common Stock issued upon exchange of the Preferred Securities will be issued without the payment of additional consideration.
(3) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the Guarantee.
                              -------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

ISSUED APRIL   , 1998

                                     [LOGO]

                              CELLNET FUNDING, LLC
               3,000,000      % EXCHANGEABLE PREFERRED SECURITIES
                          MANDATORILY REDEEMABLE 2010
             (LIQUIDATION PREFERENCE $25.00 PER PREFERRED SECURITY)
                               -----------------

CELLNET FUNDING, LLC ("FUNDING"), A DELAWARE LIMITED LIABILITY COMPANY AND SUBSIDIARY OF CELLNET DATA SYSTEMS, INC. ("CELLNET" OR THE
           "COMPANY"), A DELAWARE CORPORATION, IS OFFERING 3,000,000 EXCHANGEABLE LIMITED LIABILITY COMPANY
                              PREFERRED SECURITIES (THE
                            "PREFERRED SECURITIES").

DIVIDENDS ON THE PREFERRED SECURITIES WILL BE CUMULATIVE FROM THE CLOSING DATE AND ARE PAYABLE QUARTERLY ON EACH FEBRUARY 1, MAY 1, AUGUST 1 AND NOVEMBER 1,
 COMMENCING AUGUST 1, 1998. DIVIDENDS ON THE PREFERRED SECURITIES WILL BE PAYABLE IN CASH THROUGH AND INCLUDING AUGUST 1, 2001, AND THEREAFTER,
  DIVIDENDS WILL BE PAYABLE, AT FUNDING'S OPTION, (I) IN CASH, (II) BY DELIVERY OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF CELLNET (THE
   "COMMON STOCK") BASED UPON 90% OF THE AVERAGE MARKET VALUE (AS DEFINED HEREIN) OF THE COMMON STOCK OR (III) IN ANY COMBINATION OF CASH AND SUCH
    SHARES OF COMMON STOCK. FUNDING IS REQUIRED TO REDEEM THE PREFERRED
     SECURITIES ON MAY 1, 2010. THE PREFERRED SECURITIES WILL BE
     REDEEMABLE, AT THE OPTION OF FUNDING, AT ANY TIME ON OR AFTER MAY 1,
     2001 AT THE REDEMPTION PRICES SET FORTH HEREIN. THE PREFERRED
     SECURITIES WILL BE EXCHANGEABLE, AT ANY TIME PRIOR TO MAY 1, 2010, AT
      THE OPTION OF THE HOLDERS, INTO COMMON STOCK AT AN EXCHANGE PRICE OF
      $   PER SHARE, SUBJECT TO ADJUSTMENT, OR AN AGGREGATE OF
       SHARES OF COMMON STOCK, REPRESENTING APPROXIMATELY    % OF THE
       OUTSTANDING COMMON STOCK ON A FULLY DILUTED BASIS AS OF        ,
       1998. THE COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET
       UNDER THE SYMBOL "CNDS." ON APRIL 22, 1998, THE LAST REPORTED
        SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL
                                           MARKET WAS $14.06 PER SHARE.
                            ------------------------

AT ANY TIME AFTER THE CLOSING DATE AND ON OR PRIOR TO MAY 1, 2001, THE PREFERRED SECURITIES WILL AUTOMATICALLY EXCHANGE INTO COMMON STOCK (THE "AUTOMATIC
     EXCHANGE"), AT AN EXCHANGE PRICE OF $    PER SHARE IF THE CURRENT
     MARKET VALUE (AS DEFINED HEREIN) OF THE COMMON STOCK EQUALS OR
        EXCEEDS CERTAIN TRIGGER PERCENTAGES (AS DEFINED HEREIN) OF THE
        EXCHANGE PRICE FOR AT LEAST 20 TRADING DAYS IN ANY
             CONSECUTIVE 30 DAY TRADING PERIOD. UPON ANY AUTOMATIC
             EXCHANGE, FUNDING WILL MAKE A PAYMENT IN CASH WITH
                 RESPECT TO THE PREFERRED SECURITIES SUBJECT
                      TO EXCHANGE IN AN AMOUNT EQUAL TO
                      THE PRO RATA PORTION OF THE
                          LIQUIDATION PROCEEDS OF ANY
                          REMAINING TREASURY STRIPS
                               (AS DEFINED HEREIN)
                                HELD BY FUNDING.
                            ------------------------

APPLICATION WILL BE MADE FOR QUOTATION OF THE PREFERRED SECURITIES ON THE NASDAQ
                                NATIONAL MARKET.
                              -------------------

            SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.
                              -------------------

                        PRICE $25 PER PREFERRED SECURITY
                              -------------------

                                                                           UNDERWRITING
                                                     PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                                      PUBLIC              COMMISSIONS(1)             FUNDING(2)
                                               ---------------------  -----------------------  -----------------------
PER PREFERRED SECURITY.......................            $                       $                        $
TOTAL(3).....................................            $                       $                        $

------------
    (1) EACH OF FUNDING AND THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITER AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "THE UNDERWRITER."
    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $440,000.
    (3) FUNDING HAS GRANTED THE UNDERWRITER AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 450,000 SHARES OF ADDITIONAL PREFERRED SECURITIES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITER EXERCISES SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS
        AND PROCEEDS TO FUNDING WILL BE $    , $    AND $    , RESPECTIVELY. SEE
        "THE UNDERWRITER."
                            ------------------------

    THE PREFERRED SECURITIES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITER NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITER. IT IS EXPECTED THAT DELIVERY OF THE PREFERRED SECURITIES WILL BE MADE ON OR ABOUT
    , 1998, AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                            ------------------------

                           MORGAN STANLEY DEAN WITTER

        , 1998

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE PREFERRED SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY PREFERRED SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
The Registrants................................          3
Available Information..........................          3
Information Incorporated by Reference..........          3
Prospectus Summary.............................          5
Risk Factors...................................         17
Funding........................................         34
Use of Proceeds................................         34
Dividend Policy................................         34
Capitalization.................................         35
Common Stock Price Range.......................         36
Selected Consolidated Financial Data...........         37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         39

                                                   PAGE
                                                 ---------
Business.......................................         48
Management.....................................         72
Principal Stockholders.........................         75
Description of the Preferred Securities........         77
Description of CellNet Preferred Stock.........         85
Description of CellNet Capital Stock...........         87
Certain United States Federal Income Tax
  Considerations...............................         90
The Underwriter................................         98
Legal Matters..................................         99
Experts........................................         99
Index to Consolidated Financial Statements.....        F-1

                              -------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING OF PREFERRED SECURITIES (THE "OFFERING") MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES OR THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, PREFERRED SECURITIES OR COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "THE UNDERWRITER."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER AND CERTAIN SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "THE UNDERWRITER."

                                THE REGISTRANTS

    CellNet and Funding have their principal executive offices at 125 Shoreway Road, San Carlos, California 94070 and their telephone number is (650) 508-6000.

                             AVAILABLE INFORMATION

    CellNet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such documents filed by CellNet may also be accessed electronically by means of the Commission's Electronic Data Gathering and Retrieval System (EDGAR) at http://www.sec.gov. The Common Stock is quoted on the Nasdaq Stock Market (symbol: CNDS), and such reports, proxy statements and other information concerning the Company may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C., 20006.

    CellNet and Funding have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules. The Registration Statement, including the exhibits and schedules thereto, may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission set forth above.

    No separate financial statements of Funding are included herein. CellNet and Funding do not believe that such financial statements would be material to holders of the Preferred Securities because Funding is a newly-created special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. See "Funding."

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents have been filed by the Company with the Commission and are hereby incorporated by reference and made a part of this Prospectus:

    1.  Annual Report on Form 10-K for the year ended December 31, 1997.

    2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    3. The description of the Common Stock set forth in the Company's Registration Statement on Form 8-A filed on September 23, 1996 pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the securities made hereby, shall be deemed to be incorporated by reference into the Registration Statement of which this Prospectus is a part and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon oral or written request of such person, a copy of any and all information that has been incorporated by reference into this Prospectus (not including exhibits to the information unless such exhibits are specifically incorporated by reference into such information). Requests for information should be addressed to: CellNet Data Systems, Inc., 125 Shoreway Road, San Carlos, California 94070,
Attention: Investor Relations (telephone number (650) 508-6000, facsimile (650) 592-6858, and email ir@cellnet.com).

                              -------------------

    CellNet-TM- is a registered trademark of the Company. This Prospectus also includes trade names and trademarks of companies other than the Company's.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES HEREIN TO "CELLNET" OR THE "COMPANY" REFER TO CELLNET DATA SYSTEMS, INC. AND ITS SUBSIDIARIES AND REFERENCES TO "FUNDING" REFER TO CELLNET FUNDING, LLC, A DELAWARE LIMITED LIABILITY COMPANY AND A SUBSIDIARY OF CELLNET. THE PREFERRED SECURITIES OFFERED HEREBY ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "RISK FACTORS." CERTAIN INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING BUT NOT LIMITED TO INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS DATA COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES AND ITS EXPECTED REVENUES, EXPENSES AND CAPITAL EXPENDITURES, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AND THE VARIATIONS MAY BE MATERIAL. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

                                  THE COMPANY

    CellNet has designed, developed and is commercially deploying in scale innovative wireless data communications networks which provide high-volume, low-cost, real-time data collection services, capable of monitoring millions of fixed endpoints. The primary application of the Company's network is the provision of commercial, industrial and residential network meter reading ("NMR") services to electric, gas and water suppliers. These services position the Company to benefit from the deregulation of the electric utility industry. As of March 31, 1998, the Company had approximately 3,365,000 meters under long-term contracts, of which a total of approximately 956,000 meters were generating revenues ("in revenue service") for the Company. The CellNet network uses radio devices fitted to existing utility meters to read and report data from each meter every few minutes. Through extremely efficient use of radio frequency spectrum, the CellNet network has substantial additional capacity to service non-utility applications that require low-cost monitoring of fixed endpoints, such as home security and remote status monitoring of vending machines and office equipment.

    CellNet believes it has a first-to-market opportunity to offer wireless data communications services on a broad commercial scale for utility and selected non-utility applications. CellNet's network is distinguished by the following advantages:

    - sufficiently low infrastructure and operating costs to permit cost-effective utility meter reading and other fixed point monitoring applications;

    - highly efficient use of spectrum-the equivalent of approximately a single voice channel is needed to operate a network;

    - specifically designed proprietary software to manage real-time data collection from millions of endpoints; and

    - open systems architecture designed to allow new applications to be added to the CellNet system.

    The electric utility industry is undergoing a fundamental and broad-based transition. The traditional utility structure, consisting of a vertically integrated system operating as a natural monopoly with rates set in relation to cost, has historically presented utilities with little incentive to improve service quality or operating efficiency. Similar to the regulatory evolution that has already taken place in the transportation and telecommunications industries, customer demands and regulatory mandates by federal and state governments are opening the electric utility market to competition, thus forcing electric utilities to transform themselves from regulated monopolies into competitive enterprises. While regulatory initiatives vary from state to state, many involve a shift from rate-of-return rate making, in which a utility's rates are determined by its return on assets, to performance-based rate making, in which a utility's rates and profitability are based upon its cost, efficiency and service quality.

    With deregulation of the electric utility industry underway, established utilities are under increasing regulatory, consumer and competitive pressures. The changing regulatory environment means that new power market participants (such as energy service providers, power marketers, brokers and aggregators; system operators; power exchanges; and scheduling coordinators) will be seeking viable strategies to enter a market traditionally dominated by established utilities. The Company believes its NMR services offer a state-of-the art solution to the demands created by the increased regulatory and competitive pressures within the energy service industry. CellNet's proven, efficient, low-cost, scaleable NMR service enables both established electric and gas utilities and new power market participants to implement time-of-use pricing plans, peak demand monitoring, load forecasting activities, real-time responses to billing inquiries and power outage detection, on-demand meter reads, customized billing functions, and customer access to consumption, rate and billing information. CellNet's system allows utilities to respond effectively to regulatory changes, reduce costs and enhance their operating efficiencies, defer capital spending and implement customer retention plans and facilitate market entrance by new power market participants. See "--Changes in the Electric Utility Industry" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    The Company is actively targeting the largest Metropolitan Statistical Areas ("MSAs"), and consolidated Metropolitan Statistical Areas ("CMSAs"), which together represent a majority of the approximately 230 million electric, gas and water meters in the United States, and other areas of high population density, state-by-state, as deregulation becomes effective. The Company believes that utilities and power market participants operating in or entering these densely populated areas will be most affected by increasing competitive and regulatory pressures. These pressures will likely prompt established utilities to improve their efficiency and service levels, and the Company believes that its network and services would facilitate this improvement. However, the utility industry has generally been characterized by long purchasing cycles and cautious decision making. Although the uncertainty surrounding proposed regulatory changes in some states may have caused, and may continue to cause, additional delays in purchasing decisions by established electric and gas utilities, the Company believes that actual implementation of utility deregulation will ultimately accelerate purchasing decisions by established utilities. See "Risk Factors--Dependence on and Uncertainty of Market Acceptance." The Company is evaluating new opportunities arising from deregulation. CellNet's open systems architecture is designed for deployment strategies focused either on established utilities or new power market participants, or both, without requiring significant modifications to CellNet's network system. See "Business Strategy."

    The Company has existing long-term contracts to provide NMR services to Kansas City Power & Light Company ("KCPL") for approximately 420,000 meters, AmerenUE (formerly known as the Union Electric Company) ("UE") for approximately 800,000 meters, Northern States Power Company ("NSP") for approximately 1,000,000 meters, Pacific Gas & Electric Company ("PG&E") for approximately 30,000 meters, Puget Sound Energy, Inc. ("PSE") for approximately 700,000 meters and Indianapolis Power & Light Company ("IP&L") for approximately 415,000 meters. Of the 3,365,000 meters covered under these contracts, approximately 956,000 meters were in revenue service as of March 31, 1998. Each of these contracts results from the Company's "saturation deployment" strategy for providing NMR services to existing utilities. Under this strategy, the Company builds out a network to cover every meter in a utility's designated service area. The strategy allows coverage of all of the energy consumers in those service areas. To implement the strategy, the Company builds out its wide area network ("WAN") and local area network ("LAN") concurrently. The network begins generating revenue shortly after meters come on-line, and new meters can be added incrementally. The Company has ongoing discussions concerning additional contracts of a similar kind with other utilities in the United States.

    The Company began actively targeting new power market participants in September 1997. To date, the Company has entered into contracts with eight energy service providers and two energy aggregators, including contracts with nonregulated power marketing arms of the nation's large utilities and energy providers for the provision of NMR services in California, including Energy Pacific, New West Energy, Duke Solutions and the Electric Clearinghouse, a subsidiary of NGC Corp. The Company expects to enter into similar arrangements with additional power market participants both in California and in other states where deregulated markets open up further opportunities for the deployment of the Company's networks. Each of these contracts results from the Company's alternative "broad deployment" strategy, which is a slight variation of the Company's saturation deployment strategy outlined above. Under the Company's broad deployment strategy, the Company first deploys its WAN in service areas where the largest consumers of energy are located and where energy consumers and other power market participants are most likely to value the Company's services and/or to concentrate their marketing efforts. As contracts for the provision of NMR services are obtained, the Company builds out its LAN on an incremental basis as necessary to service those customers or for advanced coverage of certain areas. Broad deployment offers energy service providers who lack the established utilities' designated geographical customer bases the flexibility to build as they grow or to pursue particular market niches. It also offers established utilities, which are not yet prepared to commit resources to a long-term saturation deployment project, the opportunity to cover a portion of their customers initially and to increase coverage in their service areas over time, potentially to all of their meters.

    By using networks deployed under either the saturation or broad deployment strategy, the Company is also able to offer NMR information metering services directly to energy consumers, to the extent that the information provided by such services is not being made available to them by their own utility or energy service provider. Use of these networks also allows the Company to offer sub-metering NMR services to industrial and commercial customers who desire to itemize their overall energy usage by monitoring the energy consumption of particular heating, ventilation and air conditioning ("HVAC") system components, individual manufacturing processes or pieces of equipment, individual departments, etc.

    The Company believes its spectrum-efficient networks will have substantial excess capacity to service non-utility applications requiring low-cost monitoring of fixed endpoints. Potential non-utility applications of the Company's systems include remote status monitoring of home security systems, vending machines, office equipment, parking meters and other equipment and remote control of traffic lights. The Company is working with industry leaders such as Honeywell, Inc., Real Time Data, Inc., and Interactive Technologies, Inc. to develop such applications. The Company believes that its utility networks will provide an excellent platform to position the Company as a leading wholesale provider of wireless data communications services for such non-utility applications.

    The Company believes that a significant international market also exists for its services with several hundred million electric, gas and water meters outside of the United States and comparable opportunities for non-utility applications. The Company is pursuing international markets through a joint venture with Bechtel Enterprises, Inc. ("BEn"). The joint venture, BCN Data Systems L.L.C. ("BCN"), has concentrated its initial efforts on entering the market in the United Kingdom and is also considering opportunities in Australia and elsewhere. See "Business Strategy-Pursue International Expansion."

                              RECENT DEVELOPMENTS

    SATURATION DEPLOYMENT. The Company continues to expand its utility customer base through new arrangements to provide NMR services to utility customers. In March 1998, the Company reached a preliminary understanding with C3 Communications ("C3"), a non-regulated subsidiary of Central and South West Corporation, to jointly deploy up to 350,000 meters and provide NMR services in four states.

    In October 1997, the Company announced that it had reached an agreement with PSE to deploy 700,000 meters to provide NMR services. The term of this agreement is for 15 years. This long-term contract commitment from PSE represents a substantial increase from the 15,000 meter Initial Service

Agreement reached between the Company and PSE in 1996 and demonstrates the success of that initial project.

    BROAD DEPLOYMENT. The Company initiated its broad deployment strategy in September 1997. To date, the Company has entered into service agreements with energy service providers and energy aggregators including: Keystone Energy; Friendly Power Company; Commonwealth Energy Corp.; Duke Solutions; the Electric Clearinghouse, a subsidiary of NGC Corp; Montana Power Group; New West Energy; Energy Pacific; The Association of Bay Area Governments, which is an association that will make collective power purchases for 64 local San Francisco Bay Area governments; and the School Project for Utility Rate Restriction, a joint power agency representing 229 Northern California school districts, community colleges and county offices. These contracts generally have terms of one to five years and provide that the market participant will use the Company's NMR services for their customers in the geographic areas where the Company completes a network. Currently, the Company is building networks in a number of cities in Northern and Southern California. The contracts do not require that the participant provide any minimum number of customers and, accordingly, the Company is dependent on the participants' success in attaining and retaining customers.

    STRATEGIC DEVELOPMENTS. In March 1998, the Company received approval from the major energy utilities as a Meter Data Management Agent ("MDMA") and approval from the California Public Utilities Commission ("CPUC") as a Meter Service Provider ("MSP") for California's deregulated power market. CellNet is the first non-utility company in the U.S. to be authorized by the CPUC to provide meter services.

    Also in March 1998, the Company reached an agreement to provide NMR services to 71 Circuit City stores in California. Under the terms of the agreement, CellNet will provide Circuit City with metering data relating to in-store electricity consumption stated in hourly intervals. Circuit City may access this data on the Internet through a CellNet-operated website.

    In January 1998, the Company announced a strategic partnership with Landis & Gyr, Inc. ("Landis & Gyr"), a global supplier of advanced metering products, customer management systems and software for the electric utility industry. Together, the Company and Landis & Gyr intend to incorporate CellNet's data communications technology into the recently released Altimus electricity metering system. Altimus is an innovative solid state, residential electricity metering system designed for the electric power industry.

    FINANCING. On September 24, 1997, the Company received an aggregate of approximately $332.3 million from the sale of its 14% Senior Discount Notes due 2007 (the "1997 Notes") and warrants to purchase Common Stock. All holders of the Company's 13% Senior Discount Notes due 2005 (the "1995 Notes") tendered and exchanged their 1995 Notes for 1997 Notes having an initial accreted value of $231.0 million. The net proceeds from the 1997 Notes to the Company were approximately $96.3 million.

                            THE PREFERRED SECURITIES

Issuer.......................................  CellNet Funding, LLC is a special purpose limited liability company recently formed
                                               under the laws of the State of Delaware. All
                                               of its common limited liability company
                                               securities (the "Common Securities") are
                                               owned directly by CellNet. Funding will
                                               conduct no business and have no assets or
                                               liabilities except as described herein. See
                                               "Funding."

Securities...................................  3,000,000 of Funding's    % Exchangeable
                                               Limited Liability Company Preferred
                                               Securities Mandatorily Redeemable 2010,
                                               having an aggregate liquidation preference of
                                               $75 million (3,450,000 Preferred Securities
                                               and $86.25 million liquidation preference if
                                               the Underwriter's over-allotment option is
                                               exercised in full).

Mandatory Redemption Date....................  May 1, 2010.

Liquidation Preference.......................  $25 per Preferred Security, plus accrued and unpaid dividends.

Dividends....................................  The Preferred Securities will accrue
                                               dividends at the rate of     % per annum and
                                               dividends will be payable quarterly on
                                               February 1, May 1, August 1 and November 1 of
                                               each year (each, a "Dividend Payment Date"),
                                               commencing August 1, 1998 to holders of
                                               record on the corresponding record dates. The
                                               first dividend payment of $     per Preferred
                                               Security will be for the period from the
                                               Closing Date (as defined below) to and
                                               including July 31, 1998 and will be payable
                                               on August 1, 1998. Dividends on the Preferred
                                               Securities will accrue and be cumulative from
                                               the closing date of the Offering (the
                                               "Closing Date").

Mandatory Redemption by Funding..............  Unless earlier redeemed, the Preferred
                                               Securities must be redeemed (the "Mandatory
                                               Redemption"), out of funds held by Funding
                                               legally available therefor, at a redemption
                                               price of 100% of the liquidation preference
                                               thereof plus accrued and unpaid dividends, if
                                               any, to the Mandatory Redemption Date.

Method of Redemption Price and Dividend
  Payments...................................  Through and including August 1, 2001, dividends on the Preferred Securities will be
                                               payable in cash. Thereafter, dividends on the
                                               Preferred Securities will be payable, and at
                                               any time any redemption price (including at
                                               the Mandatory Redemption Date) may be paid,
                                               in each case at Funding's option (i) in cash,
                                               (ii) by delivery of Common Stock, valued at
                                               90% of the Average Market Value (as defined

                                               below) of the Common Stock in the case of
                                               dividend payments or payment of the
                                               redemption price pursuant to an Optional
                                               Redemption (as defined herein), respectively,
                                               and 100% of the Average Market Value of the
                                               Common Stock in the case of payment of the
                                               redemption price pursuant to the Mandatory
                                               Redemption or (iii) in any combination of
                                               cash and shares of Common Stock; provided
                                               that any payment must be made in cash to the
                                               extent Funding shall have sufficient cash
                                               legally available to make all or any portion
                                               of such payment with respect to the Preferred
                                               Securities.

                                               "Average Market Value" of the Common Stock
                                               means the average of the Current Market Value
                                               for the ten trading days ending on the second
                                               business day prior to the applicable date of
                                               payment. "Current Market Value" of the Common
                                               Stock means (i) the Volume Weighted Average
                                               Price, as reported on the Nasdaq National
                                               Market or (ii) the average of the high and
                                               low sales prices of the Common Stock, if
                                               reported on any other national securities
                                               exchange.

Exchange Rights of Holders...................  The Preferred Securities are exchangeable with Funding at any time prior to the
                                               Mandatory Redemption Date (unless earlier
                                               redeemed), in whole or in part, at the option
                                               of the holders, into shares of Common Stock
                                               at an initial exchange rate of       shares
                                               of Common Stock per $25 liquidation
                                               preference of Preferred Securities
                                               (equivalent to an exchange price of $    per
                                               share of Common Stock), subject to adjustment
                                               as described under "Description of the
                                               Preferred Securities--Exchange
                                               Rights--Exchange Rate Adjustments," or an
                                               aggregate of       shares of Common Stock
                                               (based on the exchange rate on the Closing
                                               Date), representing approximately     % of
                                               the outstanding Common Stock on a fully
                                               diluted basis as of         . The Common
                                               Stock is currently quoted on the Nasdaq
                                               National Market under the symbol "CNDS." On
                                               April 22, 1998, the last reported sale price
                                               for the Common Stock on the Nasdaq National
                                               Market was $14.06 per share. Generally, such
                                               exchange with Funding, in whole or in part,
                                               should not be a taxable event to the holders.
                                               See "Certain United States Federal Income Tax
                                               Considerations." Holders of Preferred
                                               Securities at the close of business on a
                                               dividend record date will be entitled to
                                               receive the dividend payable on such
                                               Preferred Securities on the corresponding
                                               Dividend Payment Date notwithstanding the
                                               exchange of

                                               such Preferred Securities following such
                                               dividend record date but prior to such
                                               Dividend Payment Date. Except as provided in
                                               the immediately preceding sentence, neither
                                               Funding nor CellNet will make, or be required
                                               to make, any payment, allowance or adjustment
                                               for accumulated and unpaid dividends, whether
                                               or not in arrears, on exchanged Preferred
                                               Securities. Following any exchange at the
                                               election of a holder of such holder's
                                               Preferred Securities into Common Stock,
                                               dividends will cease to accrue on such
                                               Preferred Securities and such holder will not
                                               be entitled to participate in the proceeds
                                               from the Treasury Strips (as defined herein)
                                               held by Funding. See "Description of the
                                               Preferred Securities--Exchange Rights."

Automatic Exchange by Funding................  The Preferred Securities will be automatically exchanged for Common Stock at
                                               any time after the Closing Date and on or
                                               prior to May 1, 2001, at an exchange price of
                                               $    per share in the event that the Current
                                               Market Value of the Common Stock equals or
                                               exceeds the following trigger percentages
                                               (the "Trigger Percentages") of the exchange
                                               price then in effect for at least 20 trading
                                               days in any consecutive 30-day trading period
                                               during the 12 month period ending on May 1 of
                                               the indicated year:

                                                            YEAR      TRIGGER PERCENTAGE
                                                          ---------  ---------------------
                                                            1999              170   %
                                                            2000              160
                                                            2001              150

                                               In any consecutive 30 day trading period that
                                               includes trading days before and after May 1,
                                               1999 or May 1, 2000, the applicable Trigger
                                               Percentage for each trading day in the
                                               trading period shall be used in order to
                                               determine whether an Exchange Event has
                                               occurred.

                                               Upon any Automatic Exchange, Funding will
                                               make a payment in cash (the "Dividend
                                               Make-Whole Payment") with respect to the
                                               Preferred Securities which are exchanged in
                                               an amount equal to the liquidation proceeds
                                               of any remaining U.S. Treasury strips
                                               ("Treasury Strips") held by Funding.
                                               Following any Automatic Exchange, dividends
                                               will cease to accrue on such Preferred
                                               Securities. See "--Use of Proceeds and
                                               Structure." Funding will be obligated to make
                                               the Dividend Make-Whole Payment on all
                                               Preferred Securities automatically exchanged.
                                               The Dividend Make-Whole Payment

                                               must be made in cash. See "Description of the
                                               Preferred Securities--Automatic Exchange."

Optional Redemption by Funding...............  At any time on or after May 1, 2001, the
                                               Preferred Securities will be redeemable at
                                               the option of Funding (the "Optional
                                               Redemption"), at a redemption price equal to
                                               the percentage of the liquidation preference
                                               set forth below plus accrued and unpaid
                                               dividends, if any, to the date of redemption
                                               (the "Optional Redemption Date"), if redeemed
                                               in the 12 month period beginning on May 1 of
                                               the indicated year:

                                                            YEAR     REDEMPTION PRICE
                                                          ---------  ----------------
                                                            2001                   %
                                                            2002
                                                            2003
                                                            2004
                                                            2005
                                                            2006
                                                            2007
                                                            2008
                                                            2009
                                                            2010            100.000


Voting Rights................................  Except as described below or provided by law, the holders of the Preferred Securities will
                                               not have any voting rights. The Limited
                                               Liability Company Agreement of Funding, (the
                                               "Operating Agreement") provides that Funding
                                               may not amend the Operating Agreement so as
                                               to affect adversely the specific rights,
                                               preferences, privileges or voting rights of
                                               holders of Preferred Securities, or cause the
                                               dissolution, winding-up or termination of
                                               Funding, without the affirmative vote or
                                               consent of the holders of at least a majority
                                               of the outstanding Preferred Securities,
                                               voting or consenting, as the case may be,
                                               separately as one class. Furthermore, the
                                               Certificate of Designation provides that
                                               CellNet may not, without the approval of the
                                               holders of a majority of the Redeemable
                                               Preferred Stock of CellNet (the "CellNet
                                               Preferred Stock") which will be held by
                                               Funding, amend the Certificate of
                                               Incorporation of CellNet so as to have a
                                               material adverse effect on the specific
                                               rights, preferences, privileges or voting
                                               rights of the holders of the CellNet
                                               Preferred Stock with respect to the CellNet
                                               Preferred Stock, or cause the dissolution,
                                               winding- up or termination of Funding or
                                               CellNet. Funding will initially be the sole
                                               holder of the CellNet Preferred Stock.
                                               Funding has agreed not to grant such approval
                                               without the consent of the holders of a

                                       12

                                               majority of the Preferred Securities then
                                               outstanding.

Listing......................................  Application will be made for quotation of the
                                               Preferred Securities on the Nasdaq National
                                               Market. The shares of Common Stock payable as
                                               dividends on the Preferred Securities,
                                               payable in connection with a redemption of
                                               Preferred Securities or issuable in
                                               connection with an Automatic Exchange will be
                                               quoted on the Nasdaq National Market.

Ranking......................................  The Preferred Securities will be senior to all classes of common securities of Funding.
                                               The Operating Agreement will not permit
                                               Funding to incur any indebtedness or
                                               liabilities or issue any securities except
                                               common securities to CellNet and the
                                               Preferred Securities. See "Description of the
                                               Preferred Securities--Ranking" and
                                               "Description of CellNet Preferred
                                               Stock--Ranking."

Use of Proceeds and Structure................  On the Closing Date, Funding will purchase, and place in escrow, Treasury Strips in an
                                               amount anticipated to be sufficient to fund
                                               the cash payment of the first 13 dividends.
                                               It is expected that approximately $
                                               million of Treasury Strips will be purchased,
                                               but the precise amount of Treasury Strips to
                                               be purchased will depend on market rates for
                                               U.S. government securities on the Closing
                                               Date. On the Closing Date, the entire
                                               proceeds of this Offering, less the amount
                                               used to purchase Treasury Strips, will be
                                               used to pay the purchase price of $
                                               million ($    million, if the Underwriter's
                                               over-allotment option is exercised in full)
                                               of CellNet Preferred Stock. In the event such
                                               proceeds do not equal $    million ($
                                               million, if the Underwriter's over-allotment
                                               option is exercised in full), CellNet will
                                               provide Funding with cash in an amount, or
                                               distribute to Funding shares of Common Stock
                                               in a number that, when sold by Funding in the
                                               open market, will be sufficient to eliminate
                                               such cash shortfall. Dividends on the CellNet
                                               Preferred Stock will, at the option of
                                               CellNet, be payable either in cash, shares of
                                               Common Stock or any combination of cash and
                                               Common Stock. Such shares may, at the option
                                               of Funding, be used to pay dividends on the
                                               Preferred Securities or sold to raise funds
                                               to pay cash dividends on the Preferred
                                               Securities. See "--Method of Redemption Price
                                               and Dividend Payments."

                                  RISK FACTORS

    SEE "RISK FACTORS," IMMEDIATELY FOLLOWING THIS SUMMARY, FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONJUNCTION WITH AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING RISKS RELATED TO HISTORICAL AND ANTICIPATED OPERATING LOSSES, NEGATIVE CASH FLOWS AND SUBSTANTIAL INDEBTEDNESS.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data for the years ended December 31, 1997, 1996 and 1995, and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included herein. The consolidated statement of operations data for the years ended December 31, 1994 and 1993, and the consolidated balance sheet data at December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data for the three months ended March 31, 1998 and 1997 and the consolidated balance sheet data at March 31, 1998 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the three months ended March 31, 1998 or any other period are not necessarily indicative of future results.

                                                THREE MONTHS
                                                   ENDED
                                                 MARCH 31,                       YEAR ENDED DECEMBER 31,
                                            --------------------  -----------------------------------------------------
                                              1998       1997       1997       1996       1995       1994       1993
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                (UNAUDITED)

                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................  $   2,269  $     979  $   5,842  $   1,669  $   2,126  $   1,651  $   1,757
Costs and expenses:
  Cost of revenues........................      5,229      3,643     18,907      8,429      4,965      1,109      1,741
  Research and development................      7,024      6,396     27,524     25,394     20,883      9,091      4,979
  Marketing and sales.....................      3,051      1,739     10,148      6,021      4,114      3,179      1,408
  General and administrative..............      3,624      4,427     15,670     12,036      6,258      2,353      1,206
  Depreciation and amortization...........      4,179      2,465     11,973      6,123      2,295        992        665
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses..............     23,107     18,670     84,222     58,003     38,515     16,724      9,999
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations......................    (20,838)   (17,691)   (78,380)   (56,334)   (36,389)   (15,073)    (8,242)
Equity in loss of unconsolidated
  affiliate...............................       (351)      (358)    (2,834)    --         --         --         --
Other income (expense)....................     (9,027)    (3,954)   (21,252)   (16,355)    (4,564)       441       (148)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before income taxes and extraordinary
  loss on early extinguishment of 1995
  Senior Notes............................    (30,216)   (22,003)  (102,466)   (72,689)   (40,953)   (14,632)    (8,390)
Provision for income taxes................     --              1          1          5          3          2          1
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before extraordinary loss on early
  extinguishment of 1995 Senior Notes.....    (30,216)   (22,004)  (102,467)   (72,694)   (40,956)   (14,634)    (8,391)
Extraordinary loss on early extinguishment
  of 1995 Senior Notes....................     --         --        (11,417)    --         --         --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss..................................  $ (30,216) $ (22,004) $(113,884) $ (72,694) $ (40,956) $ (14,634) $  (8,391)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted earnings per share(1):
Loss per share before extraordinary loss
  on early extinguishment of 1995 Senior
  Notes...................................  $   (0.73) $   (0.59) $   (2.59) $   (6.08) $  (13.93) $  (13.02) $  (13.38)
Extraordinary loss on early extinguishment
  of 1995 Senior Notes....................     --         --          (0.29)    --         --         --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per share......  $   (0.73) $   (0.59) $   (2.88) $   (6.08) $  (13.93) $  (13.02) $  (13.38)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per
  share...................................     41,139     37,701     39,506     11,963      2,939      1,124        627
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER OPERATING DATA (UNAUDITED):
EBITDA(2).................................  $ (15,255) $ (13,227) $ (61,159) $ (42,743) $ (29,338) $ (13,539) $  (7,493)
Capital expenditures......................     21,398     13,003     59,106     46,493     17,491      3,769        535
Deficit of earnings to fixed charges(5)...     30,492     22,231    102,679     74,226     41,411     --         --
CASH FLOW DATA:
Used for operating activities.............  $ (12,924) $ (12,964) $ (57,095) $ (41,160) $ (25,014) $ (14,638) $  (9,091)
Provided by (used for) investing
  activities..............................    (25,933)     4,507    (53,253)    (3,665)  (110,323)   (12,817)    (3,424)
Provided by (used for) financing
  activities..............................       (149)        75     97,228    121,039    170,852     34,036     16,201

                                                                           AS OF           AS OF DECEMBER 31,
                                                                         MARCH 31,   -------------------------------
                                                                           1998        1997       1996       1995
                                                                        -----------  ---------  ---------  ---------
SELECTED OTHER DATA (UNAUDITED):
  Meters under contract(3)............................................   3,365,000   3,365,000  2,235,000  1,070,000
  Meters in revenue service(3)........................................     956,000     774,000    363,000     18,000

                                                            AS OF MARCH 31, 1998           AS OF DECEMBER 31,
                                                          -------------------------  -------------------------------
                                                           ACTUAL    AS ADJUSTED(4)    1997       1996       1995
                                                          ---------  --------------  ---------  ---------  ---------
                                                                 (UNAUDITED)                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......  $ 109,860    $   -         $ 148,058  $ 178,875  $ 143,797
Total assets............................................    278,759        -           293,985    259,551    184,306
Long-term obligations, including current portion........    280,993        -           269,551    207,852    183,348
Series CC redeemable convertible preferred stock........     --            -            --         --         29,486
Total stockholders' equity (deficit)....................    (27,640)       -             2,264     40,245    (38,103)

------------

(1) See Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing net loss per share.

(2) EBITDA consists of operating loss before interest expense, taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the wireless communications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than EBITDA for other companies.

(3) "Meters under contract" refers to the aggregate number of meters for which the Company has agreed to provide NMR services under services agreements with utilities, and "Meters in revenue service" refers to the aggregate number of meters under contract which have been installed on the Company's networks and for which the Company is receiving NMR service revenues.

(4) Information with respect to the as adjusted balance sheet of the Company includes the proceeds received from the issuance of the Preferred Securities and the shares of CellNet Preferred Stock issued in connection with the Offering.

(5) Deficit of earnings to fixed charges is calculated as follows: earnings (loss before taxes on income, equity in loss of affiliate and interest expense, including that portion of rental expense the Company believes to be representative of interest (i.e., one-third of rental expense), and not including capitalized interest) plus fixed charges (interest expense, including capitalized interest and that portion of rental expense the Company believes to be representative of interest (i.e. one-third of rental expense)).

                                  RISK FACTORS

    AN INVESTMENT IN THE PREFERRED SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, SHOULD BE CONSIDERED WHEN EVALUATING AN INVESTMENT IN THE COMPANY. THIS PROSPECTUS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS DATA COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES, AND ITS EXPECTED REVENUES, EXPENSES AND CAPITAL EXPENDITURES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AND THE VARIATIONS MAY BE MATERIAL. THE DISCUSSION SET FORTH BELOW CONTAINS CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS.

DEPENDENCE ON AND UNCERTAINTY OF MARKET ACCEPTANCE

    The Company's success will be almost entirely dependent on whether established utilities and other parties, including new power market participants, sign services contracts with CellNet or enter into other arrangements which allow CellNet to install NMR networks servicing a substantial number of meters.

    Because automation of utility meter reading and distribution is a relatively new and evolving market and is likely to be significantly affected by deregulation, it is difficult to predict the future growth rate and size of this market. Utilities are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. The CellNet system is one possible solution for automated meter reading and distribution. There can be no assurance that the Company will be successful in achieving the large-scale adoption of its system. In the event that the utilities or other parties, including new power market participants, do not adopt the Company's technology, or do so less rapidly than expected by the Company, the Company's future results, including its ability to service its indebtedness and achieve positive cash flow or profitability, will be materially and adversely affected. In recent competitive bids, potential electric and gas utility customers and new power market participants have selected competing systems to those offered by the Company and potential utility customers and new power market participants, from time to time, may select competing services in the future. See "--Substantial and Increasing Competition" and "Business--Competition."

    Any decision by an energy provider to utilize the Company's services will involve significant organizational, technological and financial commitments. The utility industry historically is characterized by long purchasing cycles and cautious decision making. Utilities typically undergo numerous steps before making a final purchase decision. These steps, which can take up to several years to complete, may include the formation of a committee to evaluate the purchase, the review of different technical options with vendors, performance and cost justifications, regulatory review and the creation and issuance of requests for quotes and proposals, as well as the utilities' normal budget approval process. Although the uncertainty surrounding proposed regulatory changes in some states may have caused, and may continue to cause, additional delays in purchasing decisions by established utilities, the Company believes that implementation of utility deregulation will ultimately accelerate the utility decision-making process. Purchases of the Company's services are, to a substantial extent, deferrable in the event that utilities seek to limit capital expenditures or decide to defer such purchases for other reasons. Only a limited number of utilities have made a commitment to purchase the Company's services to date, and there can be no assurance as to when or if the Company will enter into additional services contracts or that any such contracts would be on terms favorable to the Company. See "Business."

    With the advent of utility industry deregulation, the Company is seeking opportunities to provide its NMR services to other parties, including new power market participants. The Company believes it is well-positioned to offer competitive advantages to established utilities and other parties, including new power market participants. Although the Company has entered into several contracts with new power market participants and other parties, there can be no assurance that the Company will be able to enter into contracts covering a sufficient number of meters to recoup its costs of deployment, on terms favorable to the Company, or at all. The Company's ability to enter into contracts with other parties, including new power market participants, depends, in part, on the timing and type of deregulation in each state. The Company also anticipates that under contracts with other parties, including new power market participants, it would build out its networks, at least in part, before the capacity was fully committed. See "Business Strategy." For these reasons, the Company's ability to obtain financing for the capital expenditures associated with these contracts may be limited. The Company believes, however, that it will be able to defer a significant portion of the required capital expenditures by building out its networks incrementally as needed, and that the new power market participants and other parties would lease or acquire the endpoints from the Company, reducing the Company's costs. The Company also anticipates that its contracts with new power market participants and other parties will be shorter-term than those it has entered into with established utilities, and the revenues may therefore not fully cover the costs of network build-out and associated operating costs. The Company intends to reduce this risk by marketing its services to a wide range of new power market participants and other parties, but there can be no assurance that the Company will be successful in such marketing efforts, or that the new power market participants and other parties will be successful in capturing any significant share of the energy service market.

UNCERTAINTY OF FUTURE REVENUES; NEED FOR ADDITIONAL SERVICES CONTRACTS AND
  FLUCTUATING OPERATING RESULTS

    The timing and amount of future revenues will depend almost entirely upon the Company's ability to obtain new services agreements with established utilities and other parties including new power market participants and upon the successful deployment and operation of the Company's wireless data communications networks. The signing of any new services contracts for saturation or broad deployments is expected to occur on an irregular basis. The Company expects that it will generally take two to four years to complete the installation of each saturation deployment network after a services contract has been signed. Service revenues from both types of such networks are not expected to exceed the Company's capital investments and expenses incurred to deploy and operate such networks for several years. The Company will not begin to receive recurring revenues under a services contract until portions of the network become operational, which is expected to occur in saturation deployments no earlier than six months after the execution of the applicable services contract. The Company begins to incur capital expenditures for the construction of networks used in broad deployments and does not begin to receive recurring revenues until portions of the network become operational. The Company's results of operations may be adversely affected by delays or difficulties arising in the network installation process. The cost of network deployments will be highly variable and depend upon a wide variety of factors, including radio frequency characteristics, the size of a service territory and density of endpoints within such territory, cost of site leases, the nature and sophistication of services being provided, the cost of spectrum acquisition, local labor rates and other economic factors.

    CellNet currently derives almost all of its revenues from long-term services contracts with a limited number of established utilities. During 1997, approximately 88% of the Company's revenues were derived from its contracts with KCPL and UE and during the first three months of 1998, 94% of the Company's revenues were derived from its contracts with KCPL, UE and NSP. The Company will not generate sufficient cash flow to service its indebtedness or achieve profitability unless it enters into additional services contracts covering a significant number of additional meters. There can be no assurance that the Company will complete commercial deployments of the CellNet system under current services contracts successfully or that it will obtain enough additional services contracts on satisfactory terms for network deployments in a sufficient number of locations to allow the Company to achieve adequate cash flow to service its indebtedness or achieve positive cash flow or profitability. The Company's operating results will fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including the rate at which established utilities and new power market participants enter into new services contracts, general economic conditions, economic conditions in the utility industry, the effects of governmental regulations and regulatory changes, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold, pricing changes and new service introductions by the Company and its competitors and prices charged by suppliers. In response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into strategic relationships or investments that could result in a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF ACCEPTANCE OF AND DEPENDENCE ON OTHER APPLICATIONS

    The Company's long-term business plan contemplates the generation of a significant percentage of future revenues from non-utility services. Potential non-utility applications of the Company's systems include home security, remote status monitoring of vending machines, office equipment and parking meters and other equipment and remote control of traffic lights. The Company believes its future ability to service its indebtedness and to achieve profitability will depend, in part, upon its success in generating substantial revenues from such additional services. The Company is working with industry leaders such as Honeywell, Inc., Real Time Data, Inc., and Interactive Technologies, Inc. to develop such applications. However, there is no assurance any of these activities will result in the successful development or commercial introduction of any such services. The Company currently has no services contracts which provide for the implementation of such services, and the Company has not yet completed development or deployed any such services on a commercial scale. In addition, unless the Company is successful in deploying its wireless networks in targeted service areas, the Company may not be able to offer any such services in such areas or may be able to offer these services only on a limited basis. See "Business-- Business Strategy."

DEPENDENCE ON BUSINESS RELATIONSHIPS TO ACHIEVE MARKET PENETRATION

    A key element of the Company's business strategy is the formation of corporate relationships with leading companies. The Company is currently investing, and plans to continue to invest, significant resources to develop these relationships. The Company believes that its success in penetrating markets for utility and non-utility applications of its network will depend in large part on its ability to maintain these relationships and to cultivate additional or alternative relationships. There can be no assurance that the Company will be able to develop additional corporate relationships with such companies, that existing relationships will continue or be successful in achieving their purposes or that such companies will not form competing arrangements. See "Business--Business Strategy--Form Strategic Alliances."

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT; SUBSTANTIAL FUTURE CAPITAL
  NEEDS

    The Company has substantial outstanding indebtedness, including $654.1 million in aggregate principal amount at maturity of the 1997 Notes. The Company will be required to pay cash interest on the 1997 Notes commencing April 1, 2003 and repay the 1997 Notes on October 1, 2007. CellNet intends to incur substantial additional indebtedness, primarily in connection with installing future networks. As a result, CellNet will have substantial debt service obligations. The Company's capital expenditures will increase significantly if new services contracts are signed, and the Company expects that its cash flow, in part due to increased capital expenditures, will be increasingly negative over the next several years. The ability of the Company to meet its debt service requirements will depend upon achieving significant and sustained growth in the Company's cash flow, which will be affected by a number of factors, including its success in implementing its business strategy, prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company's ability to generate such cash flow is subject to a number of risks and contingencies. Included among these risks are the possibilities that:

(i) the Company may not obtain sufficient additional services agreements or complete scheduled installations on a timely basis, (ii) revenues may not be generated quickly enough to meet the Company's operating costs and debt service obligations, (iii) the operating and/or capital costs associated with the installation and maintenance of the network could be higher than projected, (iv) the Company's wireless systems could experience performance problems, or (v) adoption of the Company's services within a network could be less widespread than anticipated. Accordingly, there can be no assurance as to whether or when the Company's operations will generate positive cash flow or become profitable or whether the Company or its subsidiaries will at any time have sufficient resources to meet their debt service obligations. If the Company is unable to generate sufficient cash flow or obtain alternate liquidity to service its indebtedness, it will have to take actions such as to reduce or delay planned capital expenditures, sell assets, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that effecting any of these strategies would yield sufficient proceeds to make the required payments on any of the Company's indebtedness. In particular, there is a risk that the Company would be unable, if needed, to refinance the 1997 Notes prior to the date cash interest payments become due and payable on the 1997 Notes or at their maturity date, given uncertainty about prevailing capital market conditions, the Company's then performance and financial position and the Company's projected high levels of indebtedness. Such inability to refinance the 1997 Notes could result in cross-defaults under other indebtedness and may limit the Company's ability to meet its obligations in respect of the CellNet Preferred Stock and Funding's ability to meet its obligations in respect of the Preferred Securities.

    In addition, the degree to which the Company is leveraged could have significant consequences, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, research and development, acquisitions, and other general corporate purposes may be materially limited or impaired, (ii) the Company's cash flow, if any, cannot be used in the Company's business as a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, and (iii) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions.

    The Company will require substantial additional funds for the development, commercial deployment and expansion of its networks, and for funding operating losses. As of March 31, 1998, the Company had $109.9 million in cash, cash equivalents and short-term investments. The Company intends to raise a substantial amount of additional capital in 1998 (in addition to this Offering) and expects that it will continue to require substantial amounts of additional capital in the future. Depending upon the number and timing of any new services agreements and upon the associated network deployment costs and schedules, the Company may require additional equity or debt financing earlier than estimated in order to fund its working capital and other requirements. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In the event that the Company is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments on its indebtedness, the Company could be in default under the terms of the agreements governing its indebtedness. In the event of such default, the holders of such indebtedness and other liabilities would have certain enforcement rights, including the right to accelerate such indebtedness and the right to commence an involuntary bankruptcy proceeding against the Company.

HISTORY AND CONTINUATION OF OPERATING LOSSES

    The Company has incurred substantial and increasing operating losses since inception. As of March 31, 1998, the Company had an accumulated deficit of $311.8 million, primarily resulting from expenses incurred in the development of the Company's wireless data communications system, marketing of the Company's NMR, distribution automation and other services, the installation of its wireless data communications networks and the payment of other normal operating costs.

    The Company does not expect significant revenues relative to anticipated operating costs during 1998 and expects to incur substantial and increasing operating losses and negative net cash flow after capital expenditures for the foreseeable future as it expands its research and development and marketing efforts and installs additional networks. The Company expects that its receipt of network service revenues will lag the signing of the related services agreements by a minimum of six months and that it will generally take two to four years to complete installation of a network after each services agreement has been signed. The Company's network service revenues from a particular network are expected to lag significantly behind network installation expenses until such network is substantially complete. If the Company is able to deploy additional networks, the losses created by this lag in revenues are expected to increase until the revenues from the installed networks overtake the costs associated with the deployment and operation of such additional networks. Accordingly, the Company does not expect positive cash flow after capital expenditures from its NMR services operations for several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL AND INCREASING COMPETITION

    The emerging market for utility NMR systems, the deregulation of the electric utility industry and the potential market for other applications once a common infrastructure is in place, have led electronics, communications and utility product companies to begin developing various systems, some of which currently compete, and others of which may in the future compete, with the CellNet system. Deregulation will likely cause competition to increase. The Company believes that its only significant direct competitor in the marketplace at present is Itron, Inc. ("Itron"), an established manufacturer and seller of hand-held and drive-by automated meter reading ("AMR") equipment for utilities. Itron is currently providing to customers its Genesis-TM- system, a radio network system similar to the Company's system, for meter reading purposes.

    There may be many potential alternative solutions to the Company's NMR services including traditional wireless solutions. Motorola is an example of a company whose technology might be adapted for NMR and who might become a competitor of the Company. Mtel has announced that it intends to adapt its technology to offer residential services similar to NMR some time in 1999 over its existing paging network, with the development of endpoint radios and network management capabilities being left to other independent companies. Whisper Communications (formerly, a part of Diablo Research) now offers its True 2 Way-TM- fixed-based radio frequency ("RF") architecture communications technology for automated meter reading and other services and has several trials underway. Metricom, a provider primarily of subscriber-based, wireless data communications for users of portable and desktop computers, is currently involved in the AMR market through trials with Whisper Communications. Schlumberger Industries, Inc. ("Schlumberger") and Greenland are among the companies that have conducted, or are in the process of conducting, pilot trials of utility network automation systems. Several companies are offering telephone-based network automated meter reading services or equipment. Among these are International Teldata and American Innovations. Established suppliers of equipment, services and technology to the utility industry such as Asea Brown Boveri and General Electric could expand their current product and service offerings so as to compete directly with the Company, although they have not yet done so. Many of the Company's present and potential future competitors have substantially greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. While CellNet believes its technology, including its software, is widely regarded as competitive at the present time, there can be no assurance that the Company's competitors will not succeed in developing products, technologies or software that are better or more cost effective. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In addition, if the Company achieves significant success it could draw additional competitors into the market. Traditional providers of wireless services may in the future choose to enter the Company's markets. Such existing and future competition could materially adversely affect the pricing for the Company's services and the Company's ability to sign new services contracts and maintain existing agreements. Competition for services relating to non-utility applications may be more intense than competition for NMR services, and additional competitors may emerge as the Company continues to develop non-utility applications. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Competition."

TECHNOLOGICAL PERFORMANCE AND BUILD-OUT OF THE SYSTEM; RAPID TECHNOLOGICAL
  CHANGE AND UNCERTAINTY

    The Company's initial target market is the monitoring, control and automation of utilities' electric, gas and water meters and distribution networks. There can be no assurance that unforeseen problems will not develop with respect to the Company's technology, products or services, or that the Company will be successful in completing the development and commercial implementation of its technology on a wider scale. The Company must continue to expand and upgrade its capabilities in connection with such commercial implementation, the success of which cannot be assured. There can be no assurance that the Company will be able to develop successfully a full range of endpoint devices. The Company must also continue to develop the hardware enhancements necessary to utilize its system on a commercial basis with a variety of different electric, gas and water meters. The Company's future success will be materially adversely affected if it is not successful or is significantly delayed in continuing technology development and enhancement programs.

    The Company's future success will also depend, in part, on its ability to enhance its existing hardware, software and wireless communications technology. The telecommunications industry has been characterized by rapid, significant technological advances. The advent of computer-linked electronic networks, fiber optic transmission, advanced data digitization technology, cellular and satellite communications capabilities, specialized mobile radio services and personal communications systems ("PCS") and other commercial mobile radio services have radically expanded communications capabilities and market opportunities. Future advances may render the Company's technology obsolete or less cost effective than competitive systems or erode the Company's market position. Many companies from diverse industries are seeking solutions for the transmission of data over traditional communications media, including radio and paging, as well as more recently developed media such as cellular and PCS-based networks. Competitors may be capable of offering significant cost savings or other benefits to the Company's customers, and there can be no assurance that the Company will maintain competitive services or obtain appropriate new technologies on a timely basis or on satisfactory terms. The Company's future performance will also depend significantly on its ability to respond to future regulatory changes. See "Business--Wireless Communications Industry Overview."

    The Company's necessary development efforts will require it to make continued substantial investments. The Company has encountered product development delays in the past affecting both software and hardware components of its system. See "Business--Research and Development."

ACCESS TO RADIO FREQUENCY ("RF") SPECTRUM; REGULATION BY THE FEDERAL
  COMMUNICATIONS COMMISSION ("FCC")

    The Company attempts to obtain exclusive usage of licensed bandwidth and/or secure its own licenses. The Company has focused its spectrum acquisition strategy generally on the largest MSAs and CMSAs in the United States. As of March 31, 1998, the Company had acquired a total of 87 spectrum licenses in 50 of the top 60 MSAs/CMSAs. However, sufficient frequency spectrum may not be available to fully enable the delivery of all or a part of the Company's wireless data communications services or the Company may be required to find alternative frequencies. The cost of obtaining such spectrum is currently difficult to estimate and may involve time delays and/or increased cost to the Company. The Company could also be unable to obtain frequency in certain areas. Any of these circumstances could have a material adverse impact on the Company's future ability to provide its network services and on the Company's business, operating results, financial condition and cash flow. See "Business--Spectrum Regulation."

    The Company's network equipment uses radio spectrum and, as such, is subject to regulation by the FCC. The Company's network equipment uses both licensed RF spectrum allocated for multiple address system ("MAS") operations in the 928/952 MHz band and unlicensed spectrum in the 902-928 MHz band. As the amount of spectrum in the 928/952 MHz band is limited, issuance of these licenses is contingent upon the availability of spectrum in the area(s) for which the licenses are requested. The Company might not be able to obtain licenses to the spectrum it needs in every area in which it has prospective customers. The FCC's current rules, subject to a number of limited exceptions, permit third parties such as CellNet to operate on spectrum licensed to utilities to provide other services. The Company plans to use these provisions of the FCC's rules to expand its network system.

    The FCC requires that a minimum configuration of an MAS system be in operation within eighteen months from the initial date of the grant of the system authorization or risk forfeiture of the license for the MAS frequencies. The eighteen-month deadline may be extended upon a showing of good cause, but there is no assurance that the FCC will grant any such extension. The Company is responding to this requirement by selectively building out transmission capacity in some areas where it does not yet have utility telecommunications services contracts and may return licenses to the FCC in certain areas.

    No license is needed to operate the Company's equipment utilizing the 902-928 MHz band, although the equipment must be certified by the Company and the FCC as being compliant with certain FCC restrictions on radio frequency emissions designed to protect licensed services from objectionable interference. While the Company believes it has obtained all required certifications for its products, the FCC could modify the limits imposed on such products or otherwise impose new authorization requirements, and in either case, such changes could have a material adverse impact on the Company's business, operating results, financial condition and cash flow. The FCC recently completed a rulemaking proceeding designed to better accommodate the cohabitation in the 902-928 MHz band of existing licensed services with newly authorized and expanded uses of licensed systems, and existing and newly designed unlicensed devices like those used by the Company. In this proceeding, the FCC expressly recognized the rights of such unlicensed services to operate under certain delineated operating parameters even if the potential for interference to the licensed operations exists. The Company's systems will operate within those specified parameters.

    While the Company intends to offer alternate market services over its private, internal network, some of those services may include the use of the Company's network for private carrier service offerings. The Company's offerings would be structured to comply with FCC rules governing the offering of private carrier services, and each such service offering would need to be reviewed relative to these rules. The FCC's rules currently prohibit the use of the MAS frequencies on which the Company is operating its systems for the provision of common carrier service offerings. In the event that it is determined that a particular service offering does not comply with the rules, the Company may be required to restructure such offering or to utilize other frequencies for the purpose of providing such service. There can be no assurances that the Company will gain access to such other frequencies. Future interpretation of regulations by the FCC or changes in the regulation of the Company's industry by the FCC or other regulatory bodies or legislation by Congress could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Spectrum Regulation."

    In February 1997, the FCC published for public comment a Notice of Proposed Rule Making in WT Docket No. 97-81 regarding the future licensing of frequencies for use by Multiple Address Systems. The FCC has reached certain tentative conclusions which, if adopted without any change, would result in (i) the restriction on future licenses in the 928/952/956 MHz band (in which the Company now operates its wide area network) for systems exclusively used for private internal purposes, and the prohibition on future licensing in this band for systems which provide "subscriber-based" services, (ii) the designation of the 932/941 and 928/959 MHz bands for licensees offering subscriber-based services,
(iii) the use of geographic licensing (using very large licensed service areas) in lieu of site-by-site licensing for the bands designated for subscriber-based services, (iv) the use of competitive bidding to award licenses for subscriber-based services, (v) the grandfathering and protection from interference of existing licensees, but only to the extent of their current service areas, (vi) with respect to new geographic service area licensees, liberalizing the time periods by which construction must be completed, but imposing more burdensome construction requirements over the term of the license, and (vii) for incumbent and new licensees, liberalizing some of the technical and operational restrictions on the use of the licensed channels.

    These proposals have engendered substantial public comment from a wide range of industry sectors currently utilizing the MAS channels, including extensive comments from the Company. The Company has urged, in particular, that there should not be any restrictions imposed on the use of the 928/952 MHz bands in which the Company has developed its network facilities that would unreasonably limit the Company's ability to provide its current and anticipated utility and non-utility service offerings. The Company has also urged that competitive bidding and geographic licensing should not be the primary basis for awarding licenses in this highly encumbered, heavily utilized band. The Company has also supported many of the proposed changes that will make the use of the band more technically efficient, although the Company has also opposed any use of the band that would change its fundamental use for point-to-multipoint fixed operations, and in particular, the use of the band for mobile operations. The Company's positions have substantial support in the record, although the effort to retain the status quo eligibility for the 928/952 MHz band has been opposed by representatives of the utility and transportation industries who would prefer to limit the use of this band solely to private internal networks and to prohibit any private carrier or subscriber-based service offerings.

    In August, 1997, the FCC's authority to utilize competitive bidding as a licensing mechanism was amended and expanded by Congress in the BUDGET ACT OF 1997. Under this recent enactment, the FCC must use competitive bidding procedures to choose between any mutually exclusive applications, except where the radio frequency spectrum is being used for public safety radio services. Congress included a very broad definition of "public safety radio services," to include private internal radio services used by state and local governments and non-governmental entities, including emergency road services provided by not-for-profit organizations that are used to protect the safety of life, health, or property and that are not made commercially available to the public. As a result, licensed systems that protect the safety of life, health, or property and are not made commercially available to the public are not subject to licensing by FCC auctions.

    The new auction legislation post-dates the Notice of Proposed Rulemaking in WT Docket 97-81 and will, in the Company's view, require the FCC to review and revise its proposals in that proceeding relating to the breadth of the auction authority granted to the FCC, which no longer distinguishes between private internal systems, and proposals relating to the grant of "subscriber based" services. The Company is unable to determine how the new auction legislation will affect the proposals in that proceeding, whether the Company's use of MAS spectrum will subject its applications to the possibility of auctions or will, instead, be considered a "public safety" use, or whether the Commission will otherwise exempt the 928/952 MHZ band in which the Company currently operates from circumstances in which mutual exclusivity between applicants for the same license, requiring the use of auctions, is likely to exist. Nor is the Company able to determine when the FCC will act in WT Docket 97-81, either to issue new proposals consistent with the new auction legislation or adopt new rules consistent with the positions already established in the proceeding or a combination thereof.

    The Company is also working with a coalition of interested parties, including representatives of the utility and transportation industries, to attempt to develop a compromise consensus proposal that would satisfy most of the interested parties' concerns for presentation to the FCC in this proceeding. However, the Company is unable to predict whether such a compromise can be developed, or if it is developed, whether the FCC will view it favorably, and if not, what form the final rules adopted in this proceeding will take. Given the current proposal and the variety of comments submitted, it is possible that some or all of the Company's uses of the MAS channels could be determined to be the offering of private carrier or subscriber-based services, and that future licenses for such offerings would be prohibited in the 928/952 MHz band in which the Company currently operates, requiring the Company to develop equipment capable of operating in one of the other MAS bands, and further requiring the Company to obtain future licenses in a competitive bidding process. Although the Company believes that additional licensed frequency will be generally available to it as required, the cost associated with acquiring such licensed frequency as well as the Company's operating costs could increase, perhaps substantially, and the Company could experience substantial delays in adapting its networks if the proposed rules were adopted. The adoption of new rules, depending upon the form in which such rules are adopted, could have a material adverse effect upon the Company's business, operating results, financial condition and cash flow.

    In connection with the foregoing, the FCC has temporarily suspended acceptance of MAS applications for new licenses, major amendments, or major modifications for the 928/959 MHz bands and applications to provide subscriber-based services in the 928/952/956 MHz bands. This temporary suspension does not affect applications for MAS licenses for private internal purposes in the 928/952/956 MHz bands or applications for assignment of licenses or transfer of control. Subject to certain limitations, pending applications at the time of the suspension will continue to be processed. All of the Company's pending applications for licenses in the 928/952 MHz band have been or are being processed in due course. In addition, the Company's applications for the assignment of licenses held by others have been processed during the processing suspension. At the request of the Company, the FCC has determined that the Company's current use of the MAS spectrum constitutes the use as a private, internal network, and so the Company's applications for new licenses, and for major modifications to existing licenses, are being processed in due course. There is no assurance that the Company's future uses of the MAS spectrum will similarly qualify as a use in a private, internal network, or the the FCC will not change or expand its freeze on the processing of applications to recognize the impact of the new auction legislation described above. In either case, the Company's ability to obtain new licenses could be materially adversely affected, with similar consequences on the Company's ability to service areas where it has not yet acquired adequate frequencies.

    Finally, when the Company acquires licenses assigned to other applicants, or utilizes licenses issued in the past, the Company is required to modify its licenses to reflect more advanced technological parameters now utilized by the Company and its systems. The Company has developed such amendments with the approval of the FCC's staff and anticipates timely grant of all required modifications. There can be no assurance that any particular modification will be granted timely to the Company's introduction of service on a particular license, and the failure to obtain the required license modifications could have a material adverse effect on the Company's ability to serve areas covered by such unmodified licenses.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

    The Company is pursuing international markets through BCN Data Systems L.L.C. ("BCN"), its international joint venture with Bechtel Enterprises, Inc. ("BEn"). The Company does not expect to generate any revenues from its international operations during 1998. The Company has incurred, and anticipates that it will continue to incur, significant and increasing expenses in connection with the establishment of international operations. If revenues generated by international activities are not adequate to offset the expense of establishing and maintaining these activities, the Company's business, operating results, financial condition and cash flow could be materially adversely affected. International demand for the Company's services and systems may not materialize, and where present, is likely to vary by country, based on such factors as the regulatory environment, electric power generating capacity and demand, labor costs, costs of spectrum acquisition and other political and economic conditions. In addition, the Company may confront significant challenges in developing and implementing localized versions of its NMR system due to many factors including the differing standards among utilities on a country by country basis. To date, the Company has extremely limited experience in developing a localized version of its wireless data communications system for foreign markets. The Company believes its ability to establish business alliances in each international market will be critical to its success. There can be no assurance that the Company will be able to successfully develop, market and implement its system in international markets or establish successful business alliances for these markets. In addition, there are certain risks inherent in doing business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences, any of which could adversely impact the Company's potential international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on its business, operating results, financial condition and cash flow. See "Business--Business Strategy--Pursue International Expansion."

    The Company's strategy of pursuing international markets through BCN may involve additional partners in local operating project entities in particular countries. The Company or BCN may not have a majority interest or control of the board of directors of any such local operating project entity. In any such joint venture in which the Company or BCN may determine to participate, there is a risk that the other joint venture partner may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or the Company or BCN or that such partner will not impose the same or similar accounting and financial controls as the Company or BCN. The risk is also present that a joint venture partner may be unable to meet its economic or other obligations and that the Company or BCN may be required to fulfill those obligations. In addition, in any joint venture in which the Company or BCN does not have a majority interest, the Company or BCN may not have control over the operations or assets of such joint venture. Furthermore, the joint venture structure may limit the amount of funds that can be upstreamed to the Company or BCN. See "Business--Business Strategy--Pursue International Expansion."

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

    The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. The Company's ability to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand and manage its employee base. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that its systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to exploit opportunities for the Company's services. An inability to manage growth, if any, could have a material adverse effect on the Company's business, results of operations, financial condition and cash flow.

    The success of the Company is substantially dependent on its key management and technical personnel, the loss of one or more of whom could adversely affect the Company's business. Substantially all of the Company's employees and officers are employed on an at-will basis. Presently, the Company does not maintain a "key man" life insurance policy on any of its executives or employees. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract or retain highly qualified technical and managerial personnel in the future. An inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Management."

UNCERTAINTY OF PROTECTION OF COPYRIGHTS, PATENTS AND PROPRIETARY RIGHTS

    The Company relies on a combination of trade secret protection, copyright, patent, trademark and confidentiality agreements and licensing arrangements to establish and protect its proprietary rights. The Company's success will depend in part on its ability to maintain copyright and patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. While the Company has obtained and applied for patents, and intends to file applications as appropriate for patents covering its products and processes, there can be no assurance that additional patents will be issued or, if issued, that the scope of any patent protection will be significant, or that any patents issued to the Company or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company.

    Since United States patent applications are maintained in secrecy until patents are issued, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, CellNet cannot be certain that it was the first creator of inventions covered by its issued patents or pending patent applications, that it was the first to file patent applications for such inventions or that no patent conflict will exist with other products or processes which could compete with the Company's products or approach. Despite the Company's efforts to safeguard and maintain these proprietary rights, there can be no assurance that the Company will be successful or that the Company's competitors will not independently develop and patent technologies that are substantially equivalent or superior to the Company's technologies. Participants in the wireless industry, including competitors of the Company, typically seek to obtain patents which will provide as broad a protection as possible for their products and processes. There is a substantial backlog of patents pending at the United States Patent and Trademark Office. It is uncertain whether any such third-party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. An adverse outcome with regard to a third-party patent infringement claim could subject the Company to significant liabilities, require disputed rights to be licensed or restrict the Company's ability to use such technology. The Company also relies to a substantial degree upon unpatented trade secrets, and no assurance can be given that others, including the Company's competitors, will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, whether or not additional patents are issued to the Company, others may receive patents which contain claims applicable to products or processes developed by the Company. If any such claims were to be upheld, the Company would require licenses, and no assurance can be given that licenses would be available on acceptable terms, if at all. In addition, the Company could incur substantial costs in defending against suits brought against it by others for infringement of intellectual property rights or in prosecuting suits which the Company might bring against other parties to protect its intellectual property rights. From time to time the Company receives inquiries with respect to the coverage of its intellectual property rights, and there can be no assurance that such inquiries will not develop into litigation. See "Business-- Proprietary Rights."

    In October 1996, Itron, one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota, alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys' fees and injunctive relief. The Company believes, based on information currently known, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "--Litigation," "Business--Legal Proceedings."

DEPENDENCE ON THIRD-PARTY MANUFACTURERS; EXPOSURE TO COMPONENT SHORTAGES

    The Company relies and will continue to rely on outside parties to manufacture a majority of its network equipment such as radio devices and printed circuit boards. As the Company signs additional services contracts, there will be a significant ramp-up in the amount of manufacturing by third parties in order to enable the Company to meet its contractual commitments. There can be no assurance that these manufacturers will be able to meet the Company's manufacturing needs in a satisfactory and timely manner or that the Company can obtain additional manufacturers when and if needed. Although the Company believes alternative manufacturers are available, an inability of the Company to develop alternative suppliers quickly or cost-effectively could materially impair its ability to manufacture and install systems. The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. Although the Company believes that these manufacturers would have an economic incentive to perform such manufacturing for the Company, the quality, amount and timing of resources to be devoted to these activities is not within the control of the Company, and there can be no assurance that manufacturing problems will not occur in the future. A significant price increase, a quality control problem, an interruption in supply from one or more of such manufacturers or the inability to obtain additional manufacturers when and if needed could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Manufacturing and Operations."

    Certain of the Company's subassemblies, components and network equipment are procured from single sources and others are procured only from a limited number of sources. In addition, CellNet may be affected by general shortages of certain components, such as surface mounted integrated circuits and memory chips. There have been shortages of such materials generally in the marketplace from time to time in the past. The Company's reliance on such components and on a limited number of vendors and subcontractors involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and cost. A significant price increase or interruption in supply from one or more of such suppliers could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. Although the Company believes alternative suppliers of sub-assemblies, components and network equipment are available, the inability of the Company to develop alternative sources quickly or cost-effectively could materially impair its ability to manufacture and install systems. Lead times can be as long as a year for certain components, which may require the Company to use working capital to purchase inventory significantly in advance of receiving any revenues. See "Business--Manufacturing and Operations."

    A significant number of new electric meters are required to initiate meter retrofit and replacement in connection with each network deployment and to replace existing meters in the field which are found to be obsolete, worn out or otherwise unsuitable for retrofit and redeployment. Any sudden or material increase in the number of deployments would result in an increase in the number of new electric meters ordered by electric utilities and new power market participants over and above those ordered on account of normal growth and replacement within their service areas. To the extent that electric meter manufacturers are unable or unwilling to increase production in line with such increase in demand, temporarily or over a longer term, deployments may be delayed or postponed, with the result that revenues from such deployments will be likewise delayed or postponed.

POSSIBLE TERMINATION OF CONTRACTS

    The Company expects that a substantial portion of its future revenues will be provided pursuant to services contracts of various kinds. These contracts will generally be subject to cancellation or termination in certain circumstances in the event of a material and continuing failure on CellNet's part to meet agreed NMR performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure. Each of the Company's existing utility services contracts provides for termination of such contracts by the respective utility without cause in less than ten years, subject to certain reimbursement provisions. Such contracts also provide that CellNet will be required to compensate such utilities for the use of its system for non-utility applications. Future services contracts with utilities may contain similar provisions. Contracts with new power market participants generally allow for termination without cause by the new power market participant on thirty days prior written notice except to the extent they have already ordered services under the contract. In the event that such a services contract is terminated, the Company may incur substantial losses. In addition, the Company anticipates that any contracts with new power market participants will generally have shorter terms than the Company's existing utility contracts. The Company's current contracts with new power market participants generally have terms of one to five years, compared to terms of ten to twenty years with utilities. A network's service revenues are not expected to exceed the Company's capital investments to deploy such network for several years. Termination or cancellation of one or more services contracts would have a material adverse effect on the Company's business, results of operations, financial condition and cash flow. See "Business--Current Utility Services Agreements."

SHAREHOLDERS' AGREEMENT

    Under the terms of a Shareholders' Agreement among the Company and certain stockholders of the Company (the "Shareholders' Agreement"), so long as certain parties to the Shareholders' Agreement continue to hold not less than 700,000 shares of Common Stock (as such number is adjusted for stock splits, consolidations or other similar events), the Company is obligated to nominate for election representatives of certain stockholders as directors at each meeting of the Company's stockholders at which a vote for directors will be taken. The intent of the Shareholders' Agreement is to give certain stockholders greater influence over the management of the Company than they would otherwise have and to provide certain stockholders with, among other things, certain registration, first refusal, co-sale and other rights.

LITIGATION

    In October 1996, Itron, one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys fees and injunction relief. The Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on its results of operations or financial condition.

    In April 1997, the Company filed a patent infringement suit against Itron in the Federal District Court for the Northern District of California, claiming that Itron's use of its electric meter reading Encoder Receiver Transmitter (ERT-Registered Trademark-) device infringes CellNet's U.S. Patent No. 4,783,623. The Company seeks an injunction, damages and other relief. See "--Uncertainty of Protection of Copyrights Patents and Proprietary Rights."

    The consolidated complaint of JERE SETTLE AND KAREN ZULLY V. JOHN M. SEIDL, ET AL., No. 398464, filed in the Superior Court of California for the County of San Mateo was dismissed on February 9, 1998, without leave to amend. Counsel for the plaintiffs in the SETTLE/ZULLY action have filed a notice of their intention to appeal this dismissal to the California Court of Appeal. A second complaint, also filed in the same Court, of HOWARD FIENMAN AND GERALD SLAPSOWITZ V. CELLNET DATA SYSTEMS, INC., ET AL., No. 398560, was earlier voluntarily dismissed with prejudice. These complaints, purported class actions filed on behalf of the Company's stockholders against the Company, certain of its officers and directors and underwriters of the Company's initial public offering, sought unspecified damages and rescission for alleged liability under various provisions of the federal securities law and California state law. The plaintiffs alleged generally that the Prospectus and Registration Statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of common stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron was likely to ensue.

    In 1995, Century Telephone Enterprises, Inc. ("Century Telephone") filed a petition before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office for cancellation of the Company's "CellNet" trademark registration. The parties have agreed to settle the matter under arrangements whereby Century Telephone will withdraw its petition for cancellation and the Company will purchase from Century Telephone their rights to the "CellNet" trademark now registered in Century Telephone's name. The settlement is pending execution of settlement documents.

ABSENCE OF PUBLIC MARKET FOR THE PREFERRED SECURITIES; VOLATILITY OF COMMON
  STOCK PRICE

    The Preferred Securities are a new issue of securities for which there is currently no active trading market. If the Preferred Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the market price of the Common Stock and other factors, including general economic conditions and the financial condition, performance of, and prospects for the Company. If an active market for the Preferred Securities fails to develop or be sustained, the trading price of such Preferred Securities could be materially adversely affected.

    The trading price of the Company's Common Stock has been highly volatile since the Company's initial public offering and has been and is likely to continue to be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, the signing of services contracts, new customers, consolidations in the industry, technological innovations or new products by the Company or its competitors, developments in patents or other intellectual property rights, general conditions in the NMR services industry, revised earnings estimates, comments or recommendations issued by analysts who follow the Company, its competitors or the NMR services industry and general economic and market conditions. In addition, it is possible that in some future period the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. Additionally, the stock market in general, and the market for technology stocks in particular, have experienced extreme price volatility in recent years. Volatility in price and volume has had a substantial effect on the market prices of many technology companies for reasons unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could have a significant impact on the market price of the Common Stock and the Preferred Securities.

NO DIVIDENDS ON COMMON STOCK; DIVIDEND RESTRICTIONS

    The Company has not declared or paid any dividends on its Common Stock since its inception. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company's existing financing arrangements restrict the payment of any dividends on the Common Stock.

NO OPERATIONS OF FUNDING

    The issuer of the Preferred Securities, Funding, is a special purpose subsidiary of CellNet which is a newly formed Delaware limited liability company with no operations or assets other than the agreement to purchase CellNet Preferred Stock and Treasury Strips with the proceeds of this Offering. Funding will have no other funds to pay cash dividends. In order to pay subsequent dividends, Funding will be dependent on CellNet (i) to distribute cash dividends in respect of the CellNet Preferred Stock (which distribution is restricted by the terms of the indenture governing the 1997 Notes) (the "Indenture")), (ii) provide to Funding funds or (iii) issue to Funding Common Stock (which is required by the terms of the CellNet Preferred Stock). Funding's assets will consist almost entirely of its interest in the CellNet Preferred Stock and the Treasury Strips.

NO PRACTICAL BENEFIT TO HOLDERS FROM THE GUARANTEE

    CellNet will guarantee the payment in full to the holders of the Preferred Securities of (i) accrued and unpaid dividends on the Preferred Securities, if and only to the extent Funding has funds sufficient and legally available therefor to make such payment, (ii) the redemption price with respect to the Preferred Securities redeemed, if and only to the extent Funding has funds sufficient and legally available therefor to make such payment and (iii) upon a voluntary termination or involuntary dissolution, winding-up or termination of Funding (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Preferred Securities to the date of payment, to the extent Funding has funds sufficient and legally available therefor to make such payment, and (b) the amount of assets of Funding remaining available for distribution to holders of the Preferred Securities upon liquidation of Funding. The Guarantee may also be subject to contractual restrictions under agreements governing future indebtedness of CellNet.

    Because the obligations supported by the Guarantee are limited by the amount of the funds in Funding, if CellNet were to default on its obligation to pay amounts payable on the CellNet Preferred Stock, Funding would lack available funds for the payment of dividends or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. In addition, upon the initiation of any proceedings by or against Funding under bankruptcy, insolvency or similar laws, or upon the occurrence of certain other events, funds held by Funding may not be legally available for distribution to the holders of the Preferred Securities and the holders would then not be able to rely on the Guarantee for payment of such amounts.

    Because the obligations supported by the Guarantee are limited to the amount of the funds held by Funding that are legally available to make the payments described above and because the Guarantee is subordinated to CellNet's existing and future obligations not expressly subordinated to the Guarantee, the Guarantee is of no practical benefit to holders of the Preferred Securities.

RANKING OF CELLNET PREFERRED STOCK; PRIOR PAYMENT OBLIGATIONS OF CELLNET;
  UNCERTAINTY OF REDEMPTION

    The CellNet Preferred Stock will be subordinated to all existing and future indebtedness and other liabilities of CellNet, and will, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of CellNet, rank senior to all Common Stock and senior to or pari passu with all other capital stock of CellNet. There are no terms in the CellNet Preferred Stock, the Preferred Securities or the Guarantee that limit CellNet's ability to incur additional indebtedness or issue pari passu preferred stock. As of March 31, 1998, the Company had approximately $306.4 million of indebtedness outstanding and no preferred stock outstanding. CellNet has authorized the issuance of up to 15 million shares of preferred stock. The Indenture permits CellNet to incur substantial additional indebtedness and issue additional preferred stock. Any new indebtedness incurred by CellNet, any securities issued to refinance existing indebtedness and any future issuances of new series of CellNet preferred stock may prohibit or restrict the redemption of the CellNet Preferred Stock for cash, thus effectively prohibiting or restricting Funding's ability to redeem the Preferred Securities for cash. See "--Substantial Indebtedness" and "Description of CellNet Preferred Stock."

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

    A substantial portion of the Company's Common Stock is presently eligible for immediate sale in the public market subject, in the case of certain shares, to the limitations of Rules 144, 144(k) or 701 under the Securities Act. In addition, the holders of a significant number of such shares of Common Stock are entitled to certain registration rights with respect to such shares and the number of shares sold in the public market could increase substantially upon exercise of such registration rights. See "Description of CellNet Capital Stock--Registration Rights of Certain Holders."

RISK FACTORS RELATED TO CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    PARTNERSHIP STATUS

    Funding's ability to pay dividends on Preferred Securities depends, in part, on the classification and treatment of Funding as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which Funding has made representations, counsel is of the opinion that, under current law, Funding will be classified and treated as a partnership for federal income tax purposes. No ruling from the Internal Revenue Service (the "IRS") as to such classification or treatment has been or is expected to be requested. Instead, Funding intends to rely on such opinion of counsel (which is not binding on the IRS).

    If Funding were classified or treated as an association taxable as a corporation for federal income tax purposes, Funding would pay tax on its income at corporate rates (currently a maximum 35% federal rate), distributions would generally be taxed again to the holders of Preferred Securities as corporate distributions, and no income, gains, losses or deductions would flow through to the holders of Preferred Securities. Because a tax would be imposed upon Funding as an entity, the cash available for distribution to the holders of Preferred Securities would be substantially reduced. Classification or treatment of Funding as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return of the holders of Preferred Securities and thus would likely result in a substantial reduction in the value of Preferred Securities. See "Certain United States Federal Income Tax Considerations--Partnership Status of Funding."

    FUNDING ALLOCATIONS

    It is possible that a holder of Preferred Securities may receive allocations of taxable income without matching cash distributions. Furthermore, a holder who disposes of Preferred Securities between record dates for dividends may be required pursuant to Funding's method of allocation to include its pro rata share of Funding's income (and deductions) through the end of the applicable fiscal period in which such disposition occurs in the holder's calculation of taxable income (and to add such amount to (or subtract such amount from) the adjusted tax basis in the holder's Preferred Securities) without receiving the dividend for the quarter in which such disposition occurs. Furthermore, certain allocation methods used by Funding may be challenged by the IRS, which may result in greater tax liability to holders of Preferred Securities during their period of ownership or upon disposition. See "Certain United States Federal Income Tax Considerations."

    DISPOSITION OF PREFERRED SECURITIES

    A holder who sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis in such Preferred Securities. Thus, prior Funding distributions in excess of cumulative net taxable income in respect of Preferred Securities which decreased a holder's tax basis in such Preferred Securities will, in effect, become taxable income or gain if the Preferred Securities are sold at a price greater than the holder's tax basis in such Preferred Securities, even if the price is less than such holder's original cost. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

LIMITED VOTING RIGHTS

    Generally, holders of the Preferred Securities do not have any voting rights. However, the vote of a majority of the Preferred Securities is required to approve any amendment to the Operating Agreement or any proposed action by Funding that would (i) have a material adverse effect on the powers, preferences or special rights of the holders of the Preferred Securities or (ii) cause the dissolution, winding-up or termination of Funding. The approval of the holders of a majority of the CellNet Preferred Stock is required to approve any change to CellNet's charter or any proposed action by CellNet that would (i) have a material adverse effect on the powers, preferences or special rights of the holder of the CellNet Preferred Stock or (ii) cause the dissolution, winding-up or termination of Funding. Funding is expected to be the sole holder of the CellNet Preferred Stock. Funding has agreed not to grant such approval without the consent of the holders of a majority of the Preferred Securities then outstanding.

ANTI-TAKEOVER PROVISIONS

    The Board of Directors, without further shareholder approval, can issue preferred shares with dividend, liquidation, conversion, voting, exchange or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of CellNet. In addition, the Company is, and will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. Furthermore, upon a change of control, the holders of substantially all of the Company's outstanding indebtedness are entitled, at their option, to be repaid in cash and the holders of CellNet's preferred stock may, at their option, require CellNet to redeem their shares for cash. Such provisions may have the effect of delaying or preventing changes in control or management of the Company. All of these factors could materially adversely affect the price of the Preferred Securities.

                                    FUNDING

    Funding is a special purpose limited liability company formed under the laws of the State of Delaware. CellNet owns all of the Common Securities of Funding. Funding exists for the exclusive purposes of (i) issuing the Preferred Securities, (ii) investing the proceeds of the sale thereof in the CellNet Preferred Stock and Treasury Strips and (iii) engaging in those other activities necessary or incidental thereto.

    The business and affairs of Funding are conducted by CellNet, in its capacity as manager (the "Manager"). The duties and obligations of the Manager are governed by the Operating Agreement. Funding will hold the CellNet Preferred Stock for the benefit of the holders of the Preferred Securities and has the power to exercise all rights, powers and privileges under the CellNet Preferred Stock. CellNet has agreed to pay all fees and expenses related to the Offering of the Preferred Securities.

                                USE OF PROCEEDS

    The gross proceeds to Funding from the Offering are estimated to be
approximately $  million (approximately $    million if the Underwriter's
over-allotment option is exercised in full).

    On the Closing Date, Funding will purchase, and place into escrow, Treasury Strips in an amount anticipated to be sufficient to fund the cash payments of the first 13 dividends on the Preferred Securities. It is expected that
approximately $   million of Treasury Strips will be purchased, but the precise amount of Treasury Strips to be purchased will depend on market rates for U.S. government securities on the Closing Date. On the Closing Date, the entire proceeds of this Offering, less the amount used to purchase Treasury Strips,
will be used to pay the purchase price of $   million ($   million if the
Underwriter's over-allotment option is exercised in full) of CellNet Preferred
Stock. In the event such proceeds do not equal $   million ($   million if the
Underwriter's over-allotment option is exercised in full), CellNet will provide Funding with cash in an amount, or distribute to Funding shares of Common Stock in a number that when sold in the open market, will be sufficient to eliminate such cash shortfall.

    The Company expects to use the net proceeds received from Funding's purchase of CellNet Preferred Stock (i) to fund continuing research and development activities related to its wireless data communications systems, (ii) to expand opportunities for the use of its wireless data communications systems through alternate market applications, (iii) to enhance the performance and lower the component and operating cost of its wireless data communications systems, (iv) to continue investing in an international joint venture with BEn for the deployment of its wireless data communications systems on a worldwide basis, (v) to fund the adaptation and migration of its technology for use outside the United States, (vi) to support network deployment for both utility and non-utility applications, (vii) to expand the Company's business generally, and
(viii) for working capital, general corporate and other purposes permitted by the Indenture.

                                DIVIDEND POLICY

    Dividends on the Preferred Securities will accrue from the date of the original issuance of the Preferred Securities and will be payable at the annual
rate of   % of the liquidation preference of $25 per Preferred Security.
Dividends on the Preferred Securities will be payable quarterly in arrears on each February 1, May 1, August 1 and November 1, commencing August 1, 1998.

    The Company has not declared or paid any dividends on its Common Stock since its inception. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future, and any changes in the Company's dividend policies will be determined by its Board of Directors. The Company's existing financing arrangements also restrict the payment of any dividends on its Common Stock. The Company anticipates that it and its Subsidiaries will incur substantial additional indebtedness, which is likely to restrict the payment of dividends on its Common Stock.

                                 CAPITALIZATION

    The following table sets forth (i) the capitalization of the Company as of March 31, 1998 and (ii) the as adjusted capitalization of the Company to reflect the issuance of the Preferred Securities and CellNet Preferred Stock in connection with this Offering (assuming that the Underwriter's over-allotment option is not exercised).

                                                                                             MARCH 31, 1998
                                                                                       ---------------------------
                                                                                         ACTUAL     AS ADJUSTED(1)
                                                                                       -----------  --------------
                                                                                             (IN THOUSANDS)
Long-term obligations:
  1997 Notes(2)......................................................................  $   279,952   $    279,952
  Capital lease obligations, including current portion(3)............................        1,041          1,041
                                                                                       -----------  --------------
    Total long-term obligations......................................................      280,993        280,993
                                                                                       -----------  --------------
Preferred Securities of Funding offered hereby ($75.0 million liquidation value).....      --              72,310
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 15,000,000 shares authorized; no shares outstanding......................................................................
  Common Stock, $.001 par value; 100,000,000 shares authorized and 41,917,026 shares
    outstanding......................................................................      210,302        210,302
  Notes receivable from sale of Common Stock.........................................         (668)          (668)
  Warrants...........................................................................       74,546         74,546
  Accumulated deficit................................................................     (311,815)      (311,815)
  Net unrealized loss on short-term investments......................................           (5)            (5)
                                                                                       -----------  --------------
    Total stockholders' equity (deficit).............................................      (27,640)       (27,640)
                                                                                       -----------  --------------
      Total capitalization...........................................................  $   253,353   $    397,973
                                                                                       -----------  --------------
                                                                                       -----------  --------------

----------

(1) Information with respect to the as adjusted capitalization of the Company includes the issuance of the Preferred Securities and CellNet Preferred Stock in connection with this Offering.

(2) See Note 6 of Notes to Consolidated Financial Statements.

(3) Amounts given are for the Company and its subsidiaries on a consolidated basis. See Note 9 of Notes to Consolidated Financial Statements.

                            COMMON STOCK PRICE RANGE

    Since the Company's initial public offering, the Common Stock has been quoted on the Nasdaq National Market under the symbol "CNDS." The following table sets forth for the periods indicated the high and low reported last sale prices for the Common Stock.

                                                                            HIGH        LOW
                                                                          ---------  ---------
Year Ended December 31, 1996
  Third Quarter (since September 27, 1996)..............................  $  21.375  $  15.500
  Fourth Quarter........................................................     18.500     11.500

Year Ended December 31, 1997
  First Quarter.........................................................     14.875      7.125
  Second Quarter........................................................     12.750      6.750
  Third Quarter.........................................................     13.125     10.500
  Fourth Quarter........................................................     12.750      7.375

Year Ended December 31, 1998
  First Quarter.........................................................     11.000     14.063
  Second Quarter (through April 22).....................................      7.630     11.000

    The last reported sale price for the Common Stock on the Nasdaq National Market was $14.06 on April 22, 1998. As of March 31, 1998, there were approximately 951 stockholders of record of the Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data for the years ended December 31, 1997, 1996 and 1995 and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included herein. The consolidated statement of operations data for the years ended December 31, 1994 and 1993 and the consolidated balance sheet data at December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data for the three months ended March 31, 1998 and 1997 and the consolidated balance sheet data at March 31, 1998 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the three months ended March 31, 1998 or any other period are not necessarily indicative of future results.

                                                         THREE MONTHS
                                                            ENDED
                                                          MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
                                                       1998       1997       1997       1996       1995       1994       1993
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (UNAUDITED)
                                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $   2,269  $     979  $   5,842  $   1,669  $   2,126  $   1,651  $   1,757
Costs and expenses:
  Cost of revenues.................................      5,229      3,643     18,907      8,429      4,965      1,109      1,741
  Research and development.........................      7,024      6,396     27,524     25,394     20,883      9,091      4,979
  Marketing and sales..............................      3,051      1,739     10,148      6,021      4,114      3,179      1,408
  General and administrative.......................      3,624      4,427     15,670     12,036      6,258      2,353      1,206
  Depreciation and amortization....................      4,179      2,465     11,973      6,123      2,295        992        665
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.......................     23,107     18,670     84,222     58,003     38,515     16,724      9,999
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations...............................    (20,838)   (17,691)   (78,380)   (56,334)   (36,389)   (15,073)    (8,242)
Equity in loss of unconsolidated affiliate.........       (351)      (358)    (2,834)    --         --         --         --
Other income (expense).............................     (9,027)    (3,954)   (21,252)   (16,355)    (4,564)       441       (148)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before income taxes and extraordinary loss on
  early extinguishment of 1995 Senior Notes........    (30,216)   (22,003)  (102,466)   (72,689)   (40,953)   (14,632)    (8,390)
Provision for income taxes.........................     --              1          1          5          3          2          1
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before extraordinary loss on early
  extinguishment of 1995 Senior Notes..............    (30,216)   (22,004)  (102,467)   (72,694)   (40,956)   (14,634)    (8,391)
Extraordinary loss on early extinguishment of 1995
  Senior Notes.....................................     --         --        (11,417)    --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss...........................................  $ (30,216) $ (22,004) $(113,884) $ (72,694) $ (40,956) $ (14,634) $  (8,391)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted earnings per share(1):
Loss per share before extraordinary loss on early
  extinguishment of 1995 Senior Notes..............  $   (0.73) $   (0.59) $   (2.59) $   (6.08) $  (13.93) $  (13.02) $  (13.38)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Extraordinary loss on early extinguishment of 1995
  Senior Notes.....................................     --         --          (0.29)    --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per share...............  $   (0.73) $   (0.59) $   (2.88) $   (6.08) $  (13.93) $  (13.02) $  (13.38)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per share........     41,139     37,701     39,506     11,963      2,939      1,124        627
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER OPERATING DATA (UNAUDITED):
EBITDA(2)..........................................  $ (15,255) $ (13,227) $ (61,159) $ (42,743) $ (29,338) $ (13,539) $  (7,493)
Capital Expenditures...............................     21,398     13,003     59,106     46,493     17,491      3,769        535
Deficit of earnings to fixed charges(3)............     30,492     22,231    102,679     74,226     41,411         --         --
CASH FLOW DATA:
Used for operating activities......................  $ (12,924) $ (12,964) $ (57,095) $ (41,160) $ (25,014) $ (14,638) $  (9,091)
Provided by (used for) investing activities........    (25,433)     4,507    (53,253)    (3,665)  (110,323)   (12,817)    (3,424)
Provided by (used for) financing activities........       (149)        75     97,228    121,039    170,852     34,036     16,201

                                                                                           AS OF DECEMBER 31,
                                                                          -----------------------------------------------------
                                                                            1997       1996       1995       1994       1993
                                                                          ---------  ---------  ---------  ---------  ---------
                                                             AS OF MARCH
                                                                 31,
                                                             -----------
                                                                1998
                                                             -----------
                                                             (UNAUDITED)
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments........   $ 109,860   $ 148,058  $ 178,875  $ 143,797  $  24,508  $   8,884
  Total assets.............................................     278,759     293,985    259,551    184,306     31,809     11,510
  Long-term obligations, including current portion.........     280,993     269,551    207,852    183,348        546        825
  Series CC redeemable convertible preferred stock.........      --          --         --         29,486     29,486     --
  Total stockholders' equity (deficit).....................     (27,640)      2,264     40,245    (38,103)    (1,564)     8,011

------------

(1) See Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing net loss per share.

(2) EBITDA consists of operating loss before interest expense, taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the wireless communications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than EBITDA for other companies.

(3) Deficit of earnings to fixed charges is calculated as follows: earnings (loss before taxes on income, equity in loss of affiliate and interest expense including that portion of rental expense the Company believes to be representative of interest (i.e. one-third of rental expense), and not including capitalized interest) plus fixed charges (interest expense, including capitalized interest and that portion of rental expense the Company believes to be representative of interest (i.e. one-third of rental expense)).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS SECTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS DATA COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES AND ITS EXPECTED REVENUES, EXPENSES AND CAPITAL EXPENDITURES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company intends to deploy and operate a series of wireless data communications networks pursuant to services agreements with utilities and other parties including new power market participants to earn recurring revenues by providing NMR services and to use the networks to support a variety of non-utility applications. The Company employs two basic strategies in the deployment of its networks-- saturation deployments for providing NMR services to existing utilities, and broad deployments for providing NMR services to other parties including new power market participants. Under the Company's saturation deployment strategy, the Company builds out its WAN and LAN concurrently in order to cover every meter in a utility's designated service area. The saturation deployment strategy has proven effective because it allows coverage of all of the energy consumers in those service areas. Under the Company's broad deployment strategy, the Company first deploys its WAN in service areas where the largest consumers of energy are located and where energy consumers and other power market participants are most likely to value the Company's services and/or to concentrate their marketing efforts. As contracts for the provision of NMR services are obtained, the Company builds out its LAN on an incremental basis as necessary to service those customers or for advanced coverage of certain areas. Both the LAN and WAN can be further expanded incrementally as additional business outside the existing coverage areas is obtained. Broad deployment offers energy service providers who lack the established utilities' designated geographical customer bases the flexibility to build as they grow or to pursue particular market niches. It also offers established utilities who are not yet prepared to commit their resources to a long-term saturation deployment project the opportunity to cover a portion of their customers initially and to increase coverage in their service areas over time, potentially to all of their meters. By using networks deployed under either strategy, the Company is also able (i) to offer NMR information metering services directly to energy consumers, to the extent that the information provided by such services is not being made available to them by their own utility or energy service provider, (ii) to offer sub-metering NMR services to industrial and commercial customers which desire to monitor the energy consumption of particular HVAC system components, individual manufacturing processes or pieces of equipment or individual departments, and
(iii) to offer a range of non-utility wireless data communication services for such applications as home security, remote status monitoring of vending machines, office equipment and parking meters, and remote control of traffic lights.

    The Company's business strategy has affected and will continue to affect its financial condition and results of operations as follows:

    COMPOSITION OF REVENUES. The Company derives substantially all of its revenues from fees earned under services agreements related to its wireless communications networks. Under the Company's existing services agreements with utilities, the Company receives monthly NMR service fees based on the number of endpoint devices that are in revenue service during the applicable month.

    UNEVEN REVENUE GROWTH. The timing and amount of the Company's future revenues will depend upon its ability to obtain additional services agreements with utilities and other parties, including new power market participants, and upon the Company's ability to deploy and operate successfully its wireless communications networks for utility and non-utility applications. New services agreements are expected to be obtained on an irregular basis, and there may be prolonged periods during which the Company does not enter into any additional services agreements or other arrangements. As a result, the Company expects that its revenues will not grow smoothly over time, but will increase unevenly as the Company enters into new services agreements and other commercial relationships, and may decrease sharply in the event that any of its existing services agreements are terminated or not renewed. See "Risk Factors--Uncertainty of Future Revenues; Need for Additional Services Contracts and Fluctuating Operating Results."

    UNCERTAINTY OF MARKET ACCEPTANCE. The Company's future revenues will depend on the number of new services agreements with established utilities and other parties, including new power market participants, and on the amount of NMR services to be provided thereunder. The Company's existing saturation contracts are with established utilities. During 1997, approximately 88% of the Company's revenues were derived from its contracts with KCPL and UE and during the first three months of 1998, 94% of the Company's revenues were derived from KCPL, UE and NSP. The utility industry is historically characterized by long purchasing cycles and cautious decision making, and purchases of the Company's services are, to a substantial extent, deferrable in the event that utilities seek to limit capital expenditures or decide to defer such purchases for other reasons. Only a limited number of utilities have made a commitment to purchase the Company's services to date. Although the uncertainty surrounding proposed regulatory changes in some states may have caused, and may continue to cause, additional delays in purchasing decisions by established utilities, the Company believes that implementation of utility deregulation will ultimately accelerate the utility decision-making process. The Company believes that it will enter into additional services contracts with other utilities and other parties including new power market participants; however, if the Company's services do not gain widespread industry acceptance, its revenues would not increase significantly after services contracts for existing network systems have been fully installed.

    With the advent of utility industry deregulation, the Company is seeking opportunities to provide its NMR services to other parties, including new power market participants. The Company believes it is well-positioned to offer competitive advantages to established utilities and other parties including new power market participants. The Company has entered into several contracts with new power market participants and others for the provision of NMR services. However there can be no assurance that the Company will be able to enter into contracts covering a sufficient number of meters to recoup its costs of deployment, on terms favorable to the Company, or at all. The Company also anticipates that, under contracts with new power market participants, it will build out its networks, at least in part, before the capacity is fully committed. These contracts do not require that the participants provide any minimum number of customers and, accordingly, the Company is dependent on the participant's success in obtaining and retaining customers. See "Business--Business Strategy." For these reasons, the Company's ability to obtain financing for the capital expenditures associated with these contracts may be limited, although the Company also believes that it will be able to defer a significant portion of the capital expenditures by building out its networks incrementally as needed, and that the new power market participants would lease or acquire the endpoints from the Company, reducing the Company's costs. The Company also anticipates that its contracts with new power market participants and other parties will be shorter-term than those it has entered into with established utilities, and may therefore not fully cover the costs of network build-out and associated operating costs. The Company's current contracts with new power market participants generally have maximum terms of up to five years, compared to terms of ten to twenty years with utilities. The Company intends to reduce this risk by marketing its services to a wide range of new power market participants and other parties, but there can be no assurance that the Company will be successful in such marketing efforts, or that the new power market participants will be successful in capturing any significant share of the energy service market.

    The Company's long-term business plan contemplates the generation of a significant percentage of future revenues from non-utility services. The Company believes its future ability to service its indebtedness and to achieve profitability will be affected by its success in generating substantial revenues from such additional services. The Company currently has no services contracts which provide for the implementation of such services, and the Company has not yet deployed such services on a commercial scale. In addition, unless the Company is successful in deploying its wireless networks in targeted service areas, the Company may not be able to offer any such services in such areas or may be able to offer these services only on a limited basis.

    REVENUES LAG NETWORK DEPLOYMENT. The Company expects to realize network service revenue under a services agreement with a utility or new power market participant only when a portion of the network is installed and they have begun billing their customers based upon the NMR data obtained. The Company expects that its receipt of network service revenue will lag the signing of the related services agreements by a minimum of six months and that it will generally take two to four years to complete installation of a network after each services agreement has been signed. A network's service revenues are not expected to exceed the Company's capital investments and expenses incurred to deploy such network for several years. As of March 31, 1998, the Company had approximately 3,365,000 meters under long-term contracts, of which approximately 956,000 meters were in revenue service. The Company signed agreements with KCPL and UE in August 1994 and August 1995, respectively, and did not receive its first revenue under the KCPL and UE services agreements until September 1995 and May 1996, respectively. The Company has completed the installation of its NMR network for KCPL and had installed approximately 394,000 meters on the network by March 31, 1998. The Company expects to add an additional 20,000 meters to the KCPL network in 1998 which would be added to the total number of meters in revenue service upon acceptance by KCPL for billing purposes. The remaining 6,000 meters under contract with KCPL may be automated or read manually. As of March 31, 1998, the Company completed the on-line deployment of approximately 615,000 meters to the UE network. The Company began the installation of both the NSP and Puget networks in August 1996 and began receiving revenue from Puget in January 1997. The Company has also successfully completed a demonstration project with PG&E in San Francisco pursuant to which the Company has installed a network that will cover approximately 30,000 electric and gas meters. PG&E has acknowledged that the data collection, cost savings, customer service and other objectives of the demonstration network have been met. In September 1997, the Company entered into a services contract with IP&L for the installation of its NMR network that will cover approximately 415,000 meters. Installation of the initial portion of the IP&L network was completed in November 1997. As additional segments of the Company's networks are installed and used by its customers for billing purposes, the Company expects to realize a corresponding increase in its network service revenues. However, if the Company is able to deploy successfully an increasing number of networks over the next few years, the operating losses created by this lag in revenues, the negative cash flow resulting from such operating losses, and the capital expenditures expected to be required in connection with the installation of such networks, are expected to widen for a period of time and will continue until the operating cash flow from installed networks exceeds the costs of deploying and operating the additional networks.

    IMPACT OF RAPID EXPANSION. The Company will be required to invest significant amounts of capital in its networks and to incur substantial and increasing sales and marketing expenses before receiving any return on such expenditures through network service revenues. The Company has incurred substantial operating losses since its inception and, as of March 31, 1998, had an accumulated deficit of $311.8 million. The Company does not expect significant revenues relative to anticipated operating costs during 1998 and expects to incur substantial and increasing operating losses and negative net cash flow after capital expenditures for the foreseeable future as it expands and installs additional networks. The Company does not expect positive cash flow after capital expenditures from its NMR services operations for several years. The Company will require substantial capital to fund operating cash flow deficits and capital expenditures for the foreseeable future and expects to finance these requirements through significant additional external financing. See "Risk Factors--History and Continuation of Operating Losses" and "--Substantial Leverage and Ability to Service Debt; Substantial Future Capital Needs."

    INTEREST INCOME. The Company has earned substantial amounts of interest income on short-term investments of the proceeds of its financing activities. The Company expects to utilize substantially all of its cash, cash equivalents and short-term investments in deploying its wireless communications networks, in continuing research and development activities related thereto, in related selling and marketing activities and for general and administrative purposes. As such funds are expended, interest income is expected to decrease.

RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1998 AND 1997, AND YEARS
  ENDED DECEMBER 31, 1997, 1996 AND 1995

    REVENUES

    Revenues for the three months ended March 31, 1998 and 1997 were $2.3 million and $1.0 million, respectively. The increase in revenues was principally due to increases in network service revenues. During the three months ended March 31, 1998, UE, KCPL and NSP accounted for approximately 50%, 34% and 10% of the Company's revenues, respectively. During the first three months of 1997, KCPL and UE accounted for 61% and 29% of the Company's revenues, respectively.

    Revenues for the three years ended December 31, 1997, 1996 and 1995 were $5.8 million, $1.7 million and $2.1 million, respectively. Revenues prior to 1996 were attributable primarily to product sales and development and other contract revenues unrelated to the Company's current focus of providing NMR services that were largely non-recurring and are expected to continue to decline. The Company expects to have product sales associated with certain NMR deployments which sales could be material to the Company's revenues although no assurance can be given in this regard. During 1997, KCPL and UE accounted for 47% and 41% of the Company's revenues, respectively. During 1996, KCPL and UE accounted for 69% and 21% of the Company's revenues, respectively. Revenues for 1996 declined $457,000 from 1995, primarily as a result of the transition from product sales to network service revenues. During 1995, NSP and KCPL accounted for 64% and 29% of the Company's revenues, respectively. The Company's NMR service revenues for the years ended December 31, 1997, 1996 and 1995 were $5.1 million, $1.2 million and $35,000, respectively.

    The Company generally realizes service revenues under its services agreements only when its networks or portions thereof are successfully installed and operating and its clients begin billing their own customers or begin using the NMR services provided. Revenues are expected to increase as the Company continues to install its networks, the networks or portions thereof become operational, and its clients begin billing their own customers or begin using the NMR services provided. Due primarily to the nature, amount and timing of revenues received to date, no meaningful period-to-period comparisons can be made. Revenues received during the three months ended March 31, 1998 and 1997, respectively, and the years ended December 31, 1997, 1996 and 1995, respectively, are not reliable indicators of revenues that might be expected in the future.

    COST OF REVENUES

    Cost of revenues was $5.2 million and $3.6 million for the three months ended March 31, 1998 and 1997, respectively. Cost of revenues was $18.9 million, $8.4 million and $5.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cost of revenues primarily consisted of network operation costs during the periods. The increase in cost of revenues was driven by increasing costs of providing network services, due primarily to growth in the number of employees and associated costs necessary for network monitoring operations at customer sites and at the Company's headquarters, network deployment management and customer training. Costs of network services also include the increased installation, applications and RF engineering staffing at the Company's headquarters to support anticipated additional utility contracts. Network services do not currently generate a profit as the Company has not yet achieved a scale of services sufficient to cover network costs. The Company will incur significant and increasing costs primarily attributable to network operation and depreciation. Once a network has been fully installed, costs associated with generating network revenues will consist primarily of maintaining a monitoring center for such network, network depreciation and miscellaneous maintenance and operating expenses.

    OPERATING EXPENSES

    Operating expenses, consisting of research and development, marketing and sales, general and administrative costs and depreciation and amortization expenses, were $17.9 million and $15.0 million for the three months ended March 31, 1998 and 1997, respectively. Operating expenses were $65.3 million, $49.6 million and $33.5 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses on a period to period basis is attributable to the Company's rapid growth and to increasing research and development and marketing and sales expenditures. The Company expects to continue to spend a significant portion of its resources on research and development activities for the foreseeable future. Marketing and sales costs are expected to increase moderately over current levels as the Company continues its efforts to sign new services agreements. General and administrative costs are expected to increase over time in line with the Company's expected growth and are expected to increase moderately for the next few years in connection with the planned installation of a new corporate information system which has commenced in the second quarter of 1998.

    RESEARCH AND DEVELOPMENT

    Research and development expenses are attributable largely to continuing system software, firmware and equipment development costs, prototype manufacturing, testing, personnel costs, consulting fees, and supplies. Research and development costs are expensed as incurred. The Company's networks include certain software applications which are integral to their operation. The costs to develop such software have not been capitalized as the Company believes its software development is essentially completed when technological feasibility of the software is established and/or development of the related network hardware is complete. Research and development expenses were $7.0 million and $6.4 million (net of expenses reimbursable by BCN of $245,000 and $347,000 for technology migration costs) for the three months ended March 31, 1998 and 1997, respectively. Research and development expenses were $27.5 million (net of expenses reimbursable by BCN of $2.8 million for technology migration costs), $25.4 million and $20.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Research and development spending increases on a period to period basis reflect primarily additions to the Company's engineering staff. The Company expects that research and development expenses will increase moderately in the near term for additional investments in research and development projects and in connection with the establishment of international operations.

    MARKETING AND SALES

    Marketing and sales expenses consist principally of personnel costs, including commissions paid to sales and marketing personnel, travel, advertising, trade show and other promotional costs. Marketing and sales expenses were $3.1 million and $1.7 million during the three months ended March 31, 1998 and 1997, respectively. Marketing and sales expenses were $10.1 million, $6.0 million and $4.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. These expenses have increased on a period to period basis due to the Company's accelerated efforts to sign new services agreements and a significantly larger advertising program. The Company expects a moderate increase in marketing and sales expenses over current levels as the Company continues its efforts to sign new services agreements.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses include compensation paid to general management and administrative personnel costs, travel, and communications and other general administrative expenses, including fees for professional services. General and administrative expenses were $3.6 million and $4.4 million for the three months ended March 31, 1998 and 1997, respectively. The decrease in these expenses in 1998 from 1997 resulted from a reduction in expenditures for certain employee compensation and professional fees. General and administrative expenses were $15.7 million, $12.0 million and $6.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company expects general and administrative expenses to increase over time in line with its expected growth.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense was $4.2 million and $2.5 million for the three months ended March 31, 1998 and 1997, respectively. Depreciation and amortization expense was $12.0 million, $6.1 million and $2.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Depreciation and amortization expense is attributable to the Company's networks in progress, including both equipment manufactured by the Company and systems partially installed in the field, property and leasehold improvements. Depreciation and amortization expense has increased as a result of increased additions to networks in progress, property and leasehold improvements period to period.

    EQUITY IN LOSS OF UNCONSOLIDATED AFFILIATE

    The Company accounts for its investment in BCN, which began operations in 1997, using the equity method. For the three months ended March 31, 1998 and 1997, the Company recognized $351,000 and $358,000 as its share of BCN's losses, respectively. For the year ended December 31, 1997, the Company recognized $2.8 million as its share of BCN's losses. The Company expects to recognize increased losses in the future from its share of BCN's losses as BCN expands its operations.

    INTEREST INCOME AND EXPENSE

    Prior to June 1995, the Company funded its liquidity needs primarily from the issuance of equity securities. In June and November 1995, the Company issued and sold a total of $325.0 million aggregate principal amount at maturity of the Company's 13% Senior Notes due 2005 (the "1995 Notes") and related warrants (the "1995 Warrants") for proceeds, net of issuance costs, of $169.9 million. In October 1996, the Company completed an initial public offering of Common Stock for aggregate net proceeds of $92.2 million. In connection with the initial public offering, the Company also received $1.2 million in proceeds from the exercise of warrants to purchase Common Stock. In addition, in October 1996 the Company completed certain private placements of Common Stock for net proceeds of approximately $28.0 million. In September 1997, the Company issued and sold a total of approximately $654.1 million aggregate principal amount at maturity of the 1997 Notes and warrants (including the 1997 Notes and warrants issued in exchange for the 1995 Notes) for proceeds, net of issuance costs, of $96.3 million. In connection with the issuance of the 1997 Notes, $231.0 million of the issue price for the 1997 Notes and warrants was issued in exchange for all of the Company's 1995 Notes. The Company has earned interest income on the invested proceeds from these financings. The Company has also incurred significant interest expense from the amortization of the original issue discount on the 1995 Notes and the 1997 Notes. Interest expense will increase significantly in future periods as a result of increased accretion of a larger original issue discount balance from the 1997 Notes.

    Interest income has been and will continue to be received by the Company from the short-term investment of proceeds from the issuance of equity and debt securities pending the use of such proceeds by the Company for capital expenditures and operating and other expenses. Interest income is expected to be highly variable over time as proceeds from the issue and sale of additional equity and debt securities are received and as funds are used by the Company in its business. Interest income for the three months ended March 31, 1998 and 1997 was $1.9 million and $2.3 million, respectively. Interest income for the three years ended December 31, 1997, 1996 and 1995 was $8.2 million, $7.4 million and $4.6 million, respectively.

    No interest on the 1997 Notes will accrue or be payable prior to April 1, 2003. Thereafter, until maturity on October 1, 2007, interest will accrue at the rate of 14% per annum and be payable semi-annually in arrears on each April 1 and October 1. The carrying amount of the 1997 Notes accretes from the date of issue and the Company's interest expense includes such accretion. Interest expense was $10.8 million and $6.3 million for the three months ended March 31, 1998 and 1997, respectively. Interest expense was $29.3 million, $23.8 million and $9.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

    PROVISION FOR INCOME TAXES

    The Company has not provided for or paid federal income taxes due to the Company's net losses. A nominal provision has been recorded for various state minimum income and franchise taxes.

    As of December 31, 1997, the Company had net operating loss carryforwards of approximately $206.0 million and $56.0 million available to offset future federal and state taxable income, respectively. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987. Such state carryforwards will expire between 1998 and 2012. Such federal carryforwards will expire between 2001 and 2012. Equity issuances in April 1991 and the initial public offering in 1996 triggered such limitations on loss carryforwards. As of December 31, 1997, approximately $70.0 million of net operating losses remain limited to an annual usage of approximately $36.0 million for federal tax purposes. Based upon the Company's history of operating losses and the expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

    On September 29, 1997, the Company exchanged $654.1 million aggregate value at maturity of 1997 Notes and warrants for $100.3 million in new proceeds and the extinguishment of its $325.0 million aggregate value at maturity of 1995 Notes. The exchange of the 1995 Notes was accounted for as an early extinguishment of debt, resulting in an extraordinary charge of $11.4 million, consisting of the unamortized portion of the debt issuance cost of the 1995 Notes of $4.8 million, $3.5 million attributable to consent fees and other costs related to the extinguishment of the 1995 Notes, and accelerated accretion of interest on the 1995 Notes of $3.1 million.

    IMPACT OF THE YEAR 2000

    The Company believes that its wireless data communications network systems are Year 2000 compliant. In addition, the Company will require its third party vendors and suppliers to be Year 2000 compliant. Accordingly, the Company expects that the advent of the millennium will have no adverse effect on its network operations. Certain of the Company's existing internal corporate information systems require modification, upgrade or replacement in order to be Year 2000 compliant. Because these systems are becoming obsolete, the Company has decided to replace them with a new corporate information system to be installed commencing in the second quarter of 1998 and expects to complete installation in advance of the year 2000. The Company expects to finance over several years most of the costs involved in purchasing and installing the new corporate information system, which are estimated at approximately $1.5 million for 1998. The Company incurred $223,000 in costs for this project in the three months ended March 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    The Company requires significant amounts of capital for research and development in connection with the development of its proprietary wireless communications network and related products and services, for investments in the installation and testing of such networks and for related sales and marketing and general and administrative expenses. Historically, the Company has satisfied its liquidity requirements primarily through external financings, including private placements of equity and debt securities and interest income derived from the investment of the proceeds of its financing activities.

    THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    In the first three months of 1998 and 1997, net cash used in the Company's operating activities totaled $12.9 million and $13.0 million, respectively. Net cash used in operating activities resulted primarily from cash used to fund net operating losses.

    In the three months ended March 31, 1998 and 1997, net cash provided by (used for) investing activities totaled ($25.9) million and $4.5 million, respectively. The Company's investing activities consisted primarily of purchases of network components and inventory, the construction and installation of networks, purchases of property and equipment, and purchases, sales and maturities of short-term investments. In the first three months of 1997, net proceeds from the sale and maturation of short-term investments of $20.3 million were used to fund operating activities.

    In the first three months of March 31, 1998 and 1997, net cash provided by (used for) the Company's financing activities totaled ($149,000) and $75,000, respectively.

    As of March 31, 1998, the Company had cash, cash equivalents and short-term investments totaling $109.9 million. As of December 31, 1997, the Company had cash, cash equivalents and short-term investments totaling $148.1 million. The decline of $38.2 million was due to operating costs and the development and construction of the Company's wireless communications networks.

    YEARS ENDED 1997, 1996 AND 1995

    In 1997, 1996 and 1995, net cash used in the Company's operating activities totaled $57.1 million, $41.2 million and $25.0 million, respectively. Net cash used in operating activities resulted primarily from cash used to fund net operating losses.

    In 1997, 1996 and 1995, net cash used for investing activities totaled $53.3 million, $3.7 million and $110.3 million, respectively. The Company's investing activities consisted primarily of purchases of network components and inventory, the construction and installation of networks, purchases of property and equipment, and purchases, sales and maturities of short-term investments. In 1997 and 1996, net proceeds from the sale and the maturation of short-term investments of $17.7 million and $41.1 million, respectively, were used to fund operating activities.

    In 1997, 1996 and 1995, net cash provided by the Company's financing activities totaled $97.2 million, $121.0 million and $170.9 million, respectively, including cash provided by the private sale of the Company's equity securities of $1.2 million in 1995. In June and November 1995, the Company received an aggregate of $175.8 million of gross proceeds ($169.9 million in net proceeds) from the private sale of the 1995 Notes and related warrants. During 1996, the Company financed its operations primarily from the proceeds of the offering of the 1995 Notes and warrants, together with interest income of $7.4 million. In October 1996, the Company completed its initial public offering of Common Stock for net proceeds of $92.2 million. In addition, in October 1996, the Company completed certain private placements of Common Stock for net proceeds of approximately $28.0 million. On September 24, 1997, the Company received an aggregate of approximately $332.3 million ($96.3 million in net proceeds) from the sale of the 1997 Notes and warrants. All holders of outstanding 1995 Notes tendered and exchanged their 1995 Notes for 1997 Notes having an initial accreted value of $231.0 million. Warrants to purchase 8,942,517 shares of the Company's Common Stock with an exercise price of $14.30 per share were attached to the 1997 Notes. Aggregate proceeds of $74.5 million were attributable to these warrants. The 1997 Notes were issued at an initial accreted value of $257.8 million and will fully accrete to a face value of $654.1 million.

    The 1997 Notes were issued at a substantial discount from their aggregate principal amount at maturity of $654.1 million. Although interest is not payable on the 1997 Notes prior to April 1, 2003, the carrying amount of such indebtedness will increase as the original issue discount is amortized through maturity on October 1, 2007. Beginning October 1, 2002, the 1997 Notes will bear interest, payable semi-annually, at a rate of 14% per annum, with payments commencing April 1, 2003. No principal payments on the 1997 Notes are due prior to maturity on October 1, 2007. There is a risk that the Company will not be able to refinance the 1997 Notes prior to the date cash interest payments become due and payable on such Notes or at their maturity date. The Company's ability to refinance the 1997 Notes will depend on prevailing capital market conditions, the Company's performance and financial position and the Company's indebtedness, which is projected to be high. Any inability by the Company to refinance the 1997 Notes would limit the Company's ability to meet its obligations on such 1997 Notes.

    As of December 31, 1997, the Company had cash, cash equivalents and short-term investments totaling $148.1 million. As of December 31, 1996, the Company had cash, cash equivalents and short-term investments totaling $178.9 million. The decline of $30.8 million was due to increased operating costs and the development and construction of the Company's wireless communications networks, offset by proceeds from the issuance of the 1997 Notes.

    Deployments of the Company's wireless communications networks will require substantial additional capital. The Company is committed to make approximately $89.3 million in capital expenditures in 1998 for saturation deployment network installations of which $13.9 million was expended by March 31, 1998. In addition, the Company anticipates that it may spend as much as $37.0 million during 1998 in capital expenditures relating to the installation of its broad deployment network in California of which $5.2 million was expended by March 31, 1998. The exact amount of such expenditures will depend, in part, upon the amount of NMR and other services contracted for. The Company may make additional capital expenditures in connection with the installation of new networks, the expansion of existing networks and/or an acceleration in anticipated network installation schedules. In addition, funds will be required for a number of purposes including, but not limited to, further enhancements to the system software, firmware, hardware and other equipment to increase the speed, capacity and functionality of the system, to enhance system productivity over time and to expand the scope of utility and other network information services the may be offered on the CellNet system. The Company expects that cash used for the construction and installation of networks and for the purchase of property and equipment will increase substantially as and when the Company obtains new services agreements or enters into other arrangements for the installation of its networks, and that the Company will require significant amounts of additional capital from external sources. Sources of additional capital for the Company and its subsidiaries may include project or conventional bank financing, including financing provided by utilities to finance the construction of networks being built out primarily for them, public and private offerings of debt and equity securities and cash generated from operating activities. The Company expects that a substantial portion of its future financing will be at the subsidiary level on a project basis. The Company expects to obtain third party financing for the construction of wireless networks, based on the projected cash flow expected to be generated from such projects. The Company expects that the recurring revenue stream from long-term services contracts and other arrangements will support the amortization of debt raised for the project involved, however no assurance can be given that this will occur. The Company does not anticipate deriving any significant cash from such operations for several years.

    The Company believes that existing cash (including the proceeds of this Offering), cash equivalents, anticipated interest income, other revenues and expected sources of project financing of approximately $35 million will be sufficient to meet its cash requirements for at least the next 12 months. The Company requires and intends to raise a substantial amount of capital in 1998 (in addition to this Offering) and expects that it will continue to require substantial amounts of additional capital in the future. The extent of additional financing will depend on the success of the Company's business. The Company expects to incur significant operating losses and to generate increasingly negative net cash flow during the next several years while it develops and installs its network communications systems. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within the limitations contained in the indenture governing the 1997 Notes or that may be contained in any additional financing arrangements. The Indenture contains certain covenants that limit the Company's ability to incur additional indebtedness. Future financings may be dilutive to existing stockholders. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures, which could limit the ability of the Company to meet its debt service requirements and could have a material adverse effect on its business and on the value of the Common Stock.

                                    BUSINESS

    THIS SECTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS DATA COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES AND ITS EXPECTED REVENUES, EXPENSES AND CAPITAL EXPENDITURES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    CellNet has designed, developed and is commercially deploying in scale innovative wireless data communications networks which provide high-volume, low-cost, real-time data collection services, capable of monitoring millions of fixed endpoints. The primary application of the Company's network is the provision of commercial, industrial and residential NMR services to electric, gas and water suppliers. These services position the Company to benefit from the deregulation of the electric utility industry. As of March 31, 1998, the Company had approximately 3,365,000 meters under long-term contracts, of which a total of approximately 956,000 meters were generating revenues ("in revenue service") for the Company. The CellNet network uses radio devices fitted to existing utility meters to read and report data from each meter every few minutes. Through extremely efficient use of radio frequency spectrum, the CellNet network has substantial additional capacity to service non-utility applications that require low-cost monitoring of fixed endpoints, such as home security and remote status monitoring of vending machines and office equipment.

    CellNet believes it has a first-to-market opportunity to offer wireless data communications services on a broad commercial scale for utility and selected non-utility applications. CellNet's network is distinguished by the following advantages:

    - sufficiently low infrastructure and operating costs to permit cost-effective utility meter reading and other fixed point monitoring applications;

    - highly efficient use of spectrum-the equivalent of approximately a single voice channel is needed to operate a network;

    - specifically designed proprietary software to manage real-time data collection from millions of endpoints; and

    - open systems architecture designed to allow new applications to be added to the CellNet system.

    The electric utility industry is undergoing a fundamental and broad-based transition. The traditional utility structure, consisting of a vertically integrated system operating as a natural monopoly with rates set in relation to cost, has historically presented utilities with little incentive to improve service quality or operating efficiency. Similar to the regulatory evolution that has already taken place in the transportation and telecommunications industries, customer demands and regulatory mandates by federal and state governments are opening the electric utility market to competition, thus forcing electric utilities to transform themselves from regulated monopolies into competitive enterprises. While regulatory initiatives vary from state to state, many involve a shift from rate-of-return rate making, in which a utility's rates are determined by its return on assets, to performance-based rate making, in which a utility's rates and profitability are based upon its cost, efficiency and service quality.

    With deregulation of the electric utility industry underway, established utilities are under increasing regulatory, consumer and competitive pressures. The changing regulatory environment means that new power market participants (such as energy service providers, power marketers, brokers and aggregators; system operators; power exchanges; and scheduling coordinators) will be seeking viable strategies to enter a market traditionally dominated by established utilities. The Company believes its NMR services offer a state-of-the art solution to the demands created by the increased regulatory and competitive pressures within the energy service industry. CellNet's proven, efficient, low-cost, scaleable NMR service enables both established electric and gas utilities and new power market participants to implement time-of-use pricing plans, peak demand monitoring, load forecasting activities, real-time responses to billing inquiries and power outage detection, on-demand meter reads, customized billing functions, and customer access to consumption, rate and billing information. CellNet's system allows utilities to respond effectively to regulatory changes, reduce costs and enhance their operating efficiencies, defer capital spending and implement customer retention plans and facilitates market entrance by new power market participants. See "--Changes in the Electric Utility Industry" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    The Company is actively targeting the largest MSAs, and consolidated CMSAs, which together represent a majority of the approximately 230 million electric, gas and water meters in the United States, and other areas of high population density, state-by-state, as deregulation becomes effective. The Company believes that utilities and power market participants operating in or entering these densely populated areas will be most affected by increasing competitive and regulatory pressures. These pressures will likely prompt established utilities to improve their efficiency and service levels, and the Company believes that its network and services would facilitate this improvement. However, the utility industry has generally been characterized by long purchasing cycles and cautious decision making. Although the uncertainty surrounding proposed regulatory changes in some states may have caused, and may continue to cause, additional delays in purchasing decisions by established electric and gas utilities, the Company believes that actual implementation of utility deregulation will ultimately accelerate purchasing decisions by established utilities. See "Risk Factors--Dependence on and Uncertainty of Market Acceptance." The Company is evaluating new opportunities arising from deregulation. CellNet's open systems architecture is designed for deployment strategies focused either on established utilities or new power market participants, or both, without requiring significant modifications to CellNet's network system. See "Business Strategy."

    The Company has existing long-term contracts to provide NMR services to KCPL for approximately 420,000 meters, UE for approximately 800,000 meters, NSP for approximately 1,000,000 meters, PG&E for approximately 30,000 meters, PSE for approximately 700,000 meters and IP&L for approximately 415,000 meters. Of the 3,365,000 meters covered under these contracts, approximately 956,000 meters were in revenue service as of March 31, 1998. Each of these contracts results from the Company's "saturation deployment" strategy for providing NMR services to existing utilities. Under this strategy, the Company builds out a network to cover every meter in a utility's designated service area. The strategy allows coverage of all of the energy consumers in those service areas. To implement the strategy, the Company builds out its WAN and LAN concurrently. The network begins generating revenue shortly after meters come on-line, and new meters can be added incrementally. The Company has ongoing discussions concerning additional contracts of a similar kind with other utilities in the United States.

    The Company began actively targeting new power market participants in September 1997. To date, the Company has entered into contracts with eight energy service providers and two energy aggregators including contracts with nonregulated power marketing arms of the nation's large utilities and energy providers for the provision of NMR services in California, including Energy Pacific, New West Energy, Duke Solutions and the Electric Clearinghouse, a subsidiary of NGC Corp. The Company expects to enter into similar arrangements with additional power market participants both in California and in other states where deregulated markets open up further opportunities for the deployment of the Company's networks. Each of these contracts results from the Company's alternative "broad deployment" strategy, which is a slight variation of the Company's saturation deployment strategy outlined above. Under the Company's broad deployment strategy, the Company first deploys its WAN in service areas where the largest consumers of energy are located and where energy consumers and other power market participants are most likely to value the Company's services and/or to concentrate their marketing efforts. As contracts for the provision of NMR services are obtained, the Company builds out its LAN on an incremental basis as necessary to service those customers or for advanced coverage of certain areas. Broad deployment offers energy service providers who lack the established utilities' designated geographical customer bases the flexibility to build as they grow or to pursue particular market niches. It also offers established utilities, which are not yet prepared to commit resources to a long-term saturation deployment project, the opportunity to cover a portion of their customers initially and to increase coverage in their service areas over time, potentially to all of their meters.

    By using networks deployed under either the saturation or broad deployment strategy, the Company is also able to offer NMR information metering services directly to energy consumers, to the extent that the information provided by such services is not being made available to them by their own utility or energy service provider. Use of these networks also allows the Company to offer sub-metering NMR services to industrial and commercial customers who desire to itemize their overall energy usage by monitoring the energy consumption of particular HVAC system components, individual manufacturing processes or pieces of equipment, individual departments, etc.

    The Company believes its spectrum-efficient networks will have substantial excess capacity to service non-utility applications requiring low-cost monitoring of fixed endpoints. Potential non-utility applications of the Company's systems include remote status monitoring of home security systems, vending machines, office equipment, parking meters and other equipment and remote control of traffic lights. The Company is working with industry leaders such as Honeywell, Inc., Real Time Data, Inc., and Interactive Technologies, Inc. to develop such applications. The Company believes that its utility networks will provide an excellent platform to position the Company as a leading wholesale provider of wireless data communications services for such non-utility applications.

    The Company believes that a significant international market also exists for its services with several hundred million electric, gas and water meters outside of the United States and comparable opportunities for non-utility applications. The Company is pursuing international markets through a joint venture with BEn. The joint venture, BCN, has concentrated its initial efforts on entering the market in the United Kingdom and is also considering opportunities in Australia and elsewhere. See "Business Strategy-Pursue International Expansion."

RECENT DEVELOPMENTS

    SATURATION DEPLOYMENT. The Company continues to expand its utility customer base through new arrangements to provide NMR services to additional utility customers. In March 1998, the Company reached a preliminary understanding with C3, a non-regulated subsidiary of Central and South West Corporation, to jointly deploy up to 350,000 meters and provide NMR services in four states.

    In October 1997, the Company announced that it had reached an agreement with PSE to deploy 700,000 meters to provide NMR services. The term of this agreement is for 15 years. This long-term contract commitment from PSE represents a substantial increase from the 15,000 meter Initial Service Agreement reached between the Company and PSE in 1996 and demonstrates the success of that initial project.

    BROAD DEPLOYMENT. The Company initiated its broad deployment strategy in September 1997. To date, the Company has entered into service agreements with energy service providers and energy aggregators including: Keystone Energy; Friendly Power Company; Commonwealth Energy Corp.; Duke Solutions; the Electric Clearinghouse, a subsidiary of NGC Corp; Montana Power Group; New West Energy; Energy Pacific; The Association of Bay Area Governments, which is an association that will make collective power purchases for 64 local San Francisco Bay Area governments; and the School Project for Utility Rate Restriction, a joint power agency representing 229 Northern California school districts, community colleges and county offices. These contracts generally have terms of one to five years and provide that the market participant will use the Company's NMR services for their customers in the geographic areas where the Company completes a network. Currently, the Company is building networks in a number of cities in Northern and Southern California. The contracts do not require that the participant provide any minimum number of customers and, accordingly, the Company is dependent on the participants' success in attaining and retaining customers.

    STRATEGIC DEVELOPMENTS. In March 1998, the Company received approval from the major energy utilities as a MDMA and approval from the CPUC as a MSP for California's deregulated power market. CellNet is the first non-utility company in the U.S. to be authorized to provide meter services.

    Also in March 1998, the Company reached an agreement to provide NMR services to 71 Circuit City stores in California. Under the terms of the agreement, CellNet will provide Circuit City with metering data relating to in-store electricity consumption stated in hourly intervals. Circuit City may access this data on the Internet through a CellNet-operated website.

    In January 1998, the Company announced a strategic partnership with Landis & Gyr, a global supplier of advanced metering products, customer management systems and software for the electric utility industry. Together, the Company and Landis & Gyr intend to incorporate CellNet's data communications technology into the recently released Altimus electricity metering system. Altimus is an innovative solid state, residential eletricity metering system designed for the electric power industry.

    FINANCING. On September 24, 1997, the Company received an aggregate of approximately $332.3 million from the sale of the 1997 Notes and warrants to purchase common stock. All holders of the 1995 Notes tendered and exchanged their 1995 Notes for 1997 Notes having an initial accreted value of $231.0 million. The net proceeds from the 1997 Notes to the Company were approximately $96.3 million.

CHANGES IN THE ELECTRIC UTILITY INDUSTRY

    The electric utility industry is undergoing a fundamental and broad-based transition. The traditional utility structure, consisting of a vertically integrated system operating as a natural monopoly with rates set in relation to cost, has historically presented utilities with little incentive to improve service quality or operating efficiency. Similar to the regulatory evolution that has already taken place in the transportation and telecommunications industries, customer demands and regulatory mandates by federal and state governments are opening the electric utility market to competition, thus forcing electric utilities to transform themselves from regulated monopolies into competitive enterprises. While regulatory initiatives vary from state to state, many involve a shift from rate-of-return rate making, in which an electric utility's rates are determined by its return on assets, to performance-based rate making, in which an electric utility's rates and profitability are based upon its cost, efficiency and service quality. The gas utility industry has already been transformed as a result of competition. Today, commercial and industrial customers can negotiate to purchase gas directly from producers or brokers, while utilities are required to provide transportation of such gas to customers' facilities.

    The restructuring of the electric utility industry is underway. In recent months, several major electric utilities have entered into merger agreements and other consolidation transactions in connection with this restructuring. The restructuring has also focused on opening the electric power production industry, in certain markets, to full competition in the next few years, and ultimately providing customers access to multiple suppliers. Federal legislation, such as the National Energy Policy Act of 1992 (the "EP Act"), has opened utility transmission lines to independent power producers in an effort to increase competition in the wholesale electric power generation market. As a result, the construction of cogeneration facilities and independent power production facilities has been increasing, creating lower cost alternatives for large commercial and industrial customers. The EP Act authorized the Federal Energy Regulatory Commission ("FERC") to mandate utilities to transport and deliver, or "wheel" energy for the supply of bulk power to wholesale, but not retail, customers. In order to facilitate the transition to increased competition in the wholesale power markets made possible by the EP Act, in April 1996 FERC issued its final rules that require utilities to (i) establish open access to all wholesale sellers and buyers, (ii) offer power transmission service comparable to what they provide themselves, and (iii) take power transmission service under the same tariffs offered to other buyers and sellers.

[INSERTED IN THIS SECTION OF THE TEXT IS A MAP OF THE UNITED STATES HIGHLIGHTING WHICH STATES ARE IMPLEMENTING OR IN THE PROCESS OF IMPLEMENTING ENERGY DEREGULATION. WITH RESPECT TO DEREGULATION, 16 STATES HAVE FINAL LEGISLATION OR A COMMISSION PLAN IN PLACE, 10 STATES HAVE A DRAFT COMMISSION PLAN OR APPROVED PILOT, 18 STATES HAVE A FORMAL COMMISSION INVESTIGATION UNDERWAY, AND SIX STATES HAVE BEGUN INFORMAL COMMISSION STUDIES.]

    Under the EP Act, individual states have the sole authority to mandate the wheeling of electric power to retail customers. As a result, sixteen states (Arizona, California, Illinois, Maine, Maryland, Massachusetts, Michigan, Montana, Nevada, New Hampshire, New Jersey, New York, Oklahoma, Pennsylvania, Rhode Island and Vermont) now have legislation or final commission orders to mandate retail wheeling and nearly all of the other states are in various stages of considering the implementation of retail wheeling and unbundling, both at legislative and regulatory levels. Arizona, California, Maine and New Hampshire are also requiring utilities to "unbundle," or offer as separate services, metering, billing and collection, and three more states have announced their intention to require unbundling. Unbundling implies that a third party, such as a new market participant, would be free to own the electric meter that measures usage and attaches to a commercial, industrial or residential customer's premises. The traditional owner of the meter has been the electric utility which has also had a monopoly in providing metering, billing, and collection services. In California, the state which has to date advanced the furthest in the deregulation process, the California Public Utility Commission (the "CPUC") has mandated competitive retail wheeling and unbundling effective March 31, 1998 for large commercial and industrial customers and unbundling for all remaining customers effective January 1, 1999. Competitive retail wheeling will involve direct access, or the customer's ability to choose among energy service providers. The CPUC has also mandated hourly time-of-use metering capability for customers requiring more than 20 kW of power and customers choosing direct access.

    The changing regulatory environment means that new power market participants will be entering into a market traditionally dominated by established utilities. To date, more than 200 parties have registered with the CPUC as Registered Energy Service Providers to provide electric services in California commencing March 31, 1998. The established utilities will each be focusing on retaining and increasing its market share in the wake of competition. Both new power market participants and established utilities will be striving to optimize their offerings and to distinguish themselves in the market. CellNet is well positioned to offer competitive advantages to all new power market participants, whether established utilities or new power market participants, using its existing technology. The CellNet network has demonstrated capabilities in providing cost-efficient, reliable, real-time data to established utilities. The same capabilities will enable energy service providers to meet regulatory metering and forecasting requirements, offer superior, competitively-priced services, collect customer information and diversify by adding additional applications as available. CellNet's open architecture will lend itself readily to deployment strategies focused either on established utilities or new power market participants, or both, without requiring modifications to the network system.

    The Company believes that competition will require recordation of electric power consumption data more frequently than is presently customary through a much wider use of daily, hourly and possibly even more frequent meter readings. In fact, hourly meter reading has already been mandated for certain classes of customers in California when deregulation takes effect. Other deregulating states are likely to follow. The Company believes that the Company's meter reading technology, or meter reading technology similar to it, will be needed to satisfy these requirements.

THE CELLNET SOLUTION

    CellNet has designed, developed and is now commercially deploying in scale the first wireless data communications network designed to provide high-volume real-time status and event monitoring of up to several million endpoints. Since the primary application of the network is to provide NMR services, the network has been designed to meet the energy service industry's cost requirements, information needs and rigorous design specifications. CellNet's network uses radio transmitters fitted to existing meters to read and report data from each meter every few minutes. CellNet uses inexpensive radio devices and proprietary software in its networks, deploys certain network components on utility power poles or, where necessary, on buildings or other structures, and requires minimal frequency spectrum to operate its system.

    CellNet's system enables energy service providers to better serve their customers by offering enhanced services such as:

    - time-of-use and demand energy rates;

    - real-time response to billing inquiries;

    - real-time power outage detection, location and notification;

    - remote verification of "power on" and outage restoration;

    - on-demand meter reads;

    - customer-selected billing dates and consolidated, multi-location billing;

    - automatic move-in/move-out meter reading;

    - distribution automation; and

    - access to consumption, rate and billing information via the Internet.

    In light of the changing regulatory environment and resulting competition for customers, many established utilities will be motivated to retain and increase their market shares, while energy service providers will seek to capture market share in the post-deregulation retail market. CellNet's system will allow established utilities and energy service providers to respond effectively to regulatory changes and enhance their performance in the competitive markets. CellNet's system will facilitate accomplishment of established utilities' and energy service providers' strategic objectives as follows:

    PROVIDE RETAIL MARKET INFORMATION. Established utilities and new power market participants will seek to implement information systems capable of supporting new functions, including collecting and exchanging data for billing, load forecasting and retail settlements. One likely result will be a large increase in the need for the retrieval and management of high volumes of metering data, including hourly consumption measurement for retail settlement (prices will be set hourly in regional power pools). Another likely result will be the need for rapid retrieval of metering data--hourly or daily in contrast to today's monthly schedule for meter reading--to support forecasting and settlement.

    ENHANCE INFORMATION SYSTEMS. To implement time-of-use pricing and other customer-oriented pricing plans, real-time power outage detection and other services that may be required by deregulation or necessary to maintain market share, utilities and energy service providers will demand extremely accurate and timely data regarding energy consumption by customers. For example, the CPUC has required at least hourly meter-reading capacity for each customer requiring more than 20 kW of power. The manual meter reading process, even as automated to a limited degree through the use of hand-held and drive-by AMR equipment, does not meet these criteria. The consumption data collected by AMR is typically transmitted to the utility's information system on a monthly basis. Such periodic meter readings do not provide the necessary data to implement these regulatory and competitive initiatives.

    RESPOND TO REGULATORY INITIATIVES. If retail wheeling is adopted, consumers will contract to buy electricity from either utilities or energy service providers, but all such electricity will be supplied to a designated local electrical network, which will then distribute power to all local consumers. The monthly meter reading historically used by traditional utilities may allow confirmation of aggregate usage, but not of time of use. Time-of-use data is a critical requirement of retail wheeling, since the cost of power will be determined by hourly spot prices. By providing real-time data on each consumer's power usage, CellNet enables utilities to implement retail wheeling without incurring costs of $150-$200 or more at each service endpoint to install individual time-of-use meters across their territories.

    ACQUIRE AND RETAIN CUSTOMERS. In addition to price-based competition, utilities and energy service providers will seek to differentiate their services to the market. The CellNet system's ability to integrate with customer service systems and platforms will enable the addition of value-added services, enabling non-price based competition through enhanced product offerings, including new pricing options, selectable bill dates, outage monitoring, end-use energy information through the Internet, customized billing plans, remote move-in/move-out meter reading, multi-location bill consolidation and other innovations. The information available through the CellNet data collection services will also allow its users to profile their customers, thus gaining valuable marketing insights, which will facilitate development of promotions, service plans and other programs designed to attract and retain customers.

    ELIMINATE MANUAL METER READING. Many utilities have already focused on the inefficiencies of the traditional once-a-month drive-by or walk-by meter reading process. In addition to the direct expense of monthly meter reading, manual processes create significant indirect expenses. These expenses include responding to customer billing service inquiries and complaints, meter reading errors, missed meter reads, special appointment meter reads to determine and correct errors, and service calls to discontinue and to initiate service. Through automation, CellNet's wireless data network helps utilities to reduce both direct and indirect operating costs associated with meter reading.

    OFFER LOWEST-COST NETWORK SYSTEM. The CellNet system offers the lowest-cost, most frequency-efficient network available, which will enable utilities, energy service providers to manage their energy trading costs better and pass savings on to their customers. The CellNet system will provide time-of-use metering in scale, even to small customers, at costs which the Company believes to be the lowest available. A new power market participant's ability to penetrate the energy supply market, and an established utility's ability to maintain its market share, will depend in part on their ability to offer competitively-priced services. By allowing CellNet to build and maintain the wireless network, energy service providers also avoid both the technological risk and capital outlay of developing and deploying NMR systems.

    ENHANCE OPERATING EFFICIENCIES THROUGH AUTOMATION. CellNet's network enables distribution automation capabilities which include monitoring and control of power distribution equipment as well as meters. Using the CellNet network, utilities can manage many aspects of the delivery of electricity, including the ability to detect power outages, monitor and control circuit breakers, monitor the load on transformers, control circuits to isolate faults on feeder power lines, and switch automatically among capacitor banks to produce constant voltage levels. As a result, problems may be detected earlier and solved more quickly, operations may become more reliable and service fleets may be more efficiently deployed and dispatched as outages can be more readily pinpointed within the utility's service territory. Increased automation and improved information processing will also aid in detection of energy theft, which is currently estimated to cost utilities many millions of dollars each year.

    REDUCE PEAK DEMAND COSTS WITH TIME-OF-USE DATA. Established utilities have historically built plant capacity to meet the anticipated peak demand for energy on a daily and seasonal basis, requiring an excess capacity margin to respond to extraordinary demand peaks caused by extreme weather conditions. Power plant expansions are costly and investments in such capacity may not be fully compensated by rate making authorities. Reducing peak demand would allow utilities to defer or avoid additional plant construction or costly peak power generation with standby power generating facilities. However, unlike phone companies, which currently offer time-of-use rates to discourage consumption during peak periods, energy service providers have generally been unable to implement time-of-use plans for any but their largest customers due to inadequate real-time information about customer power usage. CellNet's NMR services will enable utilities to adopt time-of-use billing plans, which can be used to motivate consumers to shift discretionary consumption to off-peak periods.

    PROVIDE POST-DEREGULATION MARKET OPPORTUNITIES. With deregulation creating new market opportunities, new power market participants will aggressively pursue first-to-market opportunities, particularly in light of the perception that the highest-value customers will be among the first to respond to the choices made available by deregulation. CellNet offers an NMR system with demonstrated capability of providing real-time data collection. As a result, CellNet's system will enable new power market participants to offer prompt implementation of state-of-the-art metering-based service rate plans.

    For established utilities and new power market participants, CellNet alone supports each of the basic objectives.

BUSINESS STRATEGY

    The Company intends to deploy and operate a series of wireless data communications networks and to earn recurring revenues by providing NMR services to utilities and new power market participants and other customers by using the network to support a variety of non-utility applications. Principal elements of CellNet's strategy are (i) to focus on power supply markets, (ii) to promote development of non-utility applications, (iii) to form strategic relationships,
(iv) to pursue international expansion, and (v) to outsource a substantial portion of its manufacturing and installation activities. The Company is also focusing increasingly on licensing its technology to leading manufacturers in key industries, to ensure development of compatible products. See "--Form Strategic Relationships."

    FOCUS ON POWER SUPPLY MARKETS

    The Company is initially targeting the largest MSAs, which represent a majority of the approximately 230 million electric, gas and water meters in the United States and other areas of high population density, state-by-state, as deregulation becomes effective. The Company believes that utilities and new power market participants operating in or entering these densely populated areas will be the most likely affected by increased consumer, competitive and regulatory pressures, and as such, will have the greatest need to adopt NMR. The Company also believes that energy service providers that compete with utilities in these markets and outside the largest MSAs will have a need to adopt NMR services. In addition, the Company believes that the largest MSAs offer the greatest potential markets for non-utility applications.

    The Company employs two basic strategies in the deployment of its networks--saturation deployments for providing NMR services to existing utilities, and broad deployments for providing NMR services to other parties including new power market participants. Under the Company's saturation deployment strategy, the Company builds out its WAN and LAN concurrently in order to cover every meter in a utility's designated service area. The saturation deployment strategy has proven effective because it allows coverage of all of the energy consumers in those service areas.

    Under the Company's broad deployment strategy, the Company first deploys its WAN in service areas where the largest consumers of energy are located and where energy consumers and other power market participants are most likely to value the Company's services and/or to concentrate their marketing efforts. As contracts for the provision of NMR services are obtained, the Company builds out its LAN on an incremental basis as necessary to service those customers or for advanced coverage of certain areas. Both the LAN and WAN can be further expanded incrementally as additional business outside the existing coverage areas is obtained. Broad deployment offers energy service providers who lack the established utilities' designated geographical customer bases the flexibility to build as they grow or to pursue particular market niches. It also offers established utilities who are not yet prepared to commit their resources to a long-term saturation deployment project the opportunity to cover a portion of their customers initially and to increase coverage in their service areas over time, potentially to all of their meters.

    By using networks deployed under either strategy, the Company is also able
(i) to offer NMR information metering services directly to energy consumers, to the extent that the information provided by such services is not being made available to them by their own utility or energy service provider, (ii) to offer sub-metering NMR services to industrial and commercial customers who desire to itemize their overall energy usage by monitoring the energy consumption of particular HVAC system components, individual manufacturing processes or pieces of equipment, individual departments, etc., and (iii) to offer a range of non-utility wireless data communication services for such applications as home security, remote status monitoring of vending machines, office equipment and parking meters, and remote control of traffic lights.

    PROMOTE DEVELOPMENT OF NON-UTILITY APPLICATIONS

    Through the efficient use of spectrum, each CellNet network is designed to have the capacity, after serving all of a utility's NMR and distribution automation requirements, to support non-utility services that would benefit from the availability of a low-cost wireless network. Under broad deployment, the Company expects to have significantly enhanced opportunities to implement non-utility applications, because the Company's networks will be available in a substantially greater number of high population density centers. The Company is working with leading manufacturers and application developers in order to promote the development of products and services capable of using the CellNet networks. Potential applications include the following:

    - security services for home security, fire alarm and personal safety devices;

    - remote status monitoring for vending, postage, change and commercial washing machines, office and factory equipment, and intelligent home devices, such as remote control thermostats; and

    - intelligent transportation monitoring systems for traffic lights, parking meters and toll booths.

    The Company believes that its low monthly network service prices will substantially increase the likelihood of market acceptance of existing applications and enable potential new applications.

    Wireless home security systems are an example of an existing application that might achieve greater market penetration if equipment and service costs were reduced by using a CellNet network. CellNet is working with Interactive Technologies, Inc. ("ITI"), a leading provider of wireless home security systems, to develop an affordable security system that would communicate over a CellNet network. A preliminary field trial is presently being conducted.

    Remote monitoring of vending machines would substantially reduce the cost of servicing those machines. Real Time Data, Inc. ("RTD") has developed a vending machine monitoring device which tracks product sales and inventory. RTD and the Company have been working together to integrate RTD's devices with the Company's networks and have a commercial field trial currently underway.

    Energy management and home automation services can be enabled by CellNet's networks as well. CellNet and Honeywell, Inc. ("Honeywell") have jointly designed a system consisting of a "thermostat-like" panel which allows consumers to use electricity more efficiently by programming appliances, such as the heating, ventilation and air conditioning (HVAC) system and hot water heater. Devices within the home would communicate with one another over existing electrical wiring using power line carrier (PLC) technology. CellNet's data network would provide the connection between the home and a utility to deliver pricing signals, home management services, and public information, and to send customer messages and device status signals back to the utility. CellNet and Honeywell are undertaking a pilot program to deploy this system in the second quarter of 1998 at residences in St. Louis to help refine the system design and further gauge consumer demand.

    FORM STRATEGIC RELATIONSHIPS

    The Company is forming strategic relationships with leading companies and certain utilities to promote the development and joint marketing of complementary products or services for utility applications and the development of non-utility applications whose traffic would be carried on CellNet networks. CellNet is currently working with the following leading companies:

    BADGER METER, INC. ("BADGER"). The Company has entered into an agreement with Badger, a leading marketer and manufacturer of products using flow measurement and control technology to serve industrial and utility markets worldwide, providing for incorporation of the Company's patented radio technology into Badger's water meter reading technology product lines and to provide technical assistance to Badger to build radio technology compatible with the Company's NMR systems into future products.

    BEn. The Company has entered into a joint venture with BEn to pursue international opportunities. See "--Pursue International Expansion."

    ConnexT, INC. ("ConnexT"). The Company has entered into a joint marketing agreement with ConnexT, a subsidiary of Puget which provides network-based application services to utility companies, whereby the parties agree to assist each other in marketing their respective products and services to both companies' existing and prospective utility customers.

    GENERAL ELECTRIC ("GE"). GE and the Company have entered into a non-binding memorandum of understanding ("MOU") to jointly market to utilities, on a non-exclusive basis, automated NMR solutions that incorporate both parties' products. GE has installed CellNet radio devices on new GE meters on a trial basis.

    HONEYWELL. Honeywell has entered into a non-binding MOU with the Company relating to the creation of "smart communicating thermostats" that would serve as the key elements in a home-based energy management system. The parties also plan to collaborate on identifying other in-home automation products that could leverage Honeywell's extensive line of environmental control products with CellNet's wireless technology.

    ITI. The Company has entered into an agreement with ITI, a leading provider of wireless, in-home security systems, to develop moderately-priced security systems based on ITI's existing security devices and CellNet's wireless technology.

    LANDIS & GYR ("L&G"). The Company and L&G have agreed to a joint project whereby L&G will incorporate the Company's data communications technology into its recently released Altimus-TM- electricity metering system, an innovative solid state residential metering system designed for the electric power industry.

    METRETEK, INC. ("METRETEK")/MARCUM NATURAL GAS SERVICES, INC. The Company is working with Metretek, a subsidiary of Marcum Natural Gas Services, Inc., to develop a combination of wireless and telephone-based services for the gas utility industry. Metretek's telephone-based data collection and management software is intended to be integrated into the Company's wireless data communications system, enabling the Company to provide multi-technology NMR services, allowing gas utilities to reach a larger percentage of their customers. Additionally, the Company's wireless data communications technology is intended to be incorporated into Metretek's new and existing products, enabling data collected from industrial, commercial and residential gas meters, volume correctors and other Metretek products to be communicated over CellNet's wireless networks.

    PROCESS SYSTEMS ("PSI"), SIEMENS ENERGY AND AUTOMATION, INC./SIEMENS MEASUREMENTS LTD. The Company is working with PSI, a Siemens business unit, to integrate PSI's Energy Analyzer Plus software for collecting data over the public switched telephone network ("PSTN") from a variety of high-end electric and gas meters with the CellNet system, so as to enable the Company to offer multi-technology NMR services. The Company and BCN are also working with Siemens Measurements in the United Kingdom to license CellNet's radio technology to communicate over CellNet's networks.

    RTD. As described above, RTD, a developer of remote vending machine monitoring systems, has entered into an agreement with the Company to integrate its vending machine monitoring system with the Company's wireless network technology.

    SCHLUMBERGER. The Company has entered into an agreement with Schlumberger, an international, worldwide leader in oil field services, measurement and systems and telecommunications, to license to Schlumberger the Company's proprietary radio technology for use in Schlumberger's electric, gas and water meter product lines.

    PURSUE INTERNATIONAL EXPANSION

    With several hundred million utility meters located outside of the United States and with comparable opportunities to use the CellNet system for utility and non-utility applications, the international market offers significant additional opportunities for the Company.

    The Company and BEn have formed BCN as an international joint venture in order to take advantage of these opportunities. BCN has the exclusive right to deploy and operate the Company's wireless data communications system in countries outside the United States. The Company is generally allocated 50% of BCN's net income or loss. The Company licenses its technology to BCN and BCN is authorized to sublicense that technology to individual local operating project entities in which BCN or other affiliates of the Company and BEn are expected to invest and generally maintain operating control. The managing board of BCN is composed of an equal number of representatives from each party and reviews and approves all major business decisions.

    In considering international expansion opportunities for the CellNet System, BCN intends to target markets characterized by (i) a well-developed utility infrastructure, (ii) demand for low-cost monitoring, (iii) a progressive regulatory climate favoring increased efficiency, customer service and competitive access, and (iv) well-capitalized, established and reliable local partners.

    The Company considers the United Kingdom a particularly attractive market, with approximately 22 million electric meters and deregulation already in effect. BCN is currently concentrating its efforts primarily on entering the market in the United Kingdom, and is also considering opportunities in Australia and elsewhere.

    OUTSOURCE SUBSTANTIAL MANUFACTURING AND INSTALLATION ACTIVITIES

    The Company outsources a substantial portion of its manufacturing and installation activities. As a result, CellNet leverages the size and capabilities of key suppliers to take advantage of manufacturing economies of scale, reduce component pricing through bulk purchasing, and have access to manufacturing capacity and resources to meet highly variable production requirements. The Company will retain overall network construction responsibility, but intends to rely on local subcontractors for installation, primarily those who have demonstrated their capabilities, experience and reliability and who have good working relationships with CellNet's customers. The Company believes that outsourcing installation activities will reduce the start-up time and the Company's investment risk for each project.

WIRELESS COMMUNICATIONS INDUSTRY OVERVIEW

    CellNet operates within the wireless communications industry, which includes personal communications services ("PCS"), specialized mobile radio ("SMR"), microwave, cellular (including cellular digital packet data ("CDPD")), paging and multiple address radio system ("MAS") segments, among others. The two principal categories of commercial wireless applications are voice and data transmission. Within those broad categories, service requirements for specific applications vary substantially in terms of quality, speed, capacity, mobility, two-way capability, geographical coverage and cost. In general, products which provide for greater mobility and capacity are more expensive. As a consequence, the market for wireless services is segmented, matching specific service requirements with the most suitable wireless technology.

[INSERTED IN THE TEXT AT THIS LOCATION IS A GRAPH PLOTTING NETWORK CAPACITY VERSUS USER/DEVICE MOBILITY AND MONTHLY ENDPOINT COST]

    CellNet's system is designed to utilize small amounts of spectrum and to provide low-cost, high-volume, real-time monitoring of fixed endpoints. The Company believes other telecommunications applications or market segments are not as well suited for use in NMR and similar applications except in limited cases such as high-use industrial metering, where the increased equipment and service costs might be justified by high rates of power consumption, or in certain rural applications, where the cost of installing and operating a fixed network on a per meter basis might be higher. Competing service applications are therefore expected to develop largely within the segment of the wireless communications market in which CellNet now operates.

    CellNet's network architecture and the nature of the markets that it serves differ significantly from traditional cellular companies, thereby resulting in potential advantages for CellNet in providing NMR services which include:

    LOWER AVERAGE MARKET ADOPTION RISK. To date, the Company has constructed its large scale commercial networks after entering into a long-term relationship with a utility or other client. In such circumstances, the Company does not need to finance construction of networks in anticipation of obtaining customers. Under the Company's broad deployment strategy, the Company may build out its WANs before the capacity is fully committed, thereby creating the risk that the network will not be fully utilized, and the Company will not recoup its investment in the build-out.

    LOWER CHURN/PENETRATION RATE. Unlike the customer bases for other wireless, voice and data service providers where customers can easily switch to a competitive provider, CellNet's existing subscriber endpoints do not experience frequent change or "churn". The marketing and administrative costs typically associated with churn, and the capital risk associated with variable penetration rates, are thus eliminated. Further, due to inflation escalation clauses in the Company's existing services agreements, the Company believes that the value of its revenue per endpoint in real terms will likely be maintained over time.

    HIGHER CUSTOMER CREDIT QUALITY.   CellNet receives the majority of its
contract service revenue directly from utilities and new power market participants rather than from individual subscribers. As a result, the Company experiences less credit risk and generally lower billing expenses than other wireless communication providers.

    MORE EFFICIENT DEPLOYMENT. Cellular and PCS cell sites are frequently costly and can be difficult to obtain. The modularity of the CellNet system and the efficient size of its components facilitate inexpensive deployment of scalable networks. The Company's system components have been designed to fit on utility power poles or, where necessary, on buildings or other structures. With an electric utility as its customer, CellNet can negotiate to use utility poles, transmission towers, and various properties for its deployment. Radio devices, which represent the bulk of network components, are simply "plugged in" as newly retrofitted meters to replace an existing meter. The Company's MCCs (as defined below) typically take two hours to install and its CellMasters (as defined below) less than a week to install, providing a network which can be deployed swiftly and efficiently. The system is also scalable, thereby allowing coverage regardless of the size of the service area.

    MORE EFFICIENT SYSTEM DESIGN. Cellular telephone networks are designed for peak usage, with a large percentage of the network underutilized for much of the day. The CellNet network gathers information

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from its endpoints consistently around the clock and therefore does not encounter the peak usage problems typically experienced by cellular phone service providers.

    LOWER FREQUENCY COSTS. Cellular, PCS and other two-way wireless systems typically require a large amount of spectrum which can be very costly to obtain. Because the Company is able to utilize a small amount of frequency (the equivalent of approximately a single cellular voice channel) for a wide metropolitan area, it has not been subject to the substantial frequency costs associated with wireless communications companies even if any additional frequency it might require were subject to auction.

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TECHNOLOGY

    CellNet's NMR system has been developed specifically to offer real-time, low-cost, high volume wireless data communications services. Such services require (i) inexpensive endpoint devices, (ii) the ability to support a wide range of applications, (iii) reliable, consistent service over a wide area, (iv) the capacity to handle simultaneous transmission and processing of a large volume of data, (v) integrated communications and applications support software, and (vi) efficient use of bandwidth to minimize spectrum acquisition costs.

    To meet these cost and data handling requirements, CellNet has designed a system which uses a two-tiered wireless network hierarchy managed by a central system control center which collects, concentrates, forwards and manages data from many fixed endpoints. The elements of this communications hierarchy include:

    - endpoint devices which transmit data relating to the equipment they are monitoring or controlling, such as utility meters;

    - MicroCell Controllers ("MCCs") which manage the endpoint devices in their local coverage area (as part of a local area network or "LAN") and which collect and process data transmissions from such endpoint devices;

    - CellMasters which gather data from MCCs located in a wide coverage area (as part of a wide area network or "WAN") and which communicate that data to a central System Controller; and

    - a System Controller which manages the entire network and operates the application gateways for integration with the client's own data systems.

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      [INSERTED IN THE TEXT AT THIS LOCATION IN THE TEXT ARE DEPICTIONS OF THE
      NETWORK ARCHITECTURE OF THREE PORTIONS OF THE CELLNET SYSTEM, NAMELY THE SYSTEM CONTROLLER NETWORK, WIRELESS WIDE AREA NETWORK, AND THE MICROCELLULAR LOCAL AREA NETWORK]

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    ENDPOINT DEVICES.  The subscriber unit of the CellNet system is a relatively inexpensive low-power radio device which is attached to a data source, such as a utility meter, to collect and transmit information to an MCC and typically includes a transceiver or transmitter. The Company has developed endpoint devices for electric utility applications which may be retrofitted to each of the major types of utility meters presently being used by electric utilities in the United States. These endpoint devices currently collect customer demand and load profile data from an electric meter and transmit such information to the local area MCC once every few minutes. Electric meter endpoints are also able to transmit "distress signals" indicating meter tampering or power outages. The Company began introducing its commercial endpoint devices for gas meters in 1996 and completed the development and introduction of additional models in 1997. The Company is continuing its development of endpoint devices for water meters and expects to introduce its first models in 1998. The Company is also working with industry leaders to develop endpoint devices for non-utility applications. See "--Business Strategy--Form Strategic Alliances."

    MICROCELL CONTROLLERS. An MCC is a device which is mounted on a utility pole or other fixed location in the center of a microcell and which routes data from all of the endpoints in the microcell to the System Controller via the WAN. The number of endpoint devices in each microcell depends on a number of factors, including topography and population density. In addition to functioning as a router, the MCC is an intelligent node in the distributed control system and has a powerful microprocessor which enables it to perform data storage, packet routing and voltage and power outage monitoring for endpoint devices in its microcell area. Each MCC also has extensive network management capabilities which permit new endpoint devices to be added automatically without interfering with the handling of data from existing endpoints. This architecture allows CellNet to significantly reduce the cost of the endpoint device itself and increases the potential data throughput of an entire network, as the intelligent processing is provided at the MCC level. The MCC communicates with the endpoint devices in its microcell in the 902-928 mHz band, which is an unlicensed portion of spectrum.

    CELLMASTERS. A CellMaster generally communicates with anywhere from 50 to 200 MCCs and RTUs (as defined) over an area typically covering approximately 20-75 square miles (2.5-5-mile radius). The coverage area can vary substantially depending upon the deployment techniques employed. Each CellMaster incorporates network management software which manages traffic scheduling, radio frequency power controls and signal monitoring. CellMasters are built with redundant hardware, are ruggedly constructed for extreme weather, and can perform automatic switchovers between system components in case of failure. The WANs covering specific service areas are composed of a number of CellMaster units. A CellMaster communicates with the MCCs using a radio link in the 928/952 mHz band, which is a licensed portion of spectrum.

    REMOTE TERMINAL UNITS. Remote Terminal Units ("RTUs") monitor and operate equipment at specific points in an electric utility's distribution system. CellNet integrates a two-way radio device into RTU equipment manufactured for a utility by other parties, which enables remote operation of these RTUs. By providing a means of remote monitoring and controlling of power distribution equipment, CellNet's system enables utilities to monitor and control circuit breakers, monitor the load on transformers, control circuits to isolate faults on feeder power lines, and switch automatically among capacitor banks to provide constant voltage levels.

    SYSTEM CONTROLLERS. The System Controller provides the link to the client's corporate data network and serves as the network management platform. The System Controller consists of a cluster of UNIX-based workstations operating over a network using standard TCP/IP protocols. Such a configuration is extremely scaleable as it can be expanded to meet system requirements simply by adding additional workstations. The System Controller supports a variety of radio-based and leased line data links to each CellMaster in the network. These links are redundant for added reliability. The System Controller enables CellNet's on-site system operator, who manages the network for CellNet's clients, to manage traffic, monitor performance and configure network devices. At the local systems operations center, the System

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Controller provides customized gateways to integrate with client data systems.
As non-utility applications are deployed, the Company may integrate additional server devices to manage such non-utility applications at the System Controller level.

    CellNet's network equipment--MCCs, CellMasters and System Controllers--are equipped with back-up batteries and continue to operate in the event of a power outage.

    The Company also operates the CellNet Central Operations Room at its San Carlos, California facilities which monitors performance of all regional System Controllers and is able to assume operations of the regional networks if the local System Controller experiences a failure. The Company operates a private national data network to link these regional sites using third-party carrier services.

    SYSTEM SOFTWARE. CellNet believes that one of its key enabling technologies is the software which facilitates operation of a large-scale NMR system. While certain "off-the-shelf" networking approaches work well on a limited scale in a wireline environment with expensive computers and workstations, the ability to operate in a wireless environment under extreme conditions at low cost has required the development of a sophisticated network architecture. CellNet's network solution is based on distributed computing and messaging technologies which enable intelligence to be decentralized and ensure efficient use of spectrum. The CellNet Radio Network Operating System ("R(-)NOS") is a proprietary system that provides sophisticated network communication services between the System Controller and the CellMaster units, RTUs, MCCs and endpoint devices. It is a scaleable system that has been specifically designed to ultimately handle millions of endpoints in a single regional network. Extensive real-time diagnostic and network management features manage traffic, monitor system performance and enable network configuration as data is collected and delivered to users. The CellNet R(-)NOS is able to maintain fast response times and system capacity by distributing a significant portion of the network's computing power at the MCC level.

    The R(-)NOS offers the benefits of incrementally adding processing power as well as supporting remote operations required for redundancy and backup operations. As such, an entire regional system can be switched quickly from one System Controller to another in the event of failure. The CellNet R(-)NOS is also able to segregate network data from multiple non-utility applications and provide such data to non-utility clients over additional database interfaces. Each CellNet system is customized with application-specific gateways which enable the interface between the System Controller and the client's existing corporate data systems. CellNet has delivered gateways to support the data requirements for billing automation, electric distribution automation, customer service call center automation and load management programs. The flexibility provided by this R(-)NOS architecture will enable the system to offer services for many new applications unrelated to NMR services such as distribution automation and non-utility applications. By building on a general network capability the Company can extend its services to many other utility and non-utility services without incurring significant costs of redesigning the underlying communications architecture. Each new application is expected to be added with only incremental development, which will be focused primarily on application-specific endpoint devices and system gateways. Furthermore, since its design is independent of the specific endpoint radio devices, the Company believes that this architecture can evolve to incorporate future advances in wireline and wireless communications. The Company has made a substantial commitment to establishing a strong competitive position, having invested over 325 staff-years in the design, development and testing of its system.

    EFFICIENT SPECTRUM UTILIZATION. CellNet's network components utilize both licensed and unlicensed radio frequency bands. The CellNet WAN operates in the 928/952 mHz frequencies which are licensed by the FCC in 25 or 12.5 kHz channel bandwidths for full duplex operation and point-multipoint data services. CellNet has developed a proprietary technology, subject to issued and pending patents, which permits a narrowband radio system to derive up to 19 subchannels from a single 25 kHz channel. By reusing subchannels in a manner similar to that used by cellular phone systems, CellNet believes it can grow a system to cover a large region and expand capacity incrementally as needed. As a result, CellNet is

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able to operate its wide area networks in the spectral equivalent of approximately a single voice channel. CellNet has obtained a total of 87 spectrum licenses in 50 of the top 60 MSAs and CMSAs and believes that it will be able to obtain additional spectrum as required although it may not be able to do so at low cost, particularly if such spectrum becomes subject to auction as has been recently proposed by the FCC.

MANUFACTURING AND OPERATIONS

    The Company currently outsources the manufacture and assembly of its high volume, low cost equipment such as endpoint radio devices and a portion of its lower volume, more complex equipment, including MCCs. CellNet's supply strategy is to leverage the size and production capabilities of key suppliers to take advantage of manufacturing economies of scale, reduce component pricing through bulk purchasing and obtain access to manufacturing capacity and resources to meet highly variable production requirements.

    CellNet presently focuses its limited internal manufacturing resources on final assembly and testing of its CellMasters and those MCCs that it does not outsource. CellNet assembles these network components, then custom configures and tests such components to meet stringent utility industry field equipment standards. Samples of all products, whether internally or externally built, are thermally and electrically stress-tested to measure product quality and reliability. Test results are used both to monitor production quality and to provide information to CellNet's development organization for further design enhancements.

    CellNet has developed and is continuing to improve a high-volume, low-cost process to retrofit electric utility meters with endpoint radio devices. The Company's proprietary system for retrofit information management analyzes operating data, generates reports, and provides this information to customers for inclusion in their databases. The Company installs its endpoint radios on both new and previously installed electric meters at its retrofit facilities in San Carlos, California and Kansas City, Missouri. The Company expects that similar regional retrofit centers will be established as needed to meet the network installation requirements under new services agreements with energy service providers, although a retrofit center can support more than one network deployment. In addition, certain electric meter manufacturers are installing CellNet meter radios on new meters as a part of their meter manufacturing process.

    The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. The Company relies on sole and limited source vendors and subcontractors for certain subassemblies and components which involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and cost. See "Risk Factors--Dependence on Third-Party Manufacturers; Exposure to Component Shortages."

CURRENT UTILITY SERVICE AGREEMENTS

    KANSAS CITY POWER & LIGHT COMPANY. In August 1994, CellNet entered into a Utility Services Agreement with KCPL (the "KCPL Services Agreement") for the provision of NMR and other data communications services over a network to be built, installed and operated by CellNet. KCPL is paying CellNet for certain installation costs based upon the number of meters retrofitted and installed and monthly service fees based on the number of meters and RTUs in service being used to bill customers. The KCPL Services Agreement presently covers approximately 420,000 meters within KCPL's service territory. The term of the KCPL Services Agreement is 20 years.

    AMERENUE. In August 1995, CellNet entered into a Utility Services Agreement with UE (the "UE Services Agreement") for the provision of data communications services over the Company's network for all electric meters within defined limits of UE's service area in the city of St. Louis and certain surrounding counties. UE is paying CellNet for certain installation costs and monthly service fees based on the number of installed meters and RTUs. The UE Services Agreement now covers approximately 800,000 electric

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
meters within such territory. The terms of the UE Services Agreement is 20 years with an option on UE's part to extend it for two additional periods of five years each on substantially similar terms.

    NORTHERN STATES POWER COMPANY. In August 1996, CellNet entered into the NSP Services Agreement with NSP for the provision of data communications services over a network to be built, installed and operated by CellNet. NSP will pay CellNet a monthly service fee based on the number of meters and RTUs in service then being used to bill customers. The NSP Services Agreement covers approximately 1.0 million gas and electric meters within NSP's service territory located in the Minneapolis-St. Paul metropolitan area. The term of the NSP Services Agreement is 15 years, with a five year option to extend, exercisable by NSP.

    PACIFIC GAS & ELECTRIC COMPANY. In October 1996, the Company entered into a Master Agreement for Automated Meter Reading with PG&E and a Contract Work Authorization issued thereunder (collectively, the "PG&E Services Agreement") for the provision of electric and gas meter reading services initially to cover approximately 100,000 PG&E meters in the San Francisco Bay Area. Upon the installation of approximately 23,000 meters, PG&E acknowledged that the data collection, cost savings, customer service and other objectives of the Company's demonstration network had been met and agreed with the Company to build out the network to approximately 30,000 meters.

    PUGET SOUND ENERGY, INC. In August 1996, CellNet entered into a letter of intent (the "Puget Letter of Intent") and the Puget Initial Services Agreement with ConnexT, a subsidiary of Puget for the provision of NMR and other data services over a network to be operated by CellNet. The Puget Initial Services Agreement covers approximately 15,000 meters within Puget's service territory. In October 1997, the Company entered into an agreement with Puget to deploy 700,000 meters and provide NMR service. The term of the agreement is 20 years.

    INDIANAPOLIS POWER & LIGHT COMPANY. In September 1997, CellNet entered into a Utility Services Agreement with IP&L for the provision of data communications services over a network to be built, installed and operated by CellNet. IP&L will pay CellNet monthly service fees based on the number of installed meters. The IP&L Services Agreement covers approximately 415,000 electric meters within IP&L's service territory located in the Indianapolis metropolitan area.

SYSTEM DEPLOYMENT AND OPERATION

    For each of its network deployments, the Company provides full implementation services to its clients, including system design, site selection, frequency licensing, equipment installation, software modification, systems integration and project management.

    The modular design of the CellNet system and the efficient size of its components facilitate inexpensive deployment of scaleable networks. Most of the system components have been designed to fit on utility power poles or, where necessary, on buildings or other structures. The majority of the network is simply "plugged in" as the newly retrofitted meters replace existing meters. Endpoint radio devices are installed on gas meters without interruption in service by affixing the device (containing a radio, a long-life battery and new register dials) at the meter register. The MCCs take typically less than two hours each to install and the CellMasters less than a week to install, providing a network which can be deployed swiftly and efficiently. The system is also scalable because of its cellular design, thereby allowing adequate coverage regardless of the size of the service area.

    Field engineering teams are responsible for the installation and deployment of all of the Company's networks. Once a services contract has been signed, CellNet places a local project manager in charge of the installation. The project manager hires local personnel, coordinates activities with various departments within the utility, and draws on CellNet's corporate staff to perform specialized services. CellNet's corporate staff is responsible for RF network design, system software installation and integration, training of local systems administration personnel, FCC licensing requirements, and remote systems monitoring.

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    CellNet's local personnel are responsible for RF engineering and site testing, site selection, routine software administration and maintenance, selection and training of subcontractors, coordination of meter retrofitting, materials handling, and office administration. During the two to four-year installation phase of each project, local personnel for the project employed by CellNet typically number from twenty to fifty people (for deployments the size of KCPL and UE), depending on the size and anticipated speed of each deployment. Meter changeout and system equipment installations are generally carried out by subcontractors and certain other system deployment tasks may be subcontracted from time to time as well.

    Following system deployment, a system management team of typically ten to twenty CellNet personnel (for deployments the size of KCPL and UE) will remain on site for the duration of the contract to handle day-to-day operations and routine customer requests. This group will be supported by CellNet's headquarters or regional offices, if any, that will provide 24-hour troubleshooting support as well as additional technical expertise that can be quickly dispatched if needed.

    The Company also intends to provide substantial customer support, including on-going field support and critical centralized network support functions through regional network control centers. Currently, the Company is providing sophisticated network monitoring from its headquarters in San Carlos, California.

SALES AND MARKETING

    The Company has organized its sales and marketing efforts based on utility and non-utility network applications. For its utility segment, the Company's initial target market includes the larger MSAs and CMSAs in the United States which represent a large majority of the meters in the United States. The Company is also pursuing selected utilities outside the larger MSAs and CMSAs. The Company has a sales and marketing organization of 47 persons with a mix of utility and information technology sales backgrounds, several of whom have extensive experience in the electric utility industry. Regional sales professionals are supported by corporate specialists in the areas of metering, systems integration, and deployment.

    The Company intends to concentrate its marketing efforts for non-utility applications on industry-leading providers of products and services that would benefit from the Company's low-cost wireless network. The Company is working with leading manufacturers and applications developers to promote and develop products and services that utilize the Company's networks. See "--Business Strategy--Promote Development of Non-Utility Applications." The Company expects that the manufacturers and developers of such products and services would market such products and services to end users.

    The Company has established a team of market managers for the development of new business opportunities. This team develops business concepts that are enabled by CellNet's services, pursues market research to validate these concepts and identifies potential alliances that will be required to create the products and services. This team is composed of individuals with backgrounds in cellular and wireless marketing, product management and consumer products.

    CellNet's sales approach addresses utilities and new power market participants' need to prepare for the future competitive environment by reducing costs, meeting present and future regulatory requirements and enhancing customer service.

PROPRIETARY RIGHTS

    CellNet relies on a combination of trade secret protection, copyrights, patents, trademarks and confidentiality and licensing agreements to establish and protect its proprietary rights.

    CellNet's WAN radio system has been developed using advanced digital signal processing techniques and an RF system architecture that enables CellNet to create a complete digital cellular system in approximately a single 25 kHz voice channel. This technology is based on narrowband modulation and compression of many subchannels into a single channel. Extremely stable frequency control is required to

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preserve system performance. CellNet's system of frequency control is the subject of several issued patents claims. In addition, the efficiency of the frequency protocol utilized by the CellMaster is determined in part by its ability to recover short burst transmissions from an RTU or MCC. The CellMaster's burst data recovery process is also the subject of an issued patents claim.

    The spread spectrum radio technology utilized in the CellNet LAN has been licensed to CellNet by Axonn Corporation and an affiliate of Axonn (together, "Axonn"). The Axonn spread spectrum technology, which is subject to a number of patents, is a low-cost radio system which offers the price/performance relationships that the Company believes are required for a commercially-feasible telemetry network. Under its licenses from Axonn, CellNet has acquired an exclusive right to use Axonn spread spectrum technology in the utility distribution and service market and an exclusive right to provide services for other applications outside the utility market through the CellNet system architecture. CellNet's right to provide fire and security applications based upon Axonn's technology is not exclusive under these licenses. The Axonn licenses do not expire by their terms until the last to expire of any of the patent rights underlying such licenses which will occur not earlier than March 21, 2014. Up to that time, as each patent licensed under the Axonn licenses expires, the technology underlying such patent will become freely available in the public domain. In an action filed by an affiliate of Axonn against Cargill, Inc. and other defendants in the U.S. District Court for the Northern District of California for, among other matters, alleged infringement of certain patents underlying Axonn's spread spectrum technology, the court on August 8, 1997 granted the Cargill defendants' motion for summary adjudication holding that such patents were invalid and unenforceable because they had expired for failure to pay the required amount of maintenance and issue fees. The Axonn affiliate is appealing the decision. While such patents are included in CellNet's license of the Axonn spread spectrum technology, the Company does not believe the expiration of these patents will have a material adverse impact on the Company's business, operating results, financial condition and cash flow.

    CellNet has developed a proprietary, patent-pending approach to transmitting metering information which allows the LAN to accumulate time of use, demand and load profile data. CellNet's protocols and data transmission methods are incorporated in its proprietary firmware. During the development and test deployments of the CellNet WAN and LAN radio systems, the Company has accumulated substantial information regarding cellular and microcellular radio systems. This information is being used to develop modeling and planning tools which assist CellNet in the deployment and operation of complex RF systems.

    The Company's success will depend in part on its ability to maintain copyright and patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. See "Risk Factors--Uncertainty of Protection of Copyrights, Patents and Proprietary Rights."

RESEARCH AND DEVELOPMENT

    The Company has steadily increased its research and development efforts over the past several years and expects to continue to spend a significant portion of its resources on these activities for the foreseeable future. The Company spent $27.5 million, $25.4 million, and $20.9 million for research and development in 1997, 1996 and 1995, respectively. The Company spent $7.0 million and $6.4 million for research and development in the period ended March 31, 1998 and 1997, respectively. The Company presently employs more than 129 software and hardware engineers and other professional staff in these efforts and contracts with a number of highly-specialized outside consultants for additional services as required. The focus of the Company's research and development efforts in the past has been on the continued development of the radio hardware, spread spectrum radio protocols, intelligent base stations (CellMasters and MCCs), extensive software code, database capacity and other elements required for a flexible, high-capacity wireless data communications network capable of processing data from several million endpoints on a real-time basis at a low cost. The Company expects that the focus of future research and development will be to make further enhancements to the system software, firmware, hardware and other equipment to increase the speed, capacity and functionality of the system, to lower the cost of system equipment over time and,

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working with other companies, to expand the scope of utility and non-utility services that may be offered on the system. The Company's future success will depend, in part, on the Company's success in these development projects which will require continued substantial investments. See "Risk Factors--Technological Performance and Buildout of the System; Rapid Technological Change and Uncertainty."

    As part of the Company's research and development efforts, the Company has worked closely with current and potential customers in conducting pilot trials for non-utility applications and jointly developing system specifications and requirements.

COMPETITION

    The emerging market for utility NMR systems, the deregulation of the electric utility industry and the potential market for other applications accessible once a common infrastructure is in place, have led electronics, communications and utility product companies to begin development of various systems, some of which currently compete, and others of which may in the future compete, with the CellNet system. Deregulation will likely cause competition to increase. The Company believes its only significant direct competitor in the marketplace at the present time is Itron, an established manufacturer and seller of hand-held and drive-by AMR equipment to utilities. Itron is currently providing to customers its Genesis-TM- system, a radio network similar to the Company's, for meter reading purposes.

    Motorola is an example of a company whose technology might be adapted for NMR and who might become a competitor of the Company. Mtel has announced that it intends to adapt its technology to offer residential services similar to NMR some time in 1999 over its existing paging network, with the development of endpoint radios and network management capabilities being left to other independent companies. Whisper Communications (formerly, a part of Diablo Research) now offers its True 2 Way-TM- fixed-based RF architecture communications technology for AMR and other services, and has several trials underway. Metricom, a provider primarily of subscriber-based, wireless data communications for users of portable and desktop computers, is currently involved in the AMR market through trials with Whisper Communications. Schlumberger and Greenland are among the companies that have conducted, or are in the process of conducting, pilot trials of utility network automation systems. Several companies are offering telephone-based network automated meter reading services or equipment. Among these are International Teldata and American Innovations. Established suppliers of equipment, services and technology to the utility industry such as Asea Brown Boveri and General Electric could expand their current product and service offerings in the marketplace so as to compete directly with the Company, although they have not yet done so. Many of the Company's present and potential future competitors have significantly greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. There may be many potential alternative solutions to the Company's NMR services. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services than the Company. While CellNet believes its technology is widely regarded as competitive at the present time, there can be no assurance that the Company's competitors will not succeed in developing products or technologies that are better or more cost effective. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In addition, if the Company achieves significant success it could draw additional competitors into the market. Traditional providers of wireless services may in the future choose to enter the Company's markets. However, such telecommunications applications are not well suited for use in NMR or similar applications given certain technical challenges and economic costs such as high embedded spectrum costs. Such existing and future competition could materially adversely affect the pricing for the Company's services and the Company's ability to sign services contracts and maintain existing agreements. Competition for services relating to non-utility applications may be more intense than competition for utility NMR services, and additional competitors may emerge as the Company continues to develop non-utility applications. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

    The Company believes the principal competitive factors for NMR services include price, quality of service, system functionality and capacity for readings as frequently as every 30 minutes, reliability, and ease of installation. The Company believes it competes favorably in these areas. In particular, the Company believes that it has developed the first commercially deployed, large-scale network-based NMR system capable of simultaneously collecting, processing, transporting and sharing data from millions of endpoints on an efficient and timely basis.

SPECTRUM REGULATION

    The Company's network equipment uses radio spectrum and as such, is subject to regulation by the FCC. The Company's network equipment uses both licensed radio spectrum allocated for MAS operations in the 928/952 MHz band, and unlicensed spectrum in the 902-928 MHz band. In order to obtain a license to operate the Company's network equipment in the 928/952 MHz band, license applicants may need to obtain a waiver of various sections of the FCC's rules. There can be no assurance that the Company will be able to obtain such waivers on a timely basis or to obtain them at all. In addition, as the amount of spectrum in the 928/952 MHz band is limited, issuance of these licenses is contingent upon the availability of spectrum in the area(s) for which the licenses are requested. The Company might not be able to obtain licenses to the spectrum it needs in every area in which it has prospective customers. The FCC's current rules, subject to a number of limited exceptions, permit third parties such as CellNet to operate on spectrum licensed to utilities to provide other services. The Company plans to use these provisions of the FCC's rules to expand its CellNet system. The FCC has the authority to amend its rules at any time and such changes could have a material adverse effect on the Company's spectrum utilization strategy. See "Risk Factors--Access to RF Spectrum; Regulation by the FCC."

EMPLOYEES

    As of March 31, 1998, CellNet had 722 employees, including 129 in product development, 151 in materials and manufacturing, 47 in sales and marketing, 359 in field service and support, and 36 in administration. None of the Company's employees is currently represented by a labor union. The Company believes that its relationship with its employees is good.

PROPERTIES

    The Company's administrative, sales and marketing, product development and production facilities are located in San Carlos, California, where the Company leases approximately 106,000 square feet in three buildings under lease and sublease agreements expiring in December 2000. Subsidiaries of the Company lease approximately 107,000 square feet of additional warehouse, manufacturing and office space to support field operations in California and various other states under lease and sublease agreements expiring at various times commencing November 2001 through September 2015. The Company anticipates that it will be able to acquire additional space as required for its operations on acceptable terms.

LITIGATION

    In October 1996, Itron, one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys fees and injunctive relief.

The Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on the Company's results of operations or financial condition.

    In April 1997, the Company filed a patent infringement suit against Itron in the Federal District Court for the Northern District of California, claiming that Itron's use of its electronic meter reading Encoder Receiver Transmitter (ERT-Registered Trademark-) device infringes CellNet's U.S. Patent No. 4,783,623. The Company seeks an injunction, damages and other relief.

    The consolidated complaint of JERE SETTLE AND KAREN ZULLY V. JOHN M. SEIDL ET AL. No. 398464 filed in the Superior Court of California for the County of San Mateo was dismissed on February 9, 1998, without leave to amend. Counsel for the plaintiffs in the SETTLE/ZULLY action have filed a notice of their intention to appeal this dismissal to the California Court of Appeal. A second complaint, also filed in the same Court, of HOWARD FIENMAN AND GERALD SLAPSOWITZ V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398560 was earlier voluntarily dismissed with prejudice. These complaints, purported class actions filed on behalf of the Company's stockholders against the Company, certain of its officers and directors and underwriters of the Company's initial public offering, sought unspecified damages and rescission for alleged liability under various provisions of the federal securities law and California state law. The plaintiffs alleged generally that the Prospectus and Registration Statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of common stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron, Inc. was likely to ensue.

    In 1995, Century Telephone Enterprises, Inc. ("Century Telephone") filed a petition before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office for cancellation of the Company's "CellNet" trademark registration. The parties have agreed to settle the matter under arrangements whereby Century Telephone will withdraw its petition for cancellation and the Company will purchase from Century Telephone their rights to the "CellNet" trademark now registered in Century Telephone's name. The settlement is pending execution of settlement documents.

                                   MANAGEMENT

    The executive officers and directors of the Company and their ages as of March 31, 1998 are as follows.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
John M. Seidl........................................          58   President, Chief Executive Officer and Director

Cree A. Edwards......................................          40   Vice President, Marketing

Robert A. Hayes......................................          45   Vice President, Development and Operations

Larsh M. Johnson.....................................          40   Vice President and Chief Technology Officer

Paul G. Manca........................................          39   Vice President and Chief Financial Officer

Philip H. Mallory....................................          58   Vice President and General Manager, Services

David L. Perry.......................................          57   Vice President, Secretary and Chief Administrative
                                                                      Officer

Ben H. Lyon..........................................          44   Vice President, General Counsel

Paul M. Cook.........................................          73   Director

Neal M. Douglas......................................          39   Director

E. Linn Draper, Jr...................................          55   Director

William C. Edwards...................................          69   Director

William Hart.........................................          57   Director

    JOHN M. SEIDL became President, Chief Executive Officer and a director of the Company in September 1994. From December 1992 to September 1994, Mr. Seidl served as director of St. Mary's Land & Exploration Company, CRSS, Inc., J.B. Poindexter, Inc. and a privately-held company. From January 1989 through December 1992, Mr. Seidl served as a director of MAXXAM, Inc., an aluminum, forest products and real estate concern, and Chairman and Chief Executive Officer of Kaiser Aluminum Corporation. From September 1990 through December 1992, Mr. Seidl also served as President of MAXXAM, Inc. Previously, Mr. Seidl was Executive Vice President, from July 1985 to May 1986, and President and Chief Operating Officer, from May 1986 to January 1989, of Enron Corp., an energy company. Mr. Seidl currently is a director of St. Mary's Land & Exploration Company and several privately-held companies and non-profit organizations. He received a B.S. degree in Engineering from the United States Military Academy, and M.P.A. and Ph.D. degrees in Political Economy from Harvard University.

    CREE A. EDWARDS is a co-founder of the Company, served as Vice President, Business Development from January 1994 to January 1997 and has served as Vice President, Marketing since that time. Mr. Edwards was President of the Company from October 1984 to February 1990 and Executive Vice President from February 1990 to January 1994. Prior to founding CellNet in 1984, Mr. Edwards was an Area Sales Manager for Octel Communications Corporation, a voice processing manufacturer, from September 1984 to September 1985, and a Major Accounts Manager for the General Electric Information Services Company from March 1983 to September 1984. He received a B.A. degree in Economics from the University of California, Davis.

    ROBERT A. HAYES joined the Company in January 1993 as Vice President, Special Assistant to the President. He became Vice President, Software Development in March 1994 and was named Vice President, Development in January 1995 and Vice President, Development and Operations in April 1997. From February 1991 to December 1992, Mr. Hayes held a number of positions with Everex Systems, Inc. ("Everex"), a computer hardware manufacturer, including Vice President of Manufacturing, Vice President of Quality and Service, Manager of the Network Division and Group Manager of Service. Everex filed for Chapter 11 bankruptcy protection in January 1993. Mr. Hayes received B.S. and M.C.E. degrees in Civil Engineering from Rice University.

    LARSH M. JOHNSON is a co-founder of the Company and has served in several vice presidential positions from October 1984 to December 1994 and, since January 1995, as Vice President and Chief Technology Officer. While at CellNet and prior to co-founding the Company in 1984, he was a self-employed product design consultant from May 1983 to June 1985 and Director of Product Development at Interactive Communications Corporation, a video systems company, from February 1984 to June 1985. Mr. Johnson was an Engineering Manager at Digital Optics Corporation, a company specializing in electro-optical systems, from March 1981 to April 1983 and an electrical engineer at Systems Control Corporation, a computer hardware company, from June 1980 to April 1981. He received his B.S. and M.S. degrees in Mechanical Engineering from Stanford University.

    PAUL G. MANCA joined the Company in May 1995 as Vice President and Chief Financial Officer. From March 1993 to May 1995, he was the Managing Director and Group Head of the Communications Group at BZW/Barclays Bank. Mr. Manca joined BZW/Barclays as Vice President, Merchant Banking Division in February 1987. From June 1980 to February 1987, Mr. Manca was employed in the corporate finance group of the Canadian Imperial Bank of Commerce. He received a B.A. degree in Economics from the University of California, Berkeley and an M.B.A. degree in Finance from Golden Gate University.

    PHILIP H. MALLORY joined the Company in January 1995 as Vice President and General Manager, Services. From June 1996 until April 1997, he assumed the additional duties of Vice President, Operations. From June 1992 to January 1995, Mr. Mallory held various positions at CAE-Link Corporation, a defense contractor, including Director of Strategic Planning, Director-Product Management and Director-Department of Defense Marketing. Mr. Mallory served as a career officer in the United States Army from June 1961 to August 1991, attaining the rank of Major General prior to his retirement. During his army career he held a number of posts, including Commanding General of the 2nd Armored Division, NATO Advisor to the Secretary of Defense, and the Commanding General of the 7th Army Training Command. Mr. Mallory holds a B.S. degree in Engineering from the United States Military Academy and an M.S. degree in Engineering-Applied Science from the University of California, Davis. Mr. Mallory also attended the Industrial College of the Armed Forces in Washington, D.C., where he attained the equivalent of a master's degree in Resource Management.

    DAVID L. PERRY joined the Company in November 1994 as Vice President, General Counsel and Secretary, and was appointed Chief Administrative Officer in February 1996. In March 1998, he resigned as General Counsel. From January 1992 through November 1994, Mr. Perry was engaged as an attorney in private practice. From January 1984 through December 1991, Mr. Perry was Vice President and General Counsel of Kaiser Aluminum Corporation. From August 1969 through December 1983, Mr. Perry served in a variety of capacities in Kaiser Aluminum's Law Department. Mr. Perry received a B.A. degree from Amherst College and a J.D. degree from the Boalt Hall School of Law, University of California, Berkeley.

    BEN H. LYON joined the Company as of February 1998 and was elected Vice President, General Counsel in April 1998. From May 1, 1995 until April 1998, Mr. Lyon was a senior counsel for Pacific Telesis Legal Group and Pacific Bell Mobile Services. Prior to May 1995, he served as an attorney and senior counsel in various positions at Pacific Telesis Legal Group and Pacific Bell. Since 1990 he has periodically served as an adjunct professor at the University of San Francisco School of Law. Mr. Lyon has a B.A. from the University of California, Davis and a J.D. from Loyola University School of Law, Los Angeles.

    PAUL M. COOK has been a director of the Company continuously since August 1990. Mr. Cook became Chief Executive Officer of the Company in August 1990, and assumed the additional title of President in 1992. He relinquished the positions of President and Chief Executive Officer in September 1994. Since June 1995, Mr. Cook has been the Chief Executive Officer and Chairman of the Board of DIVA Systems Corp., a company developing video-on-demand products. Until his retirement in April 1990, Mr. Cook was Chief Executive Officer of Raychem Corporation, a plastics and insulation manufacturer, which he founded in 1957. Since September 1994, Mr. Cook has served as Chairman of the Board of SRI International, Inc., and as a director of Raychem Corporation. Currently, Mr. Cook is also a director of Chemfab Corporation. He received a B.S. degree from the Massachusetts Institute of Technology.

    NEAL M. DOUGLAS has been a director of the Company since October 1993. Since January 1993 he has been a general partner of AT&T Ventures Company, L.P., a venture capital firm. From May 1989 to January 1993, he was a partner of New Enterprise Associates, another venture capital firm. Mr. Douglas also serves as director of two privately-held companies.

    E. LINN DRAPER, JR. has been a director of the Company since April 1997. Since May 1993, he has been Chairman, President and Chief Executive Officer of American Electric Power Company, Inc. ("AEP") and since March 1992, he has been the President of AEP. Dr. Draper is also Chairman, President and Chief Executive Officer of the American Electric Power Service Corporation, the management and technology arm of the AEP system, President of Ohio Valley Electric Corporation and its subsidiary, Indiana-Kentucky Electric Corporation and Chairman of the Edison Electric Institute. From 1987 to 1992, Dr. Draper was Chairman, President and Chief Executive Officer of Gulf States Utility Company. He is a member of the National Academy of Engineering and serves as a director of Nuclear Energy Institute, the Institute of Nuclear Power Operations, and the Greater Columbus Chamber of Commerce.

    WILLIAM C. EDWARDS has been a director of the Company from October 1985 to April 1986 and has been a director continuously since March 1991. Since October 1968 he has been a general partner of Bryan & Edwards, an investment partnership. Mr. Edwards also serves as a director of Western Atlas, Inc. and two privately-held companies.

    WILLIAM HART has been a director of the Company since October 1992. He has been a general partner of Technology Partners West Fund IV, L.P. ("Technology Partners"), a venture capital firm, since its founding in 1979. Mr. Hart also serves as a director of Trimble Navigation, Ltd., Silicon Gaming, Inc. and several privately-held corporations.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth the beneficial ownership of the Company's Common Stock as of February 16, 1998, as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the chief executive officer of the Company and the four other highest compensated executive officers of the Company and (iv) all directors and executive officers as a group.

                                                   NUMBER SHARES       PERCENT BENEFICIALLY
BENEFICIAL OWNER                               BENEFICIALLY OWNED(1)       OWNED(1)(2)
---------------------------------------------  ---------------------   --------------------
William C. Edwards(3) .......................         3,891,850                 9.3%
3000 Sand Hill Road
Bldg. 1, Suite 190
Menlo Park, CA 94025

Alan R. Brudos(4) ...........................         2,742,524                 6.5
3000 Sand Hill Road
Bldg. 1, Suite 190
Menlo Park, CA 94025

Odyssey Partners, L.P .......................         2,724,508                 6.5
31 West 52nd Street
New York, NY 10019

Banner Partners(5) ..........................         2,590,780                 6.2
3000 Sand Hill Road
Bldg. 1, Suite 190
Menlo Park, CA 94025

John M. Seidl(6).............................         1,126,350                 2.7

Paul M. Cook(7)..............................         1,928,274                 4.6

Neal M. Douglas(8)...........................         1,614,526                 3.9

William Hart(9)..............................           405,282                 1.0

Paul G. Manca(10)............................           191,100                 *

Phillip Mallory(11)..........................           182,500                 *

Robert A. Hayes(12)..........................           174,000                 *

David L. Perry(13)...........................           158,300                 *

E. Linn Draper, Jr.(14)......................            10,000                 *

All directors and executive officers as a            11,578,516                27.3
group (14 persons)(15).......................

----------

  * Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 16, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Percentage of beneficial ownership is based on 41,880,068 shares of Common Stock outstanding as of February 16, 1998.

 (3) Includes 2,037,492 shares, 553,298 shares, and 313,022 shares of Common Stock beneficially owned by Banner Partners, Banner Partners/Minaret, and Carson, a partnership, certain members of Mr. Edwards's family and certain foundations and trusts of which Mr. Edwards is a trustee, respectively. Mr. Edwards, a director of the Company, may be deemed to be a beneficial owner of shares held by such family members, foundations and trusts. Mr. Edwards and Alan R. Brudos are the general partners of Banner Partners and Banner Partners/ Minaret and each exercises sole voting and dispositive power over the shares held by Banner Partners and Banner Partners/Minaret.

 (4) Includes 2,037,492 shares, 553,298 shares, and 151,734 shares of Common Stock beneficially owned by Banner Partners, Banner Partners/Minaret, and a trust of which Mr. Brudos is the settlor, respectively. Mr. Brudos and William C. Edwards are the general partners of Banner Partners and Banner Partners/Minaret and each exercises sole voting and dispositive power over the shares held by Banner Partners and Banner Partners/ Minaret. Mr. Brudos exercises shared voting and dispositive power over the shares held by the trust.

 (5) Includes 553,298 shares held by Banner Partners/Minaret which is wholly owned by Banner Partners.

 (6) Includes 250,000 shares of Common Stock that the Company had the right to repurchase at cost as of February 16, 1998, which right lapses based upon continued performance of services by Mr. Seidl, and 9,100 shares of Common Stock which are held by Mr. Seidl as a trustee of a trust for a family member who shares Mr. Seidl's household. Mr. Seidl disclaims all beneficial ownership of all securities held in trust for such family member. Also includes 2,800 shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 16, 1998 held by Mr. Seidl.

 (7) Includes 1,808,274 shares of Common Stock beneficially owned by the Paul and Marcia Cook Living Trust dated April 21, 1992 and 120,000 shares of Common Stock beneficially owned by two trusts of which Mr. Cook is trustee.

 (8) Includes 1,613,476 shares of Common Stock beneficially owned by AT&T Ventures Company, L.P. Mr. Douglas, a director of the Company, is a general partner of AT&T Ventures Company, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Douglas disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.

 (9) Includes 331,862 shares of Common Stock beneficially owned by Technology Partners West Fund IV, L.P. Mr. Hart, a director of the Company, is a general partner of Technology Partners West Fund IV, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Hart disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.

 (10) Includes 81,000 shares of Common Stock that the Company had the right to repurchase at cost as of February 16, 1998, which right lapses based upon continued performance of services by Mr. Manca. Also includes 11,100 shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 16, 1998 held by Mr. Manca.

 (11) Includes 68,000 shares of Common Stock that the Company had the right to repurchase at cost as of February 16, 1998, which right lapses based on continued performance of services by Mr. Mallory. Also includes 12,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 16, 1998 held by Mr. Mallory.

 (12) Includes 164,000 shares issuable upon the exercise of options exercisable within 60 days of February 16, 1998 held by Mr. Hayes.

 (13) Includes 45,750 shares of Common Stock that the Company had the right to repurchase at cost as of February 16, 1998, which right lapses based upon continued performance of services by Mr. Perry. Also includes 22,100 shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 16, 1998 held by Mr. Perry.

 (14) Consists of 10,000 shares issuable upon the exercise of options exercisable within 60 days of February 16, 1998 held by Mr. Draper.

 (15) Includes 635,678 shares of Common Stock that the Company had the right to repurchase at cost as of February 16, 1998, which right lapses based upon continued performance of services by the executive officers. Also includes 562,406 shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 16, 1998.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The following summary of certain material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Formation, the Operating Agreement and the Written Action of the Manager of CellNet Funding, LLC (the "Written Action") with respect to the terms of the Preferred Securities, copies of which are available upon request to CellNet. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Operating Agreement of Funding.

GENERAL

    Funding is authorized to issue 3,000,000 shares of Preferred Securities (3,450,000 if the Underwriter's over-allotment option is exercised in full). The Preferred Securities do not have any subscription or preemptive rights related thereto. The Bank of New York is transfer agent and registrar (the "Transfer Agent") for the Preferred Securities.

RANKING

    The Preferred Securities, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of Funding, rank senior to all classes of Common Securities of Funding. The Operating Agreement of Funding does not permit Funding to incur any indebtedness or liabilities or issue any securities except for the issuance of Common Securities to CellNet, the issuance of the Preferred Securities and the incurrence of certain obligations pursuant to the terms thereof.

ESCROW

    Pursuant to an Escrow Agreement dated as of the Closing Date (the "Escrow Agreement"), among Funding, CellNet and The Bank of New York, as escrow agent (the "Escrow Agent"), on the Closing Date, Funding will use a portion of the proceeds from the Offering to purchase Treasury Strips in an amount anticipated to be sufficient to fund the cash payment of the first 13 dividends. The Treasury Strips will be pledged to the Escrow Agent for the benefit of the holders of the Preferred Securities pursuant to the Escrow Agreement and will be held by the Escrow Agent in the Escrow Account (as defined below). Pursuant to the Escrow Agreement, immediately prior to a Dividend Payment Date (through and including August 1, 2001) the Escrow Agent will release from the Escrow Account amounts sufficient to pay the dividend then due on the Preferred Securities.

    Under the Escrow Agreement, once Funding makes the dividend payments on the Preferred Securities through and including August 1, 2001 (or, in the event of an Automatic Exchange, upon the making of the Dividend Make-Whole Payment), all of the remaining Treasury Strips, if any, will be released from the Escrow Account. See "Use of Proceeds." "Escrow Account" means the account established with the Escrow Agent pursuant to the terms of the Escrow Agreement for the deposit of the Treasury Strips (and earnings thereon and proceeds thereof) purchased by Funding with a portion of the net proceeds from the sale by Funding of the Preferred Securities. The summary does not purport to be complete and is subject in all respects to, and is qualified in its entirety by reference to, the Escrow Agreement, a copy of which is available from CellNet upon request.

DIVIDENDS

    Holders of Preferred Securities will be entitled to receive dividends on the Preferred Securities at the rate per annum of the liquidation preference of Preferred Securities set forth on the cover page of this Prospectus, payable quarterly. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Closing Date and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 1998 (to holders of record at the close of business on January 15, April 15, July 15 and October 15 immediately preceding the corresponding Dividend Payment

Date). The first dividend payment of $ per Preferred Security will be for the period from the Closing Date to and including July 31, 1998 and will be payable on August 1, 1998. Through and including August 1, 2001, dividends on the Preferred Securities will be payable in cash. Thereafter, dividends on the Preferred Securities will be payable at Funding's option, in (i) cash, (ii) shares of Common Stock, valued at 90% of the Average Market Value of the Common Stock or (iii) any combination of cash or Common Stock; provided that any dividend payment must be made in cash to the extent Funding shall have sufficient cash legally available to make all or any portion of such dividend payment with respect to the Preferred Securities. The Indenture restricts CellNet's ability to distribute cash to Funding. See "Risk Factors--No Operations of Funding." If any dividend (or portion thereof) payable in cash on any Dividend Payment Date is not declared or paid in full in cash on such Dividend Payment Date, the amount of such dividend that is payable and that is not paid in cash on such date will accumulate at the dividend rate, compounding quarterly, until declared and paid in full.

    Dividends on the Preferred Securities will be paid to the extent that Funding has funds legally available for the payment of such dividends. Amounts available to Funding for dividends to the holders of the Preferred Securities will be limited to shares of Common Stock (or at CellNet's option, cash or any combination of cash and Common Stock) received by Funding from CellNet as dividends on the CellNet Preferred Stock (and proceeds from any sales of such Common Stock by Funding) and the interest on and principal of the Treasury Strips that are held in the Escrow Account. The terms governing the CellNet Preferred Stock provide that CellNet shall pay dividends to Funding, payable in Common Stock (or at CellNet's option, cash or any combination of cash and Common Stock), in an amount sufficient to allow Funding to pay dividends on the Preferred Securities in full. Any such Common Stock received by Funding may be paid as a dividend to the holders of the Preferred Securities or sold in the open market to generate cash proceeds to pay cash dividends on the Preferred Securities.

EXCHANGE RIGHTS

    GENERAL. The Preferred Securities are exchangeable at any time, in whole or in part, prior to the Mandatory Redemption Date (unless earlier redeemed or automatically exchanged for Common Stock), at the option of the holder thereof and in the manner described below, into shares of Common Stock at an initial
exchange rate of      shares of Common Stock for each Preferred Security
(equivalent to an exchange price of $   per share of Common Stock), subject to
adjustment as described under "--Exchange Rights--Exchange Rate Adjustments"
below, or an aggregate of    shares of Common Stock (based on the exchange rate
on the Closing Date) representing approximately   % of CellNet's outstanding
shares of Common Stock on a fully diluted basis as of         , 1998.

    A holder of a Preferred Security wishing to exercise its exchange right shall (i) deliver an exchange notice to the Exchange Agent, (ii) if required, furnish appropriate endorsements and transfer documents and (iii) if required, pay all transfer or similar taxes, and the Exchange Agent shall, on behalf of such holder, exchange such Preferred Securities with Funding for shares of Common Stock and deliver such shares of Common Stock to such holder. Generally, such exchange with Funding, in whole or in part, should not be a taxable event to the holder. CellNet will initially act as Exchange Agent. Holders may obtain copies of the required form of the exchange notice from the Exchange Agent.

    Holders of Preferred Securities at the close of business on a dividend record date will be entitled to receive the dividends payable on such Preferred Securities on the corresponding Dividend Payment Date notwithstanding the exchange of such Preferred Securities following such dividend record date but prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, neither Funding nor CellNet will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid dividends, whether or not in arrears, on exchanged Preferred Securities. Each exchange will be deemed to have been effected immediately prior to the close of business on the day on which the related exchange notice was received by the Exchange Agent. Following any exchange at the election of a holder of such holder's Preferred Securities into Common Stock, dividends will cease to accrue on such Preferred

Securities and such holder will not be entitled to participate in the proceeds from the Treasury Strips held by Funding.

    No fractional shares of Common Stock will be issued as a result of exchange, but in lieu thereof such fractional interest will be paid by Funding in cash based on the last reported sale price of Common Stock on the date Preferred Securities are surrendered for exchange. From time to time, Funding will sell shares of Common Stock in the open market and will use proceeds from such sales to pay cash on the fractional interests described in the prior sentence.

    EXCHANGE RATE ADJUSTMENTS. The exchange rate is subject to adjustment upon certain events occurring after the Closing Date, including (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at less than the Average Market Value; (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of CellNet or of assets (other than cash distributions covered by clause (v) below) or rights or warrants to subscribe for or purchase any of its securities (excluding rights or warrants to purchase Common Stock referred to in clause (iii) above); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the exchange rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date for declaration of such dividend and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of CellNet; (vi) payment in respect of a tender or exchange offer by CellNet or any subsidiary of CellNet for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Average Market Value per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than CellNet or any subsidiary of CellNet in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If any adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause (vii) above will only be required if the tender offer or exchange offer is for an amount which causes that person's ownership of Common Stock to exceed 25% of the total shares of Common Stock outstanding and, if the cash and value of any other consideration included in such payment per share of Common Stock, exceeds the Average Market Value per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be required, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause CellNet to engage in a consolidation or merger of CellNet or a sale of all or substantially all of CellNet's assets. Notwithstanding the foregoing, no adjustment will be required as a result of (a) the issuance of shares of Common Stock as a result of any of the following (i) the grant, exercise or issuance of stock or stock options under the Company's employee, director or consultant stock plans, (ii) the exercise of outstanding warrants or conversion or exchange of existing notes and securities, and (iii) in satisfaction of CellNet's obligations under its Employee Stock Purchase Plan as amended from time to time or (b) the issuance of Common Stock as a dividend on or upon exchange of the Preferred Securities. Common Stock issued in connection with acquisitions of businesses or assets from persons that are not Affiliates of CellNet will be deemed to have been issued for a price at least equal to Average Market Value.

    The Certificate of Designation, Rights and Preferences with respect to the CellNet Preferred Stock (the "Certificate of Designation") provides that if CellNet implements a stockholders' rights plan, such rights plan must provide that upon exchange of the Preferred Securities into Common Stock the holders will receive, in addition to the Common Stock issuable upon such exchange, such rights whether or not such rights have separated from the Common Stock at the time of such exchange. In addition, no adjustment to the exchange rate will occur as a result of the issuance of the rights if CellNet adopts such plan.

    No adjustment in the exchange rate will be required unless such adjustment would require a change of at least one percent in the exchange rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. CellNet reserves the right to make such increase in the exchange rate in addition to those required in the foregoing provisions as CellNet in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by CellNet to its stockholders shall not be taxable. Except as stated above, the exchange rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

    In the case of (i) any reclassification of the Common Stock (other than changes in par value or resulting from a subdivision or combination) or (ii) a consolidation or merger involving CellNet or a sale or conveyance to another corporation of the property and assets of CellNet as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Preferred Securities then outstanding will be entitled thereafter to exchange such Preferred Securities into the kind and amount of shares of stock, other securities or other property, assets or cash which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, sale or conveyance had such Preferred Securities been exchanged immediately prior to such reclassification, consolidation, merger, sale or conveyance, assuming that a holder of Preferred Securities would not have exercised any rights of election as to the stock, other securities or other property, assets or cash receivable in connection therewith.

    In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring an adjustment to the exchange rate, the holders of Preferred Securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend.

    CellNet from time to time may, to the extent permitted by law, increase the exchange rate (thus increasing the number of shares of Common Stock that would be issued in exchange for each Preferred Security) by any amount for any period of at least 20 days, in which case CellNet shall give at least 15 days' notice of such increase if CellNet's Board of Directors has made a determination that such increase would be in the best interests of CellNet, which determination shall be conclusive. CellNet may, at its option, make such increases in the exchange rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. CellNet does not intend to reduce the exchange price to an amount below the fair market value of the Common Stock.

MANDATORY REDEMPTION BY FUNDING

    Unless earlier redeemed or exchanged, the Preferred Securities must be redeemed, out of funds legally available therefor, by Funding at a redemption price of 100% of the liquidation preference of the Preferred Securities plus accrued and unpaid dividends, if any, on the Mandatory Redemption Date.

AUTOMATIC EXCHANGE

    The Preferred Securities will be automatically exchanged for Common Stock at any time after the Closing Date, and on or prior to May 1, 2001, at an exchange
price of $    per share in the event that the Current Market Value of the Common
Stock equals or exceeds the following Trigger Percentages of the exchange price then in effect for at least 20 trading days in any consecutive 30-day trading period during the 12 month period ending on May 1 of the indicated year (an "Exchange Event"):

  YEAR     TRIGGER PERCENTAGES
---------  -------------------
1999                 170%
2000                 160%
2001                 150%

    In any consecutive 30 day trading period that includes trading days before and after May 1, 1999 or May 1, 2000, the applicable Trigger Percentage for each trading day in the trading period shall be used in order to determine whether an Exchange Event has occurred.

    Upon any Automatic Exchange, Funding will make a Dividend Make-Whole Payment with respect to the Preferred Securities in an amount equal to any remaining Treasury Strips held by Funding. Funding will be obligated to make the Dividend Make-Whole Payment on all Preferred Securities which are automatically exchanged. The Dividend Make-Whole Payment must be paid in cash. Following any Automatic Exchange, dividends will cease to accrue on the Preferred Securities.

OPTIONAL REDEMPTION BY FUNDING

    The Preferred Securities are also subject to optional redemption by Funding on any date (the "Optional Redemption Date") on or after May 1, 2001 (the "Initial Redemption Date"). At any time and from time to time on or after the Initial Redemption Date and until the Mandatory Redemption Date, Funding will have the right to redeem, in whole or in part, the Preferred Securities at a redemption price equal to the percentage of the liquidation preference set forth below, together with accrued and unpaid dividends, if any, to the Optional Redemption Date, if redeemed in the 12 month period beginning on May 1 of the indicated year:

  YEAR     REDEMPTION PRICE
---------  ----------------
2001                     %
2002
2003
2004
2005
2006
2007
2008
2009
2010              100.000

METHOD OF PAYMENT OF REDEMPTION

    The redemption price pursuant to an Optional Redemption or the Mandatory Redemption will be payable, in each case at Funding's option, in (i) cash, or
(ii) Common Stock, based upon 90% of the Average Market Value of the Common Stock in the case of the Optional Redemption and 100% of the Average Market Value of the Common Stock in the case of the Mandatory Redemption or (iii) any combination of cash and Common Stock; provided that Funding, in its notice of such redemption, must state whether the redemption price will be paid in cash, Common Stock or both, and provided that any payment must be made in cash to the extent Funding shall have sufficient cash legally available to make all or any portion of such payment with respect to the Preferred Securities.

FUNDAMENTAL CHANGE EXCHANGE RATE ADJUSTMENT

    If CellNet or Funding makes an announcement of the occurrence or an imminent occurrence of a Fundamental Change (as defined below) at any time prior to the Mandatory Redemption Date, there will be an adjustment to the exchange rate of the Preferred Securities (the "Fundamental Change Exchange Rate") such that such exchange rate will thereafter equal the liquidation preference of the Preferred Securities, divided by the Fundamental Change Average Market Price (as defined below), unless the Fundamental Change Exchange Rate is lower than the then current exchange rate of the Preferred Securities as calculated in the manner described in "--Exchange Rights" (in which case there will be no such adjustment to the exchange rate).

    The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the outstanding Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive stock, securities, other property or assets (including cash) of another entity or person (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). "Fundamental Change Average Market Price" of the Common Stock means the arithmetic average of the Current Market Value for the ten trading days ending on the fifth business day prior to the date of the closing of the Fundamental Change.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of Funding (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of Funding (which will include the CellNet Preferred Stock, any interest on and principal of the Treasury Strips that are held in the Escrow Account, any Common Stock that Funding received from CellNet as a dividend (or otherwise) and has not distributed as a dividend on the Preferred Securities or sold in the open market, and any other assets of Funding), after satisfaction of liabilities to creditors, if any, distributions in an amount equal to the aggregate of the stated liquidation preference of $25 of Preferred Security plus accrued and unpaid dividends thereon to the date of payment (the "Liquidation Distribution").

    If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because Funding has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable by Funding on the Preferred Securities shall be paid on a pro rata basis. CellNet will be obligated to pay dividends, consisting of CellNet Preferred Stock, to Funding so that it will be able to make the Liquidation Distribution in full.

VOTING RIGHTS

    The holders of Preferred Securities have no voting rights, except as otherwise required by law and except as set forth below. The Operating Agreement provides that Funding may not amend the Operating Agreement so as to affect adversely the specific rights, preferences, privileges or voting rights of holders of Preferred Securities, cause the dissolution, winding-up or termination of Funding, issue any additional securities or increase the authorized number of Preferred Securities, without the affirmative vote or consent of the holders of at least a majority of the outstanding Preferred Securities, voting or consenting, as the case may be, separately as one class. Furthermore, the Certificate of Designation provides that CellNet may not, without the approval of the holders of a majority of the CellNet Preferred Stock, amend the Certificate of Incorporation of CellNet so as to have a material adverse effect on the specific rights, preferences, privileges or voting rights of the holders of the CellNet Preferred Stock with respect to the

CellNet Preferred Stock, or cause the dissolution, winding-up or termination of Funding. Funding will initially be the sole holder of the CellNet Preferred Stock. Funding has agreed not to grant such approval without the consent of the holders of a majority of the Preferred Securities then outstanding.

THE GUARANTEE; LACK OF PRACTICAL BENEFIT TO HOLDERS FROM THE GUARANTEE

    Set forth below is a summary of information concerning the guarantee of the Preferred Securities (the "Guarantee") by CellNet for the benefit of the holders of Preferred Securities. The summary does not purport to be complete and is subject in all respects to the respective provisions of, and is qualified in its entirety by reference to, the Guarantee Agreement between CellNet and Funding, a copy of which is available from CellNet upon request.

    GENERAL. Pursuant to and to the extent set forth in the Guarantee, CellNet has agreed to pay in full to the holders of the Preferred Securities (except to the extent paid by Funding), as and when due, regardless of any defense, right of set off or counterclaim which Funding may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent Funding has funds sufficient and legally available therefor, (ii) the redemption price, with respect to any Preferred Securities called for redemption by Funding, to the extent Funding has funds sufficient and legally available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Funding, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Preferred Securities to the date of payment to the extent Funding has funds sufficient and legally available therefor and (b) the amount of assets of Funding remaining available for distribution to holders of Preferred Securities upon the liquidation of Funding. The Guarantee may also be subject to contractual restrictions under agreements governing future indebtedness of CellNet.

    Because the obligations supported by the Guarantee are limited by the amount of the funds in Funding, if CellNet were to default on its obligation to pay amounts payable on the CellNet Preferred Stock, Funding would lack available funds for the payment of dividends or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. In addition, upon the initiation of any proceedings by or against Funding under bankruptcy, insolvency or similar laws, or upon the occurrence of certain other events, funds held by Funding may not be legally available for distribution to the holders of the Preferred Securities and the holders would then not be able to rely on the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely upon the enforcement of Funding's rights as a registered holder of the CellNet Preferred Stock against CellNet pursuant to the terms of the CellNet Preferred Stock. See "Risk Factors--No Practical Benefit to Holders from the Guarantee."

    Because the obligations supported by the Guarantee are limited to the amount of the funds held by Funding that are legally available to make the payments described above and because the Guarantee is subordinated to CellNet's existing and future obligations not expressly subordinated to the Guarantee obligations, the Guarantee is of no practical benefit to holders of the Preferred Securities.

    AMENDMENTS AND ASSIGNMENT. Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation preference of all the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of CellNet and shall inure to the benefit of the holders of the Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of CellNet with or into another entity or any permitted sale, transfer or lease of CellNet's assets to another entity, CellNet may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least a majority in liquidation preference of the Preferred Securities then outstanding.

    TERMINATION OF THE GUARANTEE. The Guarantee will terminate as to each holder of the Preferred Securities upon (i) full payment of the redemption price of all Preferred Securities held by such holder (ii) distribution to such holder of the Preferred Securities of all of such holder's pro rata share of the assets of Funding, including the CellNet Preferred Stock, any interest on and principal of the Treasury Strips that are held in the Escrow Account and any Common Stock that Funding received from CellNet as dividend (or otherwise) and has not distributed as dividend on the Preferred Securities or sold in the open market or (iii) the exchange of all of such holder's Preferred Securities into Common Stock.

    STATUS OF THE GUARANTEE; SUBORDINATION. The Guarantee constitutes an unsecured obligation of CellNet and ranks subordinate and junior to all existing and future other liabilities and obligations (including subordinated debt not expressly subordinated to the Guarantee and general unsecured obligations such as trade payables) of CellNet and senior to the Common Stock.

MERGER, CONSOLIDATION OR SALE OF ASSETS OF FUNDING

    Funding may not consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any entity, except as described below. Funding may, in order to avoid federal income tax or Investment Company Act of 1940 (the "1940 Act") considerations adverse to CellNet or Funding or the holders of the Preferred Securities, without the consent of the holders of the Preferred Securities, consolidate with, merge with or into, or be replaced by a limited partnership or trust organized as such under the laws of any state of the United States of America, provided that (i) such successor entity either (x) expressly assumes all of the obligations of Funding under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Preferred Securities rank with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding-up of Funding, (ii) CellNet expressly acknowledges such successor entity as the holder of the CellNet Preferred Stock and its obligations under the Guarantee with respect to the Successor Securities, (iii) such merger, consolidation or replacement does not cause the Preferred Securities (or any Successor Securities) to be delisted by any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation or replacement does not cause the Preferred Securities (or any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the Preferred Securities (or any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (vi) prior to such merger, consolidation or replacement, CellNet has received an opinion of nationally recognized independent counsel to Funding experienced in such matters to the effect that (x) such successor entity will be treated as a partnership or as a trust, as appropriate, for federal income tax purposes, (y) following such merger, consolidation or replacement, CellNet and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company and (z) such merger, consolidation or replacement will not adversely affect the limited liability of the holders of the Preferred Securities or Successor Securities.

MISCELLANEOUS

    The manager of Funding is authorized and directed to conduct its affairs and to operate in such a way that Funding will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for federal income tax purposes. In this connection, the manager of Funding is authorized to take any action not inconsistent with applicable law or the Operating Agreement that does not adversely affect the interests of the holders of the Preferred Securities and that the manager of Funding determines in its discretion to be necessary or desirable for such purposes.

                     DESCRIPTION OF CELLNET PREFERRED STOCK

    Set forth below is a description of the specific terms of the CellNet Preferred Stock in which Funding will invest part of the proceeds from the Offering. See "Use of Proceeds." The following summary of certain material terms and provisions does not purport to be complete and is subject to, and qualified in its entirety by reference to the Certificate of Designation. The CellNet Preferred Stock will be issued pursuant to the Certificate of Designation.

    GENERAL. CellNet is authorized to issue 15,000,000 shares of preferred stock, $.001 par value per share. On the date of this Prospectus, no shares of preferred stock are outstanding. The board of directors of CellNet has authorized the issuance of up to 8,625 shares of a series of exchangeable preferred stock (the "CellNet Preferred Stock"). The CellNet Preferred Stock will be fully paid and nonassessable, and the holders thereof will not have any subscription or preemptive rights related thereto. The CellNet Preferred Stock will be issued in denominations of $10,000 liquidation preference and any integral multiple thereof.

    RANKING. The CellNet Preferred Stock will rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of CellNet, (i) senior to all classes of Common Stock of CellNet and to each other class of capital stock or series of preferred stock established after the date of this Prospectus by CellNet's board of directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the CellNet Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of CellNet (collectively referred to with the common stock of CellNet as "CellNet Junior Securities"); (ii) on a parity with any class of capital stock or series of preferred stock issued by CellNet established after the date of this Prospectus by CellNet's board of directors, the terms of which expressly provide that such class or series will rank on a parity with the CellNet Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of CellNet (collectively referred to as "CellNet Parity Securities") and (iii) junior to each class of capital stock or series of preferred stock issued by CellNet established after the date of this Prospectus by CellNet's board of directors, the terms of which expressly provide that such class or series will rank senior to the CellNet Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of CellNet (collectively referred to as "CellNet Senior Securities"). The CellNet Preferred Stock will be subject to the issuance of series of CellNet Junior Securities, CellNet Parity Securities and CellNet Senior Securities, and the issuance of any new class of CellNet Junior Securities and/or CellNet Parity Securities pursuant to any stockholder rights plan adopted by the Company shall not require the approval of the holders of the CellNet Preferred Stock. CellNet, however, may not issue any new class of CellNet Senior Securities without the approval of the holders of at least a majority of the shares of the CellNet Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class.

    DIVIDENDS. Dividends on the CellNet Preferred Stock will be payable quarterly until August 1, 2001, in additional shares of CellNet Preferred Stock. After August 1, 2001, through May 1, 2010, the dividends will be payable in shares of Common Stock (or, at CellNet's option in cash, or any combination of cash and Common Stock) such that the number of shares of Common Stock (plus any cash) paid as dividends will (i) enable Funding to transfer such shares to the holders of the Preferred Securities in payment of dividends on the Preferred Securities or (ii) be sufficient, when sold in the open market by Funding for Funding to make its dividend payments on the Preferred Securities on the relevant Dividend Payment Date. However, the Indenture restricts the payment of cash dividends by CellNet, and future agreements may provide for restrictions on the payment of cash dividends.

    VOTING RIGHTS. The holders of shares of CellNet Preferred Stock will have no voting rights, except as otherwise required by law and except as set forth below. The Certificate of Designation governing the CellNet Preferred Stock provides that CellNet may not, without the approval of the holders of a majority of the CellNet Preferred Stock, amend such Certificate of Designation or the Certificate of Incorporation of CellNet so as to have a material adverse effect on the specific rights, preferences, privileges or voting rights of holders of shares of the CellNet Preferred Stock, or cause the dissolution, winding-up or termination of Funding. The Certificate of Designation also provides that CellNet may not amend the provision which obligates CellNet, in the event it elects not to redeem the CellNet Preferred Stock on the Final Dividend Date (as defined), to make an investment in Funding sufficient to enable Funding to redeem all of the Preferred Securities on the Mandatory Redemption Date at 100% of the aggregate liquidation preference of the Preferred Securities, plus any accrued and unpaid dividends thereon, without the consent of each holder of Preferred Securities affected thereby. Funding is expected to be the sole holder of the CellNet Preferred Stock. Funding will not grant such approval without the consent of the holders of a majority of the shares of the Preferred Securities then outstanding.

    EXCHANGE OF THE CELLNET PREFERRED STOCK. The CellNet Preferred Stock will be exchangeable into Common Stock at the option of Funding (upon request by a holder of the Preferred Securities) to exchange Preferred Securities for Common Stock at any time prior to the business day immediately preceding the date of repayment of such CellNet Preferred Stock based on the exchange rate of the Preferred Securities as described under "Description of the Preferred Securities--Exchange Rights."

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of CellNet, holders of CellNet Preferred Stock will be entitled to be paid, out of the assets of CellNet available for distribution, $10,000 per share of CellNet Preferred Stock, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any CellNet Junior Securities, including, without limitation, Common Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of CellNet, the amounts payable with respect to the CellNet Preferred Stock and all other CellNet Parity Securities are not paid in full, the holders of the CellNet Preferred Stock and the CellNet Parity Securities will share equally and ratably in any distribution of assets of CellNet with respect to the CellNet Preferred Stock and CellNet Parity Securities, in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of CellNet Preferred Stock will not be entitled to any further participation in any distribution of assets of CellNet.

    OPTIONAL REDEMPTION ON FINAL DIVIDEND DATE. CellNet may, at its option, redeem the CellNet Preferred Stock on the date which is two business days prior to May 1, 2010 (the "Final Dividend Date") at 100% of its liquidation preference, plus any accrued and unpaid dividends thereon. If CellNet elects not to so redeem the CellNet Preferred Stock, then CellNet will be required to make an investment in Funding sufficient to enable Funding to redeem the Preferred Securities at 100% of the aggregate liquidation preference of the Preferred Securities, plus any accrued and unpaid dividends thereon, two business days prior to May 1, 2010. The Certificate of Designation will provide that CellNet's obligation to make this investment in the event it elects not to redeem the CellNet Preferred Stock on the Final Dividend Date shall inure to the benefit of the holders of Preferred Securities and that such holders will be able to enforce such obligation directly as third-party beneficiaries. CellNet may at its option make such redemption or investment in cash or Common Stock, or any combination of cash and Common Stock. Any Common Stock shall be valued at 100% of the Average Market Value of such Common Stock for the purposes of such redemption or payment.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of the Preferred Securities in connection with a dissolution, winding-up or liquidation of Funding, the CellNet Preferred Stock will be issued in a form corresponding to the form of the Preferred Securities.

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                      DESCRIPTION OF CELLNET CAPITAL STOCK

    THE AUTHORIZED CAPITAL STOCK OF THE COMPANY CONSISTS OF 100,000,000 SHARES OF COMMON STOCK AND 15,000,000 SHARES OF PREFERRED STOCK. THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF THE TERMS OF THE COMPANY'S COMMON AND PREFERRED STOCK DOES NOT PURPORT TO BE COMPLETE AND ITS SUBJECT TO, AND QUALIFIED BY, THE PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

COMMON STOCK

    As of March 31, 1998, there were 41,917,026 shares of Common Stock outstanding which were held of record by 951 stockholders.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that, in the election of directors, the holders are entitled to cumulative voting. Under the terms of the Shareholders' Agreement, so long as certain parties to the Shareholders' Agreement continue to hold not less than 700,000 shares of Common Stock (as such number is adjusted for stock splits, consolidations or other similar events), the Company is obligated to nominate for election certain stockholders as directors at each meeting of the Company's stockholders at which a vote for directors will be taken, so long as each stockholder holds a minimum number of shares of Common Stock. The intent of the Shareholders' Agreement is to give certain stockholders greater influence over the management of the Company than they would otherwise have and to provide certain stockholders with, among other things, certain registration, first refusal, co-sale and other rights. See "Management."

    Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no pre-emptive or conversion or other subscription rights. See "--Rights of First Refusal" and "--Other Rights." There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

    The Company is authorized to issue 15,000,000 shares of undesignated Preferred Stock, none of which is outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. With the exception of the CellNet Preferred Stock to be issued to Funding, the Company currently has no plans to issue any additional Preferred Stock. See "Description of CellNet Preferred Stock."

WARRANTS

    As of March 31, 1998, the Company had outstanding warrants to purchase an aggregate of 8,992,517 shares of Common Stock. Such outstanding warrants consist of (i) warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.00 per share, which warrants will expire on February 24, 1999 and (ii) warrants to purchase 8,942,517 shares of Common Stock at an exercise price of $14.30 per share, which

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were granted in connection with the issuance and sale of the 1997 Notes (the
"1997 Warrants"). The 1997 Warrants are exercisable commencing on September 29, 1998 and expire on October 1, 2007.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders of 9,802,732 shares of Common Stock and their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to the Shareholders' Agreement. Under the Shareholders' Agreement, if the Company proposes to register any of its securities under the Securities Act, the holders are entitled to notice of such proposed registration and the opportunity to include their shares therein, subject to certain conditions and limitations including the right of the underwriters of an offering to limit the number of shares included in such registration to 25% of the total number of shares to be registered in certain circumstances. The holders may also require that the Company file up to two registration statements under the Securities Act with respect to underwritten public offerings of their shares at any time. Furthermore, the holders may require the Company to register their shares on Form S-3 if such form is available to the Company. In addition, holders who purchased Series CC Preferred Stock are entitled to initiate two separate demand registrations with respect to an underwritten public offering of the shares of Common Stock issued upon conversion of the Series CC Preferred Stock, subject to certain other conditions and limitations. Other holders may participate in such registration, provided that in the event of an underwriters' cutback, the number of shares that may be included in such registration would be subject to certain allocations. The Company will pay certain expenses in connection with the exercise of the foregoing rights. All registration rights will terminate as to any holder upon the later to occur of (i) one year after the Company's initial public offering or (ii) such time as such holder may sell all or part of his or her shares under Rule 144 of the Securities Act in any three month period. Prior to the consummation of this Offering the Company will obtain waivers from holders of the foregoing registration rights as to the exercise of such rights in conjunction with this Offering.

    Under the terms of a Warrant Registration Rights Agreement dated September 29, 1997 (the "1997 Warrant Registration Rights Agreement"), the Company is required to use its best efforts to cause to be declared effective under the Securities Act, by no later than September 29, 1998, a shelf registration statement relating to the 1997 Warrants. The Company is required to use reasonable efforts to maintain the effectiveness of such shelf registration statement until such time as all 1997 Warrants have been exercised and the 1997 Warrants have been resold. The Company is obligated to pay all expenses associated with such registration.

    The Company has also agreed to register up to one-half of the 1,579,404 shares of Common Stock purchased by NSP, UE and BEn in private placements upon request at any time.

RIGHTS OF FIRST REFUSAL

    Under the Shareholders' Agreement, certain holders who purchased Series CC Preferred Stock have a right of first refusal to purchase, at the same price and on the same general terms, a pro rata portion of equity securities that the Company proposes to issue in certain transactions, including equity securities proposed to be issued to any public or private utility or an affiliate of such utility, and have a right of first refusal to purchase a pro rata portion of any equity securities that any Subsidiary of the Company proposes to issue to any public or private utility or an affiliate of such utility if the Subsidiary's business is unrelated to the market area of such utility or if such securities are convertible into equity securities of the Company. Such pro rata portion is based on the ratio of the number of shares of Common Stock held by such holder to the total number of shares of Common Stock then outstanding, including shares of Common Stock issuable upon the exercise of "in the money" options and warrants, at the time of issuance of such equity securities. This right of first refusal terminates three years after the closing date of the Company's initial public offering.

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
OTHER RIGHTS

    Under the Shareholders' Agreement, holders who purchased Series CC Preferred Stock have the right to co-invest on similar terms and conditions in any foreign investments, partnerships, or joint ventures involving the Company which include financing from purely financial (as compared to strategic) investors. The co-investment rights terminate three years after the closing date of the Company's initial public offering.

    Under the Shareholders' Agreement, in the event that any holder of shares of the Company's equity securities who is a party to such agreement intends to transfer (other than to an affiliate) any such shares to a buyer who owns or will acquire as a result of the sale voting stock equal to 20% or more of the Company's outstanding equity securities, the parties to the Shareholders' Agreement will have the right to sell a pro rata portion of their shares to the buyer in such transaction. In the event that any holder of shares of the Company's equity securities who is a party to the Shareholders' Agreement intends to acquire (other than from an affiliate) additional voting stock, and such holder owns or will acquire as a result of such purchase 20% or more of the Company's voting stock, the parties to the Shareholders' Agreement also have the right to sell to such purchasing holder a pro rata portion of the voting stock proposed to be acquired in such transaction. This co-sale right terminates three years after the closing date of the Company's initial public offering.

    In addition, NSP has a right to participate in future public offerings of newly issued shares of Common Stock by the Company. NSP will be entitled to purchase a pro rata portion of the shares that the Company proposes to offer to the public based on the ratio of the number of shares originally purchased by NSP in the private placement and owned on the date of such public offering to the total number of shares of Common Stock then outstanding before giving effect to such public offering. However, NSP may not exercise such participation rights to the extent that NSP's percentage ownership of the Common Stock after such new offering would exceed the percentage ownership of NSP as of the closing date of the Company's initial public offering (after giving effect to the release to NSP of any shares previously subject to escrow). NSP's participation shall be on the same terms and conditions as the public investors in such public offering. NSP's participation right terminates two years after the effective date of the Company's initial public offering. The Company intends to obtain a waiver from NSP of its participation right with respect to this Offering.

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The Bank of New
York.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain material anticipated United States federal income tax considerations arising from the purchase, ownership and disposition of the Preferred Securities. Except where noted, it deals only with Preferred Securities held as capital assets by United States Holders who purchased such securities upon original issuance and does not address a holder's particular circumstances (such as liability for alternative minimum tax) or special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, foreign corporations, persons who are not citizens or residents of the United States or persons who hold Preferred Securities as a part of a hedging or conversion transaction or a straddle, constructive sale or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the laws of any state, locality or foreign jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, modified, or interpreted so as to result in federal income tax consequences different from those discussed below. In addition, the discussion below includes (and is based on) certain matters as to which CellNet has made determinations which it believes are accurate. Nevertheless, some of the tax consequences are uncertain. ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES.

    As used herein, a "United States Holder" means a beneficial owner of Preferred Securities that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. A foreign individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

    A non-United States Holder may be subject to certain significant tax consequences not applicable to United States Holders, including certain withholding requirements, which are not discussed herein. Thus, all prospective purchasers that would be non-United States Holders should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the Preferred Securities.

PARTNERSHIP STATUS OF FUNDING

    An entity that is classified and treated as a partnership for federal income tax purposes is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing the partner's federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted tax basis in its partnership interest.

    No ruling has been or will be sought from the IRS as to the status of Funding as a partnership for federal income tax purposes. Instead Funding has relied on the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, that it will be classified and treated as a partnership for United States federal income tax purposes. Such opinion is based upon the Code, the regulations thereunder, published revenue rulings and court decisions and upon, among other things, Funding's representations that (i) it will

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
not earn income other than from the CellNet Preferred Stock and from the Treasury Strips and (ii) it will not elect to be treated as a corporation. This opinion is not binding on the IRS.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    FLOW-THROUGH OF TAXABLE INCOME

    No federal income tax will be paid by Funding. Instead, each Preferred Securityholder will be required to report on its income tax return its allocable share of the income, gains, losses and deductions of Funding without regard to whether corresponding cash distributions are received by such Preferred Securityholder. Consequently, a Preferred Securityholder may be allocated income from Funding even if such Preferred Securityholder has not received a cash distribution. Each Preferred Securityholder will be required to include in income its allocable share of income, gains, losses and deduction of Funding for the taxable year of Funding ending with or within the taxable year of the Preferred Securityholder. The taxable income of Funding will generally be dividend income from, and capital gains recognized with respect to, the CellNet Preferred Stock and interest income on, and capital gain recognized with respect to, the Treasury Strips.

    The Preferred Securityholders will first be allocated income and gain of Funding in an amount so that all cumulative allocations of taxable income and gain equals all cumulative dividend distributions to the Preferred Securityholders. Any remaining taxable income and gain generally will then be allocated to CellNet (except for deemed dividends resulting from the optional redemption or because of the adjustment in the exchange rate, which dividends will generally be allocated to the Preferred Securityholders). These allocation provisions are designed to reconcile tax allocations to economic allocations. However, these allocations may not in all circumstances comply with the technical requirements set forth in the Treasury regulations. Consequently, no assurance can be given that the IRS will not challenge these allocations. If these allocations are successfully challenged by the IRS, the amount of taxable income or loss allocated to Preferred Securityholders for federal income tax purposes may be increased and/or reduced or the character of such income may be modified.

    Funding does not presently intend to make an election under Section 754 of the Code. As a result, a purchaser of Preferred Securities will not be permitted to adjust its allocable share of taxable income and gain from Funding to reflect any difference between its purchase price for the Preferred Securities and Funding's underlying tax basis for its assets.

    TREATMENT OF DISTRIBUTIONS BY FUNDING

    Distributions by Funding to a Preferred Securityholder generally will not be taxable to the Preferred Securityholder for federal income tax purposes to the extent of such Preferred Securityholder's tax basis in its Preferred Securities immediately before the distribution. Cash distributions in excess of a Preferred Securityholder's tax basis in its Preferred Securities generally will be considered to be gain from the sale or exchange of the Preferred Securities, taxable in accordance with the rules described under "--Disposition of Preferred Securities" below. To the extent Funding distributes Common Stock other than in liquidation of such Preferred Securities, the Preferred Securityholder will recognize no gain or loss and will have a tax basis in such stock equal to the lesser of (i) tax basis of such stock in the hands of Funding or (ii) such Preferred Securityholder's tax basis in its Preferred Securities reduced by the amount of any cash distributed in the non-liquidating distribution. If the Common Stock distribution is in liquidation of such Preferred Securities, the Preferred Securityholder will recognize no gain or loss and will have a tax basis in the Common Stock received equal to its tax basis in its Preferred Securities reduced by the amount of any cash distributed in liquidation of its Preferred Securities.

    TAX BASIS OF PREFERRED SECURITIES

    A Preferred Securityholder's initial tax basis for its Preferred Securities will be the amount it paid for the Preferred Securities. That basis generally will be increased by its share of Funding's income and

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
generally will be decreased (but not below zero) by distributions from Funding and by the Preferred Securityholder's share of Funding's losses, if any. Non-liquidating distributions of Common Stock by Funding will reduce the Preferred Securityholder's tax basis in the Preferred Securities (but not below zero) by the amount of Funding's tax basis in such distributed stock. In addition, pursuant to Section 1059 of the Code, a Preferred Securityholder's tax basis in its Preferred Securities may be reduced by its share of any "extraordinary" dividends received by Funding. See "--Dividends on the CellNet Preferred Stock" below.

    INTEREST ON TREASURY STRIPS

    Funding will purchase interest portions of stripped United States Treasury Obligations which are treated as bonds that were originally issued at a discount ("original issue discount"). Original issue discount represents interest for federal income tax purposes and can generally be defined as the difference between the price at which a bond was issued and its stated redemption price at maturity. For purposes of the preceding sentence, stripped obligations, such as the Treasury Strips, which consist of a right to receive interest, will be treated by Funding as originally issued on their purchase date at an issue price equal to their respective purchase prices thereof. Original issue discount on stripped Treasury Obligations (which were issued or treated as issued on or after July 2, 1982) is deemed earned based on a compounded, constant yield to maturity over the life of such obligation, taking into account the compounding of accrued interest at least annually, resulting in an increasing amount of original issue discount includible in income each year. If the stripped Treasury Obligation has a maturity of one year or less, the original issue discount may, in certain circumstances, be treated as interest income upon maturity or disposition rather than over the term of the obligation. Each Preferred Securityholder is required to include in income its allocable share of original issue discount which accrues each year.

    DIVIDENDS ON THE CELLNET PREFERRED STOCK

    Distributions of cash or of additional CellNet Preferred Stock or Common Stock on the CellNet Preferred Stock will generally be treated as dividends to Funding (and, in turn, to the Preferred Securityholders) to the extent of CellNet's current and accumulated earnings and profits as determined under United States federal income tax principles. The amount of CellNet's earnings and profits at any time will depend upon the future actions and financial performance of CellNet. The amount of a distribution of additional CellNet Preferred Stock or Common Stock will equal the fair market value of the additional CellNet Preferred Stock or Common Stock distribution on the date of the distribution.

    CellNet believes that it does not presently have any current or accumulated earnings and profits. Consequently, unless CellNet generates earnings and profits in the future, distributions with respect to the CellNet Preferred Stock will exceed CellNet's current and accumulated earnings and profits. Such distributions will be treated as a nontaxable return of capital and will be applied against and reduce (by the then fair market value of the distributed CellNet Preferred Stock or Common Stock) the tax basis of the CellNet Preferred Stock in the hands of Funding with respect to which such distributions are made (but not below zero), thus increasing the amount of any gain or reducing any loss which would otherwise be realized by Funding upon a redemption or other disposition of such CellNet Preferred Stock. The amount of any such distribution which exceeds the tax basis of the CellNet Preferred Stock in the hands of Funding will be treated as capital gain to Funding (and, in turn, to the Preferred Securityholders) and should be either long-term or short-term capital gain depending on Funding's holding period in the CellNet Preferred Stock. The CellNet Preferred Stock or Common Stock received by Funding as a dividend will have a tax basis to Funding equal to its fair market value on the date of distribution.

    Under Section 243 of the Code, corporate Preferred Securityholders generally will be able to deduct 70% of the amount of their pro-rata share of any distributions received by Funding that constitute dividends. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction. Section 246A of the Code reduces the dividends-received deduction allowed

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to a corporate stockholder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. Section 246(c) of the Code requires that, in order to be eligible for the dividends-received deduction, a corporate stockholder must generally hold the share of stock for a 46-day minimum holding period during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend, or, in certain circumstances, for a 91-day minimum holding period during the 180-day period beginning on the date which is 90 days before the date on which such shares become ex-dividend with respect to such dividend. A taxpayer's holding period for these purposes is suspended during any period in which a stockholder has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the stock. The IRS may take the position that these restrictions relating to the availability of the dividends-received deduction apply to a Preferred Securityholder who indirectly owns the CellNet Preferred Stock held by Funding by applying these restrictions based on the Preferred Securityholder's holding period in the Preferred Securities (rather than upon Funding's holding period in the CellNet Preferred Stock).

    Under Section 1059 of the Code, a corporate stockholder is required to reduce its tax basis (but not below zero) in stock by the nontaxed portion (including by reason of the dividends received deduction) of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced or agreed to. A distribution on the CellNet Preferred Stock generally would be an extraordinary dividend if it (i) equals or exceeds 5% of the corporate stockholder's adjusted tax basis in the CellNet Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the corporate stockholder's adjusted tax basis in such stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on preferred stock is an extraordinary dividend, a corporate stockholder may elect to substitute the fair market value of the preferred stock for such stockholder's tax basis for purposes of applying these tests, provided that such fair market value is established to the satisfaction of the Secretary of Treasury as of the day before the ex-dividend date. An extraordinary dividend also currently includes any amount treated as a dividend in the case of a redemption that is either non-pro-rata as to all stockholders or in partial liquidation of CellNet, regardless of the stockholder's holding period and regardless of the size of the dividend. Section 1059, if applicable, is applied to Funding by treating each Preferred Securityholder as the owner of its share of the CellNet Preferred Stock held by Funding and thereby having Funding adjust its tax basis in the CellNet Preferred Stock and having each Preferred Securityholder make a corresponding adjustment to its tax basis in the Preferred Securities. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the corporate Preferred Securityholder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as gain for the taxable year in which the extraordinary dividend is received.

    Special rules exist with respect to extraordinary dividends for "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return on such stock exceeds 15%. Section 1059 does not apply to qualified preferred dividends if the corporate stockholder holds such stock for more than five years. If the stockholder disposes of such stock before it has been held for more than five years, the amount subject to extraordinary dividend treatment with respect to qualified preferred dividends is limited to the qualified preferred dividends paid with respect to such stock during the period the taxpayer held such stock, over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return. Actual or stated rates of return are the actual or stated dividends expressed as a percentage of the lesser of (1) the stockholder's tax basis in such stock or (2) the liquidation preference of such stock. CORPORATE PREFERRED SECURITYHOLDERS ARE

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URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF
SECTION 1059 TO THEIR OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES.

    A corporate Preferred Securityholder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate Preferred Securityholder deducts in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of current earnings and profits (with certain adjustments) over alternative minimum taxable income (determined without regard to earnings and profits adjustments or the alternative tax net operating loss deduction).

    REDEMPTION PREMIUM

    Under Section 305(c) of the Code and the applicable Treasury regulations thereunder, if the redemption price of CellNet Preferred Stock exceeds its issue price, the difference ("redemption premium") may be taxable as a constructive distribution of additional CellNet Preferred Stock to Funding (treated as a dividend to the extent of CellNet's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because the CellNet Preferred Stock provides for an optional right of redemption by CellNet at a price in excess of the issue price, Funding could be required to recognize such redemption premium under a constant interest rate method if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. However, the Treasury regulations provide that such redemption premium is not taxable as a constructive distribution if it is solely in the nature of a penalty for premature redemption. A redemption premium is solely in the nature of a penalty for premature redemption if it is paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has control. Regardless of whether the optional redemption is more likely than not to occur or whether the redemption premium is solely in the nature of a penalty for premature redemption, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount. Treatment of the CellNet Preferred Stock under Section 305 is unclear. Nevertheless, CellNet intends to take the position that the existence of CellNet's optional redemption right will not result in a constructive distribution to Funding. If the IRS were to assert successfully that a constructive distribution occurred, any resulting income would be allocated to the Preferred Securityholders without the receipt of any cash related thereto.

    ADJUSTMENT OF EXCHANGE RATE

    Treasury regulations promulgated under Section 305 of the Code would treat Funding as having received a constructive distribution from CellNet in the event the exchange ratio for the CellNet Preferred Stock is adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into which the CellNet Preferred Stock is exchangeable) of Funding in the assets or earnings and profits of CellNet is increased, and (ii) the adjustment is not made pursuant to a bona fide and reasonable antidilution formula. An adjustment in the exchange rate would not be considered made pursuant to such a formula if the adjustment is made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, an adjustment in the exchange rate of the CellNet Preferred Stock may result in a deemed distribution (which would constitute dividend income to Funding to the extent of the current or accumulated earnings and profits of CellNet). Funding (and, in turn, the Preferred Securityholders) may be required to include such deemed dividend income in gross income but would not receive any cash related thereto.

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
    REDEMPTION OF CELLNET PREFERRED STOCK

    A redemption of the CellNet Preferred Stock, in whole or in part, for cash will be a taxable transaction on which Funding (and, in turn, the Preferred Securityholders) will generally recognize capital gain or loss equal to the difference between the cash received and its adjusted tax basis in the redeemed stock (except to the extent of amounts received on the exchange that are attributable to declared dividends, which will be treated in the same manner as distributions described above or to the extent the redemption were considered essentially equivalent to a dividend under Section 302(b)(1) of the Code). Such gain or loss will be long-term if Funding's holding period in the CellNet Preferred Stock exceeds one year. To the extent that CellNet redeems the CellNet Preferred Stock, in whole or in part, utilizing Common Stock plus cash, Funding (and, in turn, the Preferred Securityholders) should recognize gain equal to the lesser of (i) the gain that would have been recognized if only cash had been utilized in the redemption (as described above) and (ii) the amount of cash actually utilized in such redemption. If only Common Stock is utilized by CellNet in the redemption, no gain or loss should be recognized by Funding. Funding should have a tax basis in the Common Stock received equal to its tax basis in the CellNet Preferred Stock redeemed increased by any gain recognized as a result of any cash given in the redemption and decreased by the amount of cash received. The holding period in the CellNet Preferred Stock should be tacked to the Common Stock received. The tax effect of the resulting redemption of the Preferred Securities is discussed below under "--Disposition of Preferred Securities."

    To the extent that the Preferred Securities convert into Common Stock pursuant to the Automatic Exchange, or a holder of Preferred Securities exercises its exchange right, CellNet will redeem CellNet Preferred Stock from Funding in certain circumstances, exchange Common Stock for a portion of the Treasury Strips held by Funding. The tax consequences associated with the redemption of CellNet Preferred Stock for Common Stock are described above. The tax consequences associated with a liquidating distribution by Funding of Common Stock to a Preferred Securityholder are described above. See "--Treatment of Distributions by Funding." The exchange by Funding of Treasury Strips for Common Stock should constitute a taxable purchase of such shares by Funding. Funding and, in turn, the Preferred Securityholders should recognize gain on such purchase to the extent that the fair market value of the Treasury Strips exceeds the tax basis allocable to that portion of the Treasury Strips being exchanged and should recognize loss to the extent the tax basis allocable to that portion of the Treasury Strips exceeds the fair market value of the Treasury Strips being exchanged. In addition, the Common Stock acquired through the exchange of Treasury Strips should have a tax basis equal to its fair market value on the date of such exchange.

    DISPOSITION OF PREFERRED SECURITIES

    Gain or loss generally will be recognized on a sale of Preferred Securities, including a redemption for cash (but not including an exchange with Funding of Preferred Securities for Common Stock), equal to the difference between the amount realized and the Preferred Securityholder's adjusted tax basis for the Preferred Securities sold. The Preferred Securityholder's adjusted tax basis in its Preferred Securities will be adjusted prior to the sale to reflect such holder's pro-rata share of Funding's income, gains, losses or deductions that flowed through prior to such disposition (including gain or loss resulting from a redemption of the CellNet Preferred Stock). Gain or loss recognized by a Preferred Securityholder on the sale or exchange of Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. Generally, the maximum effective United States federal corporate income tax rate for all types of income, including dividends (after the application of the dividends-received deduction), interest income and capital gains, is 35%. The maximum effective United States federal individual income tax rate applicable (i) to interest and dividend income is 39.6% and (ii) to gains resulting from the sale of capital assets held for longer than one year but less than 18 months is 28%. The maximum effective United States federal individual income tax rate on long-term capital gains will decrease to 20% if the Preferred Securities are held for more than 18 months.

    Although not free from doubt, a Preferred Securityholder should not recognize gain or loss upon the exchange with Funding of Preferred Securities for Common Stock (whether pursuant to an exchange initiated by the holder or following redemption by CellNet of the CellNet Preferred Stock) except to the extent the holder receives cash or to the extent of a gain or loss realized by Funding on its resulting exchange of its Treasury Strips for Common Stock. A Preferred Securityholder should only recognize gain upon the receipt of cash to the extent such cash received exceeds the Preferred Securityholder's tax basis in its Preferred Securities. See "--Treatment of Distributions by Funding." A Preferred Securityholder's tax basis in the Common Stock received upon exchange would be equal to such holder's tax basis in the Preferred Securities delivered for exchange reduced by any cash which is received upon such exchange. Inasmuch as a Preferred Securityholder who exchanges its Preferred Securities prior to a redemption remains entitled to receive a Dividend Make-Whole Payment (to the extent of a subsequent Automatic Exchange by Funding on or before May 1, 2001), it is unclear how such holder should allocate its tax basis in the Preferred Security exchanged to the Common Stock received. Funding intends to take the position that the contingent right to receive Dividend Make-Whole Payments does not affect the calculation of its tax basis in the Common Stock (as described above). Consequently, based on this position, to the extent such exchanging holder subsequently receives a Dividend Make-Whole Payment, such payment should result in capital gain of an equal amount. A Preferred Securityholder's holding period in the Common Stock received upon exchange should include the Preferred Securityholder's holding period in the Preferred Securities delivered.

    Preferred Securityholders should be aware that the IRS might challenge the tax-free nature of an exchange of Preferred Securities for Common Stock. For example, the IRS might argue that, for tax purposes, Funding's exchange of CellNet Preferred Stock into Common Stock (and Funding's subsequent distribution of such stock to a holder) should be treated as an exchange by the Preferred Securityholder of its Preferred Securities against CellNet directly for Common Stock. If this argument or another similar argument were asserted and sustained, the conversion of the Preferred Securities by a Preferred Securityholder for Common Stock would be a taxable transaction in which a Preferred Securityholder would recognize capital gain or loss.

    PREFERRED SECURITYHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF AN EXCHANGE OF A PREFERRED SECURITY FOR COMMON STOCK.

    ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

    In general, Funding's taxable income and losses will be determined annually, and Funding currently intends to prorate such income on a monthly basis and apportion it among the holders of the Preferred Securities in proportion to the number of Preferred Securities owned by each of them as of the first business day of such month. As a result, a holder of Preferred Securities may be allocated income, gain, loss and deduction accrued after the date of transfer.

    The use of this method is not expressly sanctioned under existing Treasury regulations. If the IRS successfully asserts that this method is not allowed under the Treasury regulations (or only applies to transfers of less than all of the holder's interest), taxable income or losses of Funding might be reallocated among the holders of the Preferred Securities (including transferors and transferees). As a result of an adverse IRS determination, or otherwise, Funding may, in its sole discretion, adopt an allocation method different from that described above.

    A holder who owns Preferred Securities during a quarter and who disposes of such Preferred Securities prior to the record date set for a distribution with respect to such quarter may be allocated items of income, gain, loss and deductions attributable to such quarter even though such holder will not be entitled to receive that distribution.

INFORMATION TO SECURITYHOLDERS AND AUDIT REQUIREMENTS

    Funding will furnish each Preferred Securityholder with an information statement each year setting forth such Preferred Securityholder's allocable share of income for the prior calendar year. Funding is required to furnish this statement as soon as practicable following the end of the year, but in any event prior to March 31.

    Any person who holds Preferred Securities as a nominee for another person is required to furnish to Funding (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity; (c) the amount and description of Preferred Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Preferred Securities they acquire, hold or transfer for their own accounts. A penalty of $50.00 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for the failure to report such information to Funding. The nominee is required to supply the beneficial owners of the Preferred Securities with the information furnished to Funding.

    CellNet, as the tax matters partner for Funding, will be responsible for representing the Preferred Securityholders in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years since the later of the filing or the last date for filing of the partnership information return. Any adverse determination following an audit of the return of Funding by the appropriate tax authorities could result in an adjustment of the returns of the Preferred Securityholders, and, under certain circumstances, a Preferred Securityholder may be precluded from separately litigating a proposed adjustment to the items of Funding. An adjustment could also result in an audit of a Preferred Securityholder's return and adjustments of items not related to the income and losses of Funding.

                                THE UNDERWRITER

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), Morgan Stanley & Co. Incorporated (the "Underwriter") has agreed to purchase, and Funding has agreed to sell to it, all of the Preferred Securities.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Preferred Securities offered hereby is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the Preferred Securities offered hereby if any are taken.

    The Underwriter initially proposes to offer part of the Preferred Securities directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not
in excess of $   per Preferred Security under the public offering price. The
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $   per Preferred Security to certain dealers. After the initial offering of the Preferred Securities, the offering price and other selling terms may from time to time be varied by the Underwriter.

    Pursuant to the Underwriting Agreement, Funding has granted to the Underwriter an option to purchase up to 450,000 additional Preferred Securities at the Price to Public set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriter may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the Offering of the Preferred Securities. To the extent such option is exercised, the Underwriter will become obligated, subject to certain conditions, to purchase such additional Preferred Securities.

    The Company and its directors and executive officers have each agreed that, without the prior written consent of the Underwriter, they will not, during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to any transactions relating to securities acquired in open market transactions after the completion of this Offering.

    In order to facilitate this Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Securities. Specifically, the Underwriter may overallot in connection with this Offering, creating a short position in the Preferred Securities for its own account. In addition, to cover over-allotments or to stabilize the price of the Preferred Securities, the Underwriter may bid for, and purchase, Preferred Securities in the open market. Finally, the Underwriter may reclaim selling concessions allowed to a dealer for distributing the Preferred Securities in this Offering, if the Underwriter purchases previously distributed Preferred Securities in transactions to cover short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Securities above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

    The Underwriter and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    Application will be made for quotation of the Preferred Securities on the Nasdaq National Market. The Common Stock is quoted on the Nasdaq National Market under the symbol "CNDS." The shares of Common Stock payable as dividends on the Preferred Securities, payable in connection with a redemption of the Preferred Securities or issuable in connection with an Automatic Exchange will be quoted on the Nasdaq National Market.

    The Company, Funding and the Underwriter have agreed to indemnify each other against certain liabilities under the Securities Act.

    From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to the Company for which it has received customary compensation.

                                 LEGAL MATTERS

    The validity of the Preferred Securities, the CellNet Preferred Stock, the Guarantee and the Common Stock offered hereby and certain tax matters will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of such firm hold in the
aggregate         shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           CELLNET DATA SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1997 and 1996...............................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995.................        F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1997, 1996 and
  1995................................................................................................... '        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995.................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

Condensed Consolidated Balance Sheets as of March 31, 1998 (Unaudited) and December 31, 1997 (Unaudited)...       F-21

Condensed Consolidated Statement of Operations for the three months ended March 31, 1998 and 1997
  (Unaudited)..............................................................................................       F-22

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997
  (Unaudited)..............................................................................................       F-23

Notes to Condensed Consolidated Financial Statements.......................................................       F-24

                          INDEPENDENT AUDITORS' REPORT

CellNet Data Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of CellNet Data Systems, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CellNet Data Systems, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP

San Jose, California
February 2, 1998

                           CELLNET DATA SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                          1997      1996
                                                                        --------  --------
                                          ASSETS
Current assets:
  Cash and cash equivalents...........................................  $111,112  $124,232
  Short-term investments..............................................    36,946    54,643
  Accounts receivable--trade..........................................     1,519       850
  Accounts receivable--other..........................................     5,123     1,264
  Prepaid expenses and other..........................................     2,060     1,124
                                                                        --------  --------
    Total current assets..............................................   156,760   182,113
                                                                        --------  --------
Network components and inventory......................................    24,225    11,211
Networks in progress--net.............................................    92,308    48,426
Property--net.........................................................    16,061    12,236
Debt issuance costs and other--net....................................     4,631     5,565
                                                                        --------  --------
Total assets..........................................................  $293,985  $259,551
                                                                        --------  --------
                                                                        --------  --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................  $ 11,706  $  8,133
  Accrued compensation and related benefits...........................     2,189     2,371
  Accrued liabilities.................................................     2,655       950
  Current portion of capital lease obligations........................       466       308
                                                                        --------  --------
    Total current liabilities.........................................    17,016    11,762
                                                                        --------  --------
Senior notes--1997, 14% and 1996, 13%.................................   268,673   207,178
Deferred revenue......................................................     5,620     --
Capital lease obligations--net........................................       412       366
Commitments and contingencies (Notes 9 and 10)........................
Stockholders' equity:
  Preferred stock--$.001 par value; 15,000,000 shares authorized; no
    shares outstanding................................................     --        --
  Common stock--$.001 par value; 100,000,000 shares authorized; shares
    outstanding: 1997, 41,845,475; 1996, 38,537,517...................   209,996   205,793
  Notes receivable from sale of common stock..........................      (676)     (814)
  Warrants............................................................    74,546     2,984
  Accumulated deficit.................................................  (281,599) (167,715)
  Net unrealized loss on short-term investments.......................        (3)       (3)
                                                                        --------  --------
    Total stockholders' equity........................................     2,264    40,245
                                                                        --------  --------
Total liabilities and stockholders' equity............................  $293,985  $259,551
                                                                        --------  --------
                                                                        --------  --------

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          YEARS ENDED DECEMBER 31,
                                                                        ----------------------------
                                                                          1997      1996      1995
                                                                        --------  --------  --------
Revenues:
  Network service revenues............................................  $  5,060  $  1,210  $     35
  Product revenues....................................................       493       368     1,663
  Other revenues......................................................       289        91       428
                                                                        --------  --------  --------
    Total revenues....................................................     5,842     1,669     2,126
                                                                        --------  --------  --------
Costs and expenses:
  Cost of network operations..........................................    18,322     8,100     3,671
  Cost of product and other revenues..................................       585       329     1,294
  Research and development............................................    27,524    25,394    20,883
  Marketing and sales.................................................    10,148     6,021     4,114
  General and administrative..........................................    15,670    12,036     6,258
  Depreciation and amortization.......................................    11,973     6,123     2,295
                                                                        --------  --------  --------
    Total costs and expenses..........................................    84,222    58,003    38,515
                                                                        --------  --------  --------
Loss from operations..................................................   (78,380)  (56,334)  (36,389)
Equity in loss of unconsolidated affiliate............................    (2,834)    --        --
Other income (expense):
  Interest income.....................................................     8,190     7,372     4,590
  Interest expense, net of capitalized interest.......................   (29,334)  (23,823)   (9,320)
  Other--net..........................................................      (108)       96       166
                                                                        --------  --------  --------
Total other income (expense)..........................................   (21,252)  (16,355)   (4,564)
                                                                        --------  --------  --------
Loss before income taxes and extraordinary loss on early
  extinguishment of 1995 Senior Notes.................................  (102,466)  (72,689)  (40,953)
Provision for income taxes............................................         1         5         3
                                                                        --------  --------  --------
Loss before extraordinary loss on early extinguishment of 1995 Senior
  Notes...............................................................  (102,467)  (72,694)  (40,956)
Extraordinary loss on early extinguishment of 1995 Senior Notes.......   (11,417)    --        --
                                                                        --------  --------  --------
Net loss..............................................................  $(113,884) $(72,694) $(40,956)
                                                                        --------  --------  --------
                                                                        --------  --------  --------
Basic and diluted earnings per share:
Loss per share before extraordinary loss on early extinguishment of
  1995 Senior Notes...................................................  $  (2.59) $  (6.08) $ (13.93)
Extraordinary loss on early extinguishment of 1995 Senior Notes.......     (0.29)    --        --
                                                                        --------  --------  --------
Net loss per share....................................................  $  (2.88) $  (6.08) $ (13.93)
                                                                        --------  --------  --------
                                                                        --------  --------  --------
Shares used in computing net loss per share...........................    39,506    11,963     2,939
                                                                        --------  --------  --------
                                                                        --------  --------  --------

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             NOTES
                                                                           RECEIVA-                          NET UNREAL-
                                CONVERTIBLE PRE-                           BLE FROM                           IZED GAIN
                                  FERRED STOCK           COMMON STOCK       SALE OF                           (LOSS) ON
                              ---------------------  --------------------   COMMON              ACCUMULATED  SHORT-TERM
                                SHARES      AMOUNT     SHARES     AMOUNT     STOCK    WARRANTS    DEFICIT    INVESTMENTS    TOTAL
                              -----------  --------  ----------  --------  ---------  --------  -----------  -----------  ---------
BALANCES, January 1, 1995....   9,008,518  $ 25,990   2,716,166  $ 26,790    $(284)   $    10    $ (54,065)     $ (5)     $  (1,564)
Sale of Series DD preferred
  stock (net of issuance
  costs of $31)..............     128,157     1,205      --         --       --         --          --         --             1,205
Common stock issued under
  stock plans................     --          --      2,318,096       818     (628)     --          --         --               190
Common stock warrants issued
  in connection with 1995
  Senior Notes...............     --          --         --         --       --         2,974       --         --             2,974
Collection of notes
  receivable.................     --          --         --         --          46      --          --         --                46
Net unrealized gain on short-
  term investments...........     --          --         --         --       --         --          --             2              2
Net loss.....................     --          --         --         --       --         --         (40,956)    --           (40,956)
                              -----------  --------  ----------  --------  ---------  --------  -----------    -----      ---------
BALANCES, December 31,
  1995.......................   9,136,675    27,195   5,034,262    27,608     (866)     2,984      (95,021)       (3)       (38,103)
Sale of common stock in
  public offering (net of
  issuance costs of
  $7,841)....................     --          --      5,000,000    92,159    --         --          --         --            92,159
Exercise of Series BB
  warrants...................   1,410,600     1,179      --         --       --         --          --         --             1,179
Conversion of Series CC
  redeemable preferred stock
  upon public offering.......     --          --      6,431,536    29,486    --         --          --         --            29,486
Conversion of Series AA, BB,
  and DD preferred stock upon
  public offering............ (10,547,275)  (28,374) 19,683,950    28,374    --         --          --         --            --
Common stock issued under
  stock plans................     --          --        866,775       186    --         --          --         --               186
Sale of common stock in pri-
  vate placements............     --          --      1,579,404    28,000    --         --          --         --            28,000
Repurchase of common stock...     --          --        (58,410)      (20)   --         --          --         --               (20)
Collection of notes
  receivable.................     --          --         --         --          52      --          --         --                52
Net loss.....................     --          --         --         --       --         --         (72,694)    --           (72,694)
                              -----------  --------  ----------  --------  ---------  --------  -----------    -----      ---------
BALANCES, December 31,
  1996.......................     --          --     38,537,517   205,793     (814)     2,984     (167,715)       (3)        40,245
Exercise of common stock war-
  rants issued in connection
  with 1995 Senior Notes.....     --          --      2,599,986     2,987    --        (2,974)      --         --                13
Expiration of common stock
  warrants...................     --          --         --             9    --            (9)      --         --            --
Common stock issued under
  stock plans................     --          --        707,972     1,207    --         --          --         --             1,207
Common stock warrants issued
  in connection with 1997
  Senior Notes...............     --          --         --         --       --        74,545       --         --            74,545
Collection of notes
  receivable.................     --          --         --         --         138      --          --         --               138
Net loss.....................     --          --         --         --       --         --        (113,884)    --          (113,884)
                              -----------  --------  ----------  --------  ---------  --------  -----------    -----      ---------
BALANCES, December 31,
  1997.......................     --       $  --     41,845,475  $209,996    $(676)   $74,546    $(281,599)     $ (3)     $   2,264
                              -----------  --------  ----------  --------  ---------  --------  -----------    -----      ---------
                              -----------  --------  ----------  --------  ---------  --------  -----------    -----      ---------

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           YEARS ENDED DECEMBER 31,
                                                                        ------------------------------
                                                                          1997       1996       1995
                                                                        ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................................  $(113,884) $ (72,694) $(40,956)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization.....................................     11,973      6,123     2,295
    Accretion on senior notes.........................................     28,631     23,113     9,207
    Write-off of remaining 1995 Senior Note debt issuance costs.......      4,791     --         --
    Accelerated accretion on 1995 Senior Notes........................      3,127     --         --
    1997 Senior Notes issued as non-cash consent fees.................        912     --         --
    Amortization of debt issuance costs...............................        566        600       256
    Loss (gain) on disposition of property............................         59         (1)       57
    Equity in loss of unconsolidated affiliate........................      2,834     --         --
    Changes in:
      Accounts receivable--trade......................................       (669)       310      (457)
      Accounts receivable--other......................................     (3,859)      (306)     (958)
      Prepaid expenses and other......................................       (936)      (184)     (692)
      Accounts payable................................................      3,573        892     5,191
      Accrued compensation and related benefits.......................       (182)     1,018       951
      Accrued liabilities and deferred revenue........................      5,969        (31)       92
                                                                        ---------  ---------  --------
        Net cash used for operating activities........................    (57,095)   (41,160)  (25,014)
                                                                        ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Network components and inventory....................................    (13,014)       453    (9,518)
  Purchase of property................................................    (10,668)    (9,012)   (6,222)
  Proceeds from sale of property......................................         20         11     --
  Networks in progress................................................    (45,391)   (35,944)  (10,811)
  Investment in unconsolidated affiliate..............................     (1,478)    --         --
  Purchase of short-term investments..................................    (43,139)  (329,674) (285,802)
  Proceeds from sales and maturities of short-term investments........     60,836    370,810   202,030
  Other assets........................................................       (419)      (309)    --
                                                                        ---------  ---------  --------
        Net cash used for investing activities........................    (53,253)    (3,665) (110,323)
                                                                        ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Senior Notes and warrants...............................    100,324     --       175,837
  Debt issuance costs for Senior Notes................................     (4,004)      (210)   (5,902)
  Repayment of capital lease obligations..............................       (450)      (307)     (524)
  Proceeds from sale of preferred stock and warrants..................     --          1,179     1,205
  Proceeds from sale of common stock, net of repurchases..............      1,220    120,325       190
  Collection of note receivable from sale of common stock.............        138         52        46
                                                                        ---------  ---------  --------
        Net cash provided by financing activities.....................     97,228    121,039   170,852
                                                                        ---------  ---------  --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................    (13,120)    76,214    35,515
CASH AND CASH EQUIVALENTS, Beginning of year..........................    124,232     48,018    12,503
                                                                        ---------  ---------  --------
CASH AND CASH EQUIVALENTS, End of year................................  $ 111,112  $ 124,232  $ 48,018
                                                                        ---------  ---------  --------
                                                                        ---------  ---------  --------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
  Acquisition of property under capital leases........................  $     654  $     161  $    798
  Sale of common stock for notes receivable...........................  $  --      $  --      $    628
  Conversion of preferred stock into common stock.....................  $  --      $  57,860  $  --
  Capitalized interest on networks in progress........................  $   3,047  $   1,537  $    458
  Exchange of 1995 Senior Notes for 1997 Senior Notes.................  $ 231,039  $  --      $  --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest..............................  $     113  $     110  $    113
  Cash paid for income taxes..........................................  $       1  $       5  $      3

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. Since 1993, CellNet Data Systems, Inc. and subsidiaries (the Company) has focused all of its resources and efforts on the development and deployment of its CellNet wireless data communication system to provide automated network meter reading and other services to the utility industry and to providers of non-utility services. The Company's primary activities since 1993 have included research and development, prototype product development, field testing, commercial network installation, provision of wireless data communication services, and raising the financing required to support the development and deployment of its CellNet wireless data communication system. In August 1996, the Company was reincorporated in the State of Delaware.

    The Company provides its services to utility companies, energy service providers and other customers pursuant to contract. The contracts vary in length, generally, from 5 to 20 years. Utilities have up to two 5-year renewal options in certain instances on substantially similar terms. Utilities also have the option in certain instances to terminate their contracts early at various times during the initial term, commencing as early as the seventh contract year under the longer term contracts, upon payment of specified amounts which are intended to allow the Company to recover its then unamortized network endpoint costs based upon agreed prices for such equipment. No assurance can be given that any such renewal and/or early termination options will or will not be exercised.

    The Company completed the installation of a network to provide network meter reading and other services to Kansas City Power & Light Company in 1996, installed additional meters on the network in 1997 and expects to install additional meters on the network in 1998. The Company has also installed a network for Pacific Gas & Electric Company and is in the process of substantially expanding a network installed for Puget Sound Energy, Inc. The Company is currently installing networks for Union Electric Company and for Northern States Power Company and has entered into a services agreement with Indianapolis Power & Light Company for the installation of a network in its service area. The Company is also beginning to install a network in California to serve the needs of various energy service providers in that market.

    The Company does not expect to receive revenues sufficient to meet anticipated operating costs and expenses during 1998. Management plans to significantly increase operations through the installation of additional networks for other utility companies and other nonutility clients and intends to fund these operations through additional debt and equity financing.

    CONSOLIDATION. The accompanying consolidated financial statements include the accounts of CellNet Data Systems, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

    FINANCIAL STATEMENT ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Such estimates include the level of inventory reserves for obsolete, slow moving or nonsalable network components and inventory, evaluation of network assets for impairment, accrued liabilities and a valuation allowance against net deferred tax assets. Actual results could differ from those estimates.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH EQUIVALENTS. Cash equivalents are highly liquid debt instruments acquired with an original maturity of three months or less. The recorded carrying amounts of the Company's cash equivalents approximate their fair market value.

    SHORT-TERM INVESTMENTS. Short-term investments represent debt and equity securities which are stated at fair value. All short-term investments are classified as available-for-sale. Any temporary difference between an investment's amortized cost and its market value is recorded as a separate component of stockholders' equity until such gains or losses are realized. Gains or losses on the sale of securities are computed using the specific identification method.

    STOCK-BASED COMPENSATION. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company sells its products and services and installs its networks primarily to utility companies in the United States. To reduce credit risk related to accounts receivable, the Company periodically evaluates its customers' financial condition. Collateral is generally not required. Two customers accounted for 57% and 31% of trade accounts receivable at December 31, 1997 and for 47% and 41% of revenues for the year then ended. The same two customers accounted for 33% and 22% of trade accounts receivable at December 31, 1996 and for 69% and 21% of revenues for the year then ended. Two customers accounted for 64% and 29% of revenues for the year ended December 31, 1995. Concentration of credit risk is expected to decrease as the Company deploys additional networks and provides its services to an increasing number of customers.

    The Company invests in a variety of financial instruments such as commercial paper, debt securities of the U.S. government, foreign debt securities and preferred stock. The Company, by policy, limits the amount of credit exposure with any one financial instrument or commercial issuer. All such instruments are rated by Standard & Poor's as A- or higher. The Company also places its investments for safekeeping with high-credit-quality financial institutions.

    NETWORK COMPONENTS AND INVENTORY. Network components and inventory are stated at the lower of cost (first-in, first-out method) or market. At December 31, 1997, network components and inventories consist primarily of purchased and in-process materials to be included in the Company's installed networks. Once the assembly process is complete, the inventory item is transferred to a particular network location.

    NETWORKS IN PROGRESS, NET. Networks in progress, which are stated at cost, include both equipment assembled at the Company and systems partially installed at customer sites. Interest is capitalized using the Company's cost of debt until the point in the installation at which each network begins generating revenue. (Accordingly, $3,047,000, $1,537,000 and $458,000 of interest was capitalized during 1997, 1996 and 1995, respectively.) Depreciation is computed on a straight-line basis over the shorter of the estimated useful lives of the network assets or the contract's life from initial revenue generation until contract termination. Depreciation commences when the network begins generating significant revenue, typically when network installation is approximately 50% complete. At December 31, 1997 and 1996, accumulated depreciation was $6,212,000 and $1,657,000, respectively.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Effective January 1, 1996, the Company adopted Statement of Financial
Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Implementation did not have a material impact on the Company's financial statements.

    PROPERTY. Property and leasehold improvements are stated at cost. Depreciation and amortization are computed on a straight-line basis over estimated useful lives of three to five years or the capital lease term, if shorter.

    INVESTMENT IN UNCONSOLIDATED AFFILIATE. The investment is accounted for using the equity method. Equity in loss of unconsolidated affiliate is based upon the Company's beneficial interest.

    DEBT ISSUANCE COSTS. Debt issuance costs associated with the senior notes (see Note 6) are capitalized and amortized using the effective interest method over the lives of the related debt.

    RECENTLY ISSUED ACCOUNTING STANDARDS. In June 1997, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Adoption of this statement will not impact the Company's consolidated financial position, results of operations or cash flows. The Company will adopt this statement in fiscal 1998.

    REVENUE RECOGNITION. Network service revenue, associated with installed networks, is recognized in the period of service. Product revenue is recognized upon product shipment.

    The Company and a utility customer have entered into a joint marketing and licensing agreement for the purpose of jointly developing and marketing utility automation and utility management services utilizing the Company's wireless data communications network deployed in the customer's service area. The Company has received a license fee of $6,000,000 for the use of certain of the Company's network interface technology and has agreed to pay the customer certain marketing service and incentive fees based upon network revenues and upon revenues received from the sale of the services being developed and marketed. The customer has the right to terminate the agreement at any time prior to January 1, 2000 and to require the Company to refund the license fee less the amount of any marketing service and incentive fees previously paid. The amount of the license fee is recorded as deferred revenue and is being recognized over the term of the agreement.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The recorded carrying amounts of the Company's financial instruments, namely cash and cash equivalents and short-term investments, approximate their fair value. The estimated fair value of the Company's 1997 Senior Notes was approximately $223,350,000 at December 31, 1997. The estimated fair value of the Company's 1995 Senior Notes was approximately $224,250,000 at December 31, 1996. The fair values of cash equivalents and short-term investments are based on quoted market prices, and the estimated fair value of the Senior Notes is based on information provided by the initial purchaser of the original notes.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET LOSS PER SHARE. During the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), EARNINGS PER SHARE and, retroactively, restated the 1996 and 1995 earnings per share (EPS) for the change. SFAS 128 requires a dual presentation of basic and diluted EPS. Basic EPS for all periods presented is computed by dividing net loss by the weighted average of common shares outstanding (excluding shares subject to repurchase -- see Note 7). Diluted EPS for all periods presented was computed the same as basic EPS since all other potential dilutive securities are excluded as they are anti-dilutive.

    RECLASSIFICATIONS. Certain reclassifications have been made to the 1996 and 1995 amounts to conform to the 1997 presentation.

2.  SHORT-TERM INVESTMENTS

    The fair value and the amortized cost of short-term investments at December 31, 1997 and 1996 are presented below. Fair values are based on quoted market prices obtained from the Company's broker. All of the Company's short-term investments are classified as available-for-sale, since the Company intends to sell them as needed for operations. The tables present the unrealized holding gains and losses related to each category of investment security (in thousands).

                                                               DECEMBER 31, 1997
                                             ------------------------------------------------------
                                                           UNREALIZED     UNREALIZED
                                              AMORTIZED      LOSS ON        GAIN ON       MARKET
                                                COST       INVESTMENT     INVESTMENT       VALUE
                                             -----------  -------------  -------------  -----------
Certificates of deposit....................  $     7,298    $      (4)     $  --        $     7,294
Auction-rate preferred stock...............       27,700       --             --             27,700
Corporate debt securities..................      113,016       --                  1        113,017
                                             -----------        -----          -----    -----------
Total......................................      148,014           (4)             1        148,011
Less amounts included in cash and
  equivalents..............................     (111,065)      --             --           (111,065)
                                             -----------        -----          -----    -----------
                                             $    36,949    $      (4)     $       1    $    36,946
                                             -----------        -----          -----    -----------
                                             -----------        -----          -----    -----------

                                                               DECEMBER 31, 1996
                                             ------------------------------------------------------
                                                           UNREALIZED     UNREALIZED
                                              AMORTIZED      LOSS ON        GAIN ON       MARKET
                                                COST       INVESTMENT     INVESTMENT       VALUE
                                             -----------  -------------  -------------  -----------
Certificates of deposit....................  $     2,002    $  --          $  --        $     2,002
Auction-rate preferred stock...............       33,550       --             --             33,550
Corporate debt securities..................      141,107           (4)             1        141,104
                                             -----------        -----          -----    -----------
Total......................................      176,659           (4)             1        176,656
Less amounts included in cash and
  equivalents..............................     (122,013)      --             --           (122,013)
                                             -----------        -----          -----    -----------
                                             $    54,646    $      (4)     $       1    $    54,643
                                             -----------        -----          -----    -----------
                                             -----------        -----          -----    -----------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

2.  SHORT-TERM INVESTMENTS (CONTINUED)
    The final maturity periods of short-term investments at December 31, 1997 are as follows (in thousands):

                                                 MARKET VALUE OF MATURITIES
                                       ----------------------------------------------
                                                     FIVE TO    GREATER
                                         WITHIN        TEN       THAN
                                        ONE YEAR      YEARS    10 YEARS      TOTAL
                                       -----------  ---------  ---------  -----------
Certificates of deposit..............  $     7,294  $  --      $  --      $     7,294
Auction-rate preferred stock.........      --          12,700     15,000       27,700
Corporate debt securities............      113,017     --                     113,017
                                       -----------  ---------  ---------  -----------
Total................................      120,311     12,700     15,000      148,011
Less amounts included in cash and
  cash equivalents...................     (111,065)    --         --         (111,065)
                                       -----------  ---------  ---------  -----------
                                       $     9,246  $  12,700  $  15,000  $    36,946
                                       -----------  ---------  ---------  -----------
                                       -----------  ---------  ---------  -----------

    All short-term investments with final maturities exceeding one year have provisions requiring their repurchase at par at the option of the holder and for adjustment to market rates of interest on at least an annual basis. The Company treats such investments as having a maturity of one year or less for purposes of compliance with investment limitations provided in its Senior Note Indenture (see Note 6).

3.  INVESTMENT IN UNCONSOLIDATED AFFILIATE

    In 1996, the Company entered into a joint venture with Bechtel Enterprises, Inc. to deploy the Company's technology outside the United States. The Company participates in a joint venture, BCN Data Systems L.L.C. (BCN), and generally is allocated 50% of BCN's net income or loss. The investment in BCN is accounted for using the equity method. For the year ended December 31, 1997, the Company recognized $2,834,000 as its share of BCN's losses. In 1997, the Company made capital contributions of $1,478,000, and the Company's share of BCN's losses in excess of such capital contributions is recorded in accrued liabilities (see
Note 5).

    Under a license and consulting services agreement completed in 1997, BCN has agreed to reimburse the Company for certain costs incurred by the Company in adapting the Company's technology for use by BCN outside the United States. In 1997, the Company recorded $2,755,000 as an offset to research and development expenses for such reimbursable costs, and at December 31, 1997, the Company had a receivable from BCN for the same amount, which is included in accounts receivable--other. In addition, the Company sold its operating subsidiary, DAC
(UK) Limited, at cost to BCN.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

4.  PROPERTY

    Property consists of (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Office furniture and equipment.........................................  $   14,944  $   9,129
Manufacturing equipment and tools......................................      11,338      8,065
Engineering equipment..................................................       4,969      2,942
Vehicles...............................................................         231        204
                                                                         ----------  ---------
Total..................................................................      31,482     20,340
Accumulated depreciation and amortization..............................     (15,421)    (8,104)
                                                                         ----------  ---------
Total..................................................................  $   16,061  $  12,236
                                                                         ----------  ---------
                                                                         ----------  ---------

5.  ACCRUED LIABILITIES

    Accrued liabilities consist of (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Loss in excess of investment in unconsolidated affiliate (see Note
  3)...................................................................  $    1,356  $  --
Deferred revenue.......................................................         620        150
Professional services..................................................         332        276
Accrued contractual obligations........................................         195        277
Other..................................................................         152        247
                                                                         ----------  ---------
Total..................................................................  $    2,655  $     950
                                                                         ----------  ---------
                                                                         ----------  ---------

6.  SENIOR NOTES

    1995 NOTES. In 1995, the Company received $175,837,000 in gross proceeds from the issuance and private placement of $325,000,000 aggregate principal amount at maturity of its 13% Senior Notes due June 15, 2005 and related warrants to purchase 2,600,000 shares of common stock at $0.005 per share (the Notes and 1995 Warrants). Aggregate proceeds of $2,974,000 were attributed to the 1995 Warrants. The unregistered Notes were subsequently exchanged for an equal number of Series B 13% Senior Notes with identical terms (the 1995 Notes) registered under the Securities Act of 1933, as amended (the Securities Act).

    1997 NOTES. On September 29, 1997, the Company raised $100,324,000 in gross proceeds from the sale and issuance of 14% Senior Notes due 2007 (the 1997 Notes). All holders of outstanding 1995 Notes tendered and exchanged their 1995 Notes for 1997 Notes having an initial accreted value of $231,039,000. All outstanding 1995 Warrants were exercised prior to expiration in 1997. Warrants to purchase 8,942,517 shares of the Company's Common Stock (the 1997 Warrants) with an exercise price of $14.30 per share were attached to the 1997 Notes. Aggregate proceeds of $74,545,000 were attributed to the 1997 Warrants. The 1997 Notes were issued at an initial accreted value of $257,730,000 and will fully accrete to a face

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

6.  SENIOR NOTES (CONTINUED)
value of $654,133,000 on October 1, 2002. From and after October 1, 2002, the 1997 Notes will begin to accrue interest payable in cash at an annual rate of 14% payable each April 1 and October 1, commencing April 1, 2003.

    The 1997 Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2002 at specified redemption prices for the relevant year of redemption, plus accrued and unpaid interest to the date of redemption. In addition, the Company may redeem in cash at its option at any time prior to October 1, 2000 up to 25% of the aggregate principal amount of the 1997 Notes at 114% of the accreted value thereof on the date of redemption plus accrued and unpaid interest, if any, from the proceeds of a public equity offering (as defined) provided that after any such redemption at least $490,599,750 aggregate principal amount at maturity of the 1997 Notes remains outstanding. There are no sinking fund requirements. In the event of a change of control (as defined), each holder of the 1997 Notes has the option to require the Company to repurchase such holder's 1997 Notes at 101% of the accreted value thereof on the date of repurchase (if prior to October 1, 2002) or 101% of the aggregate principal face amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (if on or after October 1, 2002).

    The 1997 Notes rank senior in right of payment to all existing and future subordinated indebtedness of the Company and PARI PASSU with all existing and future senior indebtedness of the Company. The Indenture pursuant to which the 1997 Notes were issued contains certain covenants that, among other things, limit the ability of the Company to make dividend payments, make investments (including investments in affiliates), repurchase outstanding shares of stock, prepay other debt obligations, incur additional indebtedness, effect asset dispositions, engage in sale and leaseback transactions, consolidate, merge or sell all or substantially all of the Company's assets, or engage in transactions with affiliates, or effect certain transactions by its restricted subsidiaries (as defined). The Company was in compliance with the financial covenants of the Indenture at December 31, 1997.

    EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT. On September 29, 1997, the Company exchanged $654,133,000 aggregate value at maturity 1997 Notes and 1997 Warrants for $100,324,000 of new proceeds and the extinguishment of its $325,000,000 aggregate value at maturity of the 1995 Notes. The exchange of the 1995 Notes was accounted for as an early extinguishment of debt, resulting in an extraordinary charge of $11,417,000, consisting of the unamortized portion of the debt issuance cost of the 1995 Notes of $4,791,000, $3,499,000 attributable to consent fees and other costs related to the extinguishment of the 1995 Notes and accelerated accretion of interest on the 1995 Notes of $3,127,000.

    In December 1997, the Company exchanged the unregistered 1997 Notes for an equal number of Series B 14% Senior Discount Notes with identical terms (the New 1997 Notes) registered under the Securities Act. Costs associated with the Company's registration of the New 1997 Notes under the Securities Act have been capitalized as part of debt issue costs.

7.  STOCKHOLDERS' EQUITY

    All shares and per-share amounts have been adjusted to reflect a two-for-one split effected in 1996.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

7.  STOCKHOLDERS' EQUITY (CONTINUED)

    CONVERTIBLE PREFERRED STOCK. In conjunction with the initial public offering of the Company's common stock, all outstanding shares of convertible preferred stock were converted into common stock upon the closing of the offering.

    COMMON STOCK. At December 31, 1997, the Company had reserved shares of common stock for issuance as follows:

Issuance under employee stock purchase plan.....................  1,036,899
Issuance upon exercise of common stock warrants.................  8,992,517
Issuance under stock option plans...............................  3,594,986
                                                                  ---------
Total...........................................................  13,624,402
                                                                  ---------
                                                                  ---------

    RESTRICTED STOCK. Certain officers, employees and consultants exercised stock options with cash or full recourse notes. The related shares of common stock continue to vest in accordance with the terms of the stock option. The related notes bear interest at rates ranging from 6.04% to 7.92% and are due in 1999 through 2000. At December 31, 1997, 768,028 outstanding shares of such stock were subject to repurchase.

    1996 EMPLOYEE STOCK PURCHASE PLAN. In 1996, the Company adopted an Employee Stock Purchase Plan (the Plan). A total of 1,200,000 shares of common stock are reserved for issuance under the Plan. Under the Plan, the Company withholds a specified percentage of each salary payment to participating employees over certain offering periods. Unless the Board of Directors determines otherwise, each offering period runs for six months, from November 1 to April 30 and from May 1 to October 31, except that the first offering period commenced on September 26, 1996 and ended on April 30, 1997. The price at which common stock may be purchased under the Plan is equal to 85% of the fair market value of the common stock on the first or last day of the applicable offering period, whichever is lower. In 1997, 163,101 shares were issued under the Plan at a weighted average price of $6.38 per share. At December 31, 1997, 1,036,899 shares remain available for issuance under the Plan.

    WARRANTS. At December 31, 1997, the following warrants to purchase common stock were outstanding:

    Warrants to purchase 50,000 shares of common stock at $2.00 per share. The warrants expire on February 24, 1999, or, with written notice from the Company, two days prior to (a) the merger of the Company with or into a corporation as a result of which the stockholders of the Company hold less than 50% of the equity securities of the surviving corporation or its parent (unless the securities received are freely tradable and listed on a national securities exchange or on the NASDAQ National Market System), (b) the sale, conveyance or disposition of all or substantially all of the assets of the Company or (c) the liquidation, dissolution or winding up of the Company.

    Warrants to purchase 8,942,517 shares of common stock at $14.30 per share were granted in connection with the issuance and sale in 1997 of the Company's 14% Senior Notes (see Note 6). The warrants are exercisable commencing on September 29, 1998 and expire on October 1, 2007.

    STOCK OPTION PLANS. The Company has stock option plans (the Plans) under which shares are reserved for issuance to officers, directors, employees and consultants. Under the Plans, both incentive and

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

7.  STOCKHOLDERS' EQUITY (CONTINUED)
nonstatutory stock options to purchase common stock may be granted or restricted common stock may be sold at prices not less than the fair market value of the common stock at the date of grant. The fair market value and terms of exercise are determined by the Board of Directors. Options outstanding at December 31, 1997 generally become exercisable over five years, commencing six months from the date of the individual's employment or the date of grant and expire ten years from the date of grant. At December 31, 1997, there were 187,742 shares available for future grant under the Plans.

    A summary of stock option activity under the Plans on a combined basis is as follows:

                                                                  OUTSTANDING OPTIONS
                                                             ------------------------------
                                                               NUMBER     WEIGHTED AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                             -----------  -----------------
Balances, January 1, 1995..................................    5,240,628      $   0.574
Granted (weighted average fair value $0.129 per share).....      514,600          1.182
Exercised..................................................   (2,318,096)         0.706
Cancelled..................................................     (163,498)         0.784
                                                             -----------         ------
Balances, December 31, 1995................................    3,273,634          0.565
Granted (weighted average fair value $1.486 per share).....      889,910          3.827
Exercised..................................................     (866,775)         0.214
Cancelled..................................................     (109,679)         0.683
                                                             -----------         ------
Balances, December 31, 1996................................    3,187,090          1.278
Granted (weighted average fair value $6.060 per share).....      942,600         11.052
Exercised..................................................     (544,871)         0.307
Cancelled..................................................     (177,575)         4.865
                                                             -----------         ------
Balances, December 31, 1997................................    3,407,244      $   3.948
                                                             -----------         ------
                                                             -----------         ------

    Additional information regarding options outstanding as of December 31, 1997 is as follows:

                                         OPTIONS OUTSTANDING
                                      --------------------------      OPTIONS EXERCISABLE
                                       WEIGHTED                     -----------------------
                                        AVERAGE       WEIGHTED                     WEIGHTED
                                       REMAINING       AVERAGE                     AVERAGE
RANGE OF                 NUMBER       CONTRACTUAL     EXERCISE        NUMBER       EXERCISE
EXERCISE PRICES        OUTSTANDING       LIFE           PRICE       EXERCISABLE     PRICE
--------------------   -----------    -----------    -----------    -----------    --------
$ 0.05 - $ 0.50.....    1,703,799           6.27        $  0.324      1,119,234     $ 0.281
$ 1.00 - $ 2.00.....      638,135           8.15        $  1.895        205,705     $ 1.886
$ 3.00 - $10.00.....      226,250           9.36        $  7.661         29,693     $ 5.571
$11.50 - $11.50.....      673,810           9.60        $ 11.500          3,170     $11.500
$12.81 - $13.63.....      165,250           8.91        $ 13.355         35,805     $13.400
                       -----------    -----------    -----------    -----------    --------
$0.05 - $13.63......    3,407,244           7.61        $  3.948      1,393,607     $ 0.993
                       -----------    -----------    -----------    -----------    --------
                       -----------    -----------    -----------    -----------    --------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

7.  STOCKHOLDERS' EQUITY (CONTINUED)
    ADDITIONAL STOCK PLAN INFORMATION. The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED Compensation (SFAS 123), requires the disclosure of pro forma net loss and loss per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and estimated term. These calculations were made using the minimum value method prior to the Company's initial public offering and the Black-Scholes option pricing model with the following weighted average assumptions for stock option grants: expected life, 12 months following vesting in 1997 and 21.3 months following vesting in 1996 and 1995; stock volatility, 71% in 1997 and 60% in 1996, subsequent to the Company's initial public offering; risk free interest rates, 5.5% in 1997, and 6.0% in 1996 and 1995; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur.

    The weighted average fair value of purchase rights under the 1996 Employee Stock Purchase Plan was $3.67 and $7.45 in 1997 and 1996, respectively. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions in 1997 and 1996, respectively: expected term, six months after grant; stock volatility, 71% in 1997 and 60% in 1996, subsequent to the Company's initial public offering; risk free interest rates, 5.5% in 1997 and 6.0% in 1996; and no dividends during the expected term.

    If the computed fair values of the 1997, 1996 and 1995 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $115,946,000 ($2.93 per share) in 1997, $73,314,000 ($6.13 per share) in 1996 and $40,986,000 ($13.95 per share) in 1995. However, the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1997, 1996 and 1995 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

    EARNINGS PER SHARE. The computation of basic EPS excludes 768,028 shares of common stock subject to repurchase at December 31, 1997. Options and warrants to purchase 3,407,244 and 8,992,517 shares of common stock at a weighted average exercise price of $3.948 and $14.23 per share, respectively, and 768,028 shares of common stock subject to repurchase were outstanding at December 31, 1997 but were not included in the computation of diluted EPS as the Company has a net loss for all periods presented and, therefore, they are anti-dilutive.

8.  INCOME TAXES

    No federal income taxes were provided in 1997, 1996 or 1995 due to the Company's net losses. The provisions for income taxes for these periods represent various state minimum income and franchise taxes.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

8.  INCOME TAXES (CONTINUED)
The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before income taxes and extraordinary item as follows (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                      ----------------------------------
                                                         1997        1996        1995
                                                      ----------  ----------  ----------
Taxes computed at federal statutory rate............  $  (35,863) $  (25,441) $  (14,334)
State income taxes, net of federal effect...........      (1,578)     (2,544)     (1,843)
Research tax credits................................        (349)      3,760        (399)
Disqualified yield on debt issued...................       2,006      --          --
Change in valuation allowance.......................      35,714      23,349      18,120
Other...............................................          71         881      (1,541)
                                                      ----------  ----------  ----------
Total provision.....................................  $        1  $        5  $        3
                                                      ----------  ----------  ----------
                                                      ----------  ----------  ----------

    The tax effects of temporary differences that give rise to deferred taxes were as follows (in thousands):

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                          1997         1996
                                                                       -----------  ----------
Deferred tax assets:
  Tax net operating loss and credit carryforwards....................  $    78,280  $   48,778
  Senior note original issue discount................................       21,754      13,263
  Research and development expenses capitalized for tax purposes.....          657       1,138
  Expenses not currently deductible for tax purposes.................        3,300         724
                                                                       -----------  ----------
Total deferred tax assets............................................      103,991      63,903
Valuation allowance on deferred tax assets...........................     (103,991)    (63,903)
                                                                       -----------  ----------
Net deferred income taxes............................................  $   --       $   --
                                                                       -----------  ----------
                                                                       -----------  ----------

    At December 31, 1997, the Company had net operating loss carryforwards of approximately $206,000,000 and $56,000,000 available to offset future federal and state taxable income, respectively. Such federal carryforwards expire in 2001 through 2012. Such state carryforwards expire in 1998 through 2012. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987. Equity issuances in April 1991 and the initial public offering in 1996 triggered such limitations on loss carryforwards. As of December 31, 1997, approximately $70,000,000 of net operating losses remain limited to an annual usage of approximately $36,000,000 for federal income tax purposes.

    Research and development tax credit carryforwards of approximately $2,900,000 and $1,700,000 are also available to offset future federal and California income taxes payable, respectively.

    A valuation allowance has been recorded against tax assets for which realization is uncertain. Based upon the Company's history of operating losses and the expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

9.  COMMITMENTS AND LEASES

    At December 31, 1997 and 1996, equipment with a net book value of $1,027,000 and $878,000 (net of accumulated amortization of $1,180,000 and $708,000, respectively), has been leased under capital leases.

    The Company leases its principal manufacturing and office facilities under noncancelable operating lease and sublease agreements expiring as to portions of the space at various times commencing February 1998 through November 2007.

    Future minimum annual rental payments under capital and operating leases are as follows (in thousands):

                                                                        YEARS ENDING DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                         CAPITAL    OPERATING
                                                                         LEASES      LEASES
                                                                        ---------  -----------
1998..................................................................  $     455   $   2,205
1999..................................................................        294       1,875
2000..................................................................        192       1,803
2001..................................................................         76         622
2002..................................................................         14         550
Thereafter............................................................     --           3,316
                                                                        ---------  -----------
Total minimum lease payments..........................................      1,031   $  10,371
                                                                                   -----------
                                                                                   -----------
Amount representing interest..........................................       (153)
                                                                        ---------
Present value of minimum lease payments...............................        878
Current portion.......................................................        466
                                                                        ---------
Long-term lease obligations...........................................  $     412
                                                                        ---------
                                                                        ---------

    Facilities rent expense was $2,146,000, $1,301,000 and $901,000 for 1997,
1996 and 1995, respectively.

10.  LITIGATION

    The industry in which the Company operates is characterized by frequent litigation regarding patent and other intellectual property rights. The Company is party to two such suits of this nature. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution will not have a material effect on the Company's results of operations or financial condition.

    In October 1996, Itron, Inc., one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys fees and injunctive relief. The Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, and in the opinion of management, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on the Company's results of operations or financial condition.

    In April 1997, the Company filed a patent infringement suit against Itron in the Federal District Court for the Northern District of California, claiming that Itron's use of its electric meter reading Encoder

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

10.  LITIGATION (CONTINUED)
Receiver Transmitter ("ERT-Registered Trademark-") device infringes CellNet's U.S. Patent No. 4,783,623. The Company seeks an injunction, damages and other relief.

    On October 31, 1996, a complaint, SETTLE V. SEIDL, ET AL. No. 398464, was filed in the Superior Court of California for the County of San Mateo against the Company, certain of its officers and directors and underwriters of the Company's Initial Public Offering. The complaint, which is a purported class action filed on behalf of those purchasing the Company's stock from the period beginning on September 26, 1996 and ending on October 31, 1996, seeks unspecified damages and rescission for alleged liability under various provisions of the federal securities laws and California state law. Plaintiff alleges that the Prospectus and Registration Statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of Common Stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron, Inc. was likely to ensue. On November 8 and 13, 1996, two additional complaints, KAREN ZULLY V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398551 and HOWARD FIENMAN AND GERALD SAPSOWITZ V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398560, were filed in the Superior Court of California for the County of San Mateo. These cases are essentially similar in nature to the Settle case. The Court has ordered consolidation of the SETTLE and ZULLY actions. The FIENMAN action was voluntarily dismissed with prejudice. The Company believes that the allegations in these complaints are without merit and intends to defend the actions vigorously. The Company has filed demurrers seeking dismissal of these complaints. The motions were assigned by the Court to a special master, who recommended that the cases be dismissed with prejudice. Plaintiffs have objected to the special master's recommendation, which is currently under submission before the Court. In the opinion of management, the ultimate outcome of these lawsuits is not expected to have a material adverse effect on the Company's results of operations or financial condition.

11.  QUARTERLY RESULTS (UNAUDITED)

    The following summarized unaudited results of operations for the quarters in the years ended December 31, 1997 and 1996 have been accounted for using generally accepted accounting principles for interim reporting purposes and reflect adjustments (consisting of normal recurring adjustments) which the

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

11.  QUARTERLY RESULTS (UNAUDITED) (CONTINUED)
Company considers necessary for the fair presentation of results of operations for these interim periods (in thousands, except per share data):

                                                                    QUARTERS ENDED
                        -------------------------------------------------------------------------------------------------------
                        DECEMBER 31,   SEPTEMBER 30,   JUNE 30,  MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,  MARCH 31,
                            1997           1997          1997      1997          1996           1996          1996      1996
                        ------------   -------------   --------  ---------   ------------   -------------   --------  ---------
Revenues..............    $  1,816       $  1,533      $ 1,514   $    979      $    734       $    515      $   251   $    169

Loss from
  operations..........     (22,214)       (19,899)     (18,576 )  (17,691)      (16,352)       (15,574)     (13,154 )  (11,254)

Loss before
  extraordinary loss
  on early
  extinguishment of
  1995 Senior Notes...     (31,333)       (25,208)     (23,922 )  (22,004)      (19,927)       (20,454)     (17,247 )  (15,066)

Extraordinary loss on
  early extinguishment
  of
  1995 Senior Notes...      --            (11,417)       --         --           --             --            --         --

Net loss..............     (31,333)       (36,625)     (23,922 )  (22,004)      (19,927)       (20,454)     (17,247 )  (15,066)

Basic and diluted
  earnings per share:

  Loss per share
    before
    extraordinary loss
    on early
    extinguishment of
    1995 Senior
    Notes.............       (0.77)         (0.61)       (0.62 )    (0.59)        (0.54)         (4.67)       (5.08 )    (4.70)

  Net loss per
    share.............    $  (0.77)      $  (0.90)     $ (0.62 ) $  (0.59)     $  (0.54)      $  (4.67)     $ (5.08 ) $  (4.70)

Shares used in
  computing net loss
  per share...........      40,965         40,624       38,734     37,701        36,875          4,378        3,396      3,204

    During the fourth quarter of 1997, the Company adopted SFAS 128 (see Note
1), which requires a dual presentation of basic and diluted earnings per share. Prior period earnings per share amounts have been restated accordingly. The sum of the quarterly loss per share for 1996 does not agree with the net loss per share calculated for the year ended December 31, 1996, resulting from certain dilutive events occurring in the fourth quarter of 1996 in connection with the Company's initial public offering on October 2, 1996.

                                   * * * * *

                           CELLNET DATA SYSTEMS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $    72,106   $  111,112
  Short-term investments..............................................................       37,754       36,946
  Accounts receivable--trade..........................................................        2,076        1,519
  Accounts receivable--other..........................................................        6,501        5,123
  Prepaid expenses and other..........................................................        2,110        2,060
                                                                                        -----------  ------------
    Total current assets..............................................................      120,547      156,760
Network components and inventory......................................................       27,686       24,225
Networks in progress--net.............................................................      109,965       92,308
Property--net.........................................................................       15,973       16,061
Debt issuance and other costs--net....................................................        4,588        4,631
                                                                                        -----------  ------------
    Total assets......................................................................  $   278,759   $  293,985
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................................................  $    14,138   $   11,706
  Accrued compensation and related benefits...........................................        3,500        2,189
  Accrued liabilities.................................................................        2,185        2,655
  Current portion of capital lease obligations........................................          448          466
                                                                                        -----------  ------------
    Total current liabilities.........................................................       20,271       17,016
                                                                                        -----------  ------------
Senior notes--14%.....................................................................      279,952      268,673
Deferred revenue......................................................................        5,583        5,620
Capital lease obligations.............................................................          593          412

Commitments and Contingencies (Note 3)

Stockholders' equity (deficit):
  Preferred stock--$.001 par value; 15,000,000 shares authorized; no shares
    outstanding.......................................................................      --            --
  Common stock--$.001 par value; 100,000,000 shares authorized; shares outstanding,
    1998: 41,917,026; 1997: 41,845,475................................................      210,302      209,996
  Notes receivable from sale of common stock..........................................         (668)        (676)
  Warrants............................................................................       74,546       74,546
  Accumulated deficit.................................................................     (311,815)    (281,599)
  Net unrealized loss on short-term investments.......................................           (5)          (3)
                                                                                        -----------  ------------
    Total stockholders' equity (deficit)..............................................      (27,640)       2,264
                                                                                        -----------  ------------
Total liabilities and stockholders' equity (deficit)..................................  $   278,759   $  293,985
                                                                                        -----------  ------------
                                                                                        -----------  ------------

     See accompanying notes to condensed consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Revenues:
  Network service revenues................................................................  $    1,971  $      859
  Product revenues........................................................................         166          64
  Other revenues..........................................................................         132          56
                                                                                            ----------  ----------
    Total revenues........................................................................       2,269         979
                                                                                            ----------  ----------
Costs and expenses:
  Cost of network operations..............................................................       5,145       3,565
  Cost of product and other revenues......................................................          84          78
  Research and development................................................................       7,024       6,396
  Marketing and sales.....................................................................       3,051       1,739
  General and administrative..............................................................       3,624       4,427
  Depreciation and amortization...........................................................       4,179       2,465
                                                                                            ----------  ----------
    Total costs and expenses..............................................................      23,107      18,670
                                                                                            ----------  ----------
Loss from operations......................................................................     (20,838)    (17,691)
Equity in loss of unconsolidated affiliate................................................        (351)       (358)
Other income (expense):
  Interest income.........................................................................       1,934       2,291
  Interest expense, net of capitalized interest...........................................     (10,782)     (6,311)
  Other--net..............................................................................        (179)         66
                                                                                            ----------  ----------
Total other income (expense)..............................................................      (9,027)     (3,954)
                                                                                            ----------  ----------
Loss before income taxes..................................................................     (30,216)    (22,003)
Provision for income taxes................................................................      --               1
                                                                                            ----------  ----------
Net loss..................................................................................  $  (30,216) $  (22,004)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Basic and diluted earnings per share:
Net loss per share........................................................................  $    (0.73) $    (0.59)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Shares used in computing net loss per share...............................................      41,139      37,701
                                                                                            ----------  ----------
                                                                                            ----------  ----------

     See accompanying notes to condensed consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1998       1997
                                                                                             ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................................................  $ (30,216) $ (22,004)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization..........................................................      4,179      2,465
    Accretion on senior notes..............................................................     10,652      6,132
    Amortization of debt issuance costs....................................................        101        155
    Equity in loss of unconsolidated affiliate.............................................        351        358
    Other non-cash expenses................................................................        276     --
    Changes in:
      Accounts receivable--trade...........................................................       (557)      (370)
      Accounts receivable--other...........................................................     (1,378)       114
      Prepaid expenses and other...........................................................        (50)      (103)
      Accounts payable.....................................................................      2,432         93
      Accrued compensation and related benefits............................................      1,311        315
      Accrued liabilities and deferred revenue.............................................        (25)      (119)
                                                                                             ---------  ---------
        Net cash used for operating activities.............................................    (12,924)   (12,964)
                                                                                             ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Network components and inventory.........................................................     (3,461)    (2,894)
  Purchase of property.....................................................................     (1,648)    (3,310)
  Networks in progress.....................................................................    (19,123)    (9,107)
  Investment in unconsolidated affiliate...................................................       (833)      (516)
  Purchase of short-term investments.......................................................    (25,509)   (11,590)
  Proceeds from sales and maturities of short-term investments.............................     24,699     31,934
  Other assets.............................................................................        (58)       (10)
                                                                                             ---------  ---------
        Net cash provided by (used for) investing activities...............................    (25,933)     4,507
                                                                                             ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations...................................................       (187)       (78)
  Proceeds from sale of common stock, net of repurchases...................................         38         57
  Collection of note receivable from sale of common stock..................................     --             96
                                                                                             ---------  ---------
        Net cash provided by (used for) financing activities...............................       (149)        75
                                                                                             ---------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................................................    (39,006)    (8,382)
CASH AND CASH EQUIVALENTS, Beginning of period.............................................    111,112    124,232
                                                                                             ---------  ---------
CASH AND CASH EQUIVALENTS, End of period...................................................  $  72,106  $ 115,850
                                                                                             ---------  ---------
                                                                                             ---------  ---------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
  Acquisition of property under capital leases.............................................  $     350  $      23
  Capitalization of interest into networks in progress.....................................  $     627  $     586
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest...................................................  $      26  $      22
  Cash paid for income taxes...............................................................  $  --      $       1
  Repurchase of unvested common stock and cancellation of related notes receivable.........  $       8  $  --

     See accompanying notes to condensed consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    1. BASIS OF PRESENTATION. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments and accruals the Company considers necessary for a fair presentation of the Company's financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997. This unaudited interim information should be read in conjunction with the audited consolidated financial statements of CellNet Data Systems, Inc. and the notes thereto for the year ended December 31, 1997. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

    On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, which requires than an enterprise report, by major components and as a single total, the change in net assets during the period from nonowner sources. Adoption of SFAS No. 130 did not impact the Company's consolidated financial position, results of operations or cash flows. The reconciliation of net loss to comprehensive net loss is as follows (in thousands):

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Net loss..............................................................  $  (30,216) $  (22,004)
Other comprehensive loss--net unrealized gain (loss) on short-term
  investments.........................................................          (2)          3
                                                                        ----------  ----------
Total comprehensive loss..............................................  $  (30,218) $  (22,001)
                                                                        ----------  ----------
                                                                        ----------  ----------

    In June 1997, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Adoption of this statement will not impact the Company's consolidated financial position, results of operations or cash flows. The Company will adopt this statement in its financial statements for the year ending December 31, 1998.

    Certain reclassifications have been made to the 1997 amounts to conform to the 1998 presentation.

    2. NET LOSS PER SHARE. During December 1997, the Company adopted Statement of Financial Accounting Standard No. 128 (SFAS 128), EARNINGS PER SHARE and, retroactively, restated prior period earnings per share (EPS) for the change. SFAS 128 requires a dual presentation of basic and diluted EPS. Basic EPS for the period presented is computed by dividing net loss by the weighted average of common shares outstanding (excluding shares subject to repurchase). Diluted EPS for all periods presented is the same as basic EPS since all other potential dilutive securities are excluded as they are antidilutive.

    3. COMMITMENTS AND CONTINGENCIES. In October 1996, Itron, one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys fees and injunctive relief. The Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on its results of operations or financial condition.

    In April 1997, the Company filed a patent infringement suit against Itron in the Federal District Court for the Northern District of California, claiming that Itron's use of its electric meter reading Encoder

                           CELLNET DATA SYSTEMS, INC.

Receiver Transmitter (ERT-Registered Trademark-) device infringes CellNet's U.S. Patent No. 4,783,623. The Company seeks an injunction, damages and other relief.

    The consolidated complaint of JERE SETTLE AND KAREN ZULLY V. JOHN M. SEIDL, ET AL., No. 398464 filed in the Superior Court of California for the County of San Mateo was dismissed on February 9, 1998, without leave to amend. Counsel for the plaintiffs in the SETTLE/ZULLY action have filed a notice of their intention to appeal this dismissal to the California Court of Appeal. A second complaint, also filed in the same Court, of HOWARD FIENMAN AND GERALD SLAPSOWITZ V. CELLNET DATA SYSTEMS, INC., ET AL., No. 398560, was earlier voluntarily dismissed with prejudice. These complaints, purported class actions filed on behalf of the Company's stockholders against the Company, certain of its officers and directors and underwriters of the Company's initial public offering, sought unspecified damages and rescission for alleged liability under various provisions of the federal securities law and California state law. The plaintiffs alleged generally that the Prospectus and Registration Statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of common stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron was likely to ensue.

    In 1995, Century Telephone Enterprises, Inc. ("Century Telephone") filed a petition before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office for cancellation of the Company's "CellNet" trademark registration. The parties have agreed to settle the matter under arrangements whereby Century Telephone will withdraw its petition for cancellation and the Company will purchase from Century Telephone their rights to the "CellNet" trademark now registered in Century Telephone's name. The settlement is pending execution of settlement documents.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses payable by the Registrants in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee and Nasdaq National Market listing fee.

SEC Registration Fee..............................................  $  25,444
Nasdaq NMS Fee....................................................     17,500
Accounting Fees and Expenses*.....................................     75,000
NASD Filing Fee...................................................      9,125
Blue Sky Fees and Expenses*.......................................     15,000
Legal Fees and Expenses*..........................................    200,000
Printing and Engraving Expenses*..................................     75,000
Miscellaneous*....................................................     22,931
Total.............................................................  $ 440,000
                                                                    ---------
                                                                    ---------

---------

*   Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    INDEMNIFICATION BY CELLNET OF ITS DIRECTORS AND OFFICERS

    The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of CellNet Data Systems, Inc. ("CellNet") provides that CellNet will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereof. CellNet's Bylaws contain a similar provisions requiring indemnification of CellNet's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of CellNet indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CellNet, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to CellNet unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, CellNet's Certificate of Incorporation contains a provision limiting the personal liability of CellNet's directors for monetary damages for certain breaches of their fiduciary duty. CellNet has indemnification insurance under which directors and officers are insured against certain liability that may incur in their capacity as such.

    Article 6 of the Company's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

    INDEMNIFICATION BY FUNDING OF ITS MANAGER

    CellNet is the Manager of Funding and, therefore, officers and directors of CellNet engaging in activities on behalf of Funding would be entitled to benefits of the indemnification rights of CellNet described above.

    Pursuant to the Operating Agreement of Funding, the Manager will be entitled to indemnification from Funding to the fullest extent permitted by applicable law, for any loss, damage or claim incurred by the Manager by reason of any act or omission performed or omitted by the Manager in good faith on behalf of Funding and in a manner reasonably believed to be within the scope of authority conferred on the Manager by the Operating Agreement; provided, however, that any
indemnity under Section   -  of the Operating Agreement will be provided out of
and to the extent of Funding's assets only, and no member of Funding will have any personal liability on account thereof. The right of indemnification pursuant
to Section   -  of the Operating Agreement will include the right to be paid, in advance, or reimbursed by Funding for the reasonable expenses incurred by the Manager who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits: The following exhibits are filed as a part of this Registration Statement:

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBITS
-------- --------------------------------------------------------------------------
 *1.1:   Form of Underwriting Agreement.

 +4.1:   Certificate of Incorporation of CellNet Data Systems, Inc. filed on
         February 10, 1998.

 +4.2:   By-Laws of CellNet Data Systems, Inc.

 *4.3:   Certificate of Formation of CellNet Funding, LLC filed April 21, 1998 with the Secretary of State of the State of Delaware.

 *4.4:   Form of Amended and Restated Limited Liability Company Agreement of
         CellNet Funding, LLC, dated as of April   , 1998.

 *4.6:   Form of Guarantee Agreement, dated April   , 1998, between CellNet Data
         Systems, Inc. and CellNet Funding, LLC.

 *4.7:   Form of Escrow and Security Agreement, dated April   , 1998, among CellNet
         Data Systems, Inc., CellNet Funding, LLC and The Bank of New York.

 *4.8:   Form of Written Action of the Manager of CellNet Funding, LLC, dated as of
         April   , 1998, with respect to the terms of the -% Exchangeable Limited
         Liability Company Preferred Securities.

 *4.9:   Form of Certificate of Designation, Rights and Preferences of the
         Preferred Stock Mandatorily Redeemable 2010 of CellNet Data Systems, Inc.
         filed April   , 1998 with the Secretary of State of the State of Delaware.

 *5.1:   Opinion of Wilson Sonsini Goodrich & Rosati.

 *8.1:   Opinion of Wilson Sonsini Goodrich & Rosati as to certain tax matters.

*23.1:   Independent Auditors' Consent.

*23.2:   Consents of Wilson Sonsini Goodrich & Rosati (included in Exhibits 5.1 and
         8.1).

EXHIBIT
  NO.                             DESCRIPTION OF EXHIBITS
-------- --------------------------------------------------------------------------
*24.1:   Power of Attorney with respect to CellNet Data Systems, Inc. (included on the signature page hereto).

*24.2: Power of Attorney with respect to CellNet Funding, LLC (included on the signature page hereto).

*27.2    Financial Data Schedule.

*27.3    Financial Data Schedule.

    (b) Financial Statement Schedules:

    All schedules are omitted because they are either not applicable or the required information is included in the consolidated financial statements or notes thereto.

---------

+ Incorporated by reference to the Company's Report on Form 10-K filed on March 9, 1998.

 *  Filed herewith.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrants hereby undertake:

    (1) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    (2) Funding hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 (4)(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California on April 22, 1998.

                                          CellNet Data Systems, Inc.

                                          By:          /s/ JOHN M. SEIDL

                                            ------------------------------------
                                                       John M. Seidl
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER

                                          CellNet Funding, LLC

                                          By:   CELLNET DATA SYSTEMS, INC., Its
                                              Manager

                                            ------------------------------------

                                          By:          /s/ JOHN M. SEIDL

                                            ------------------------------------
                                                       John M. Seidl
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints John M. Seidl and Paul G. Manca, each as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
--------------------------------------------------  ------------------------------------  --------------
                                                    Chairman of the Board of CellNet
                /s/ JOHN M. SEIDL                     Data Systems, Inc., President and
         -------------------------------              Chief Executive Officer of each     April 22, 1998
                  John M. Seidl                       Registrant (Principal Executive
                                                      Officer)

                                                    Vice President and Chief Financial
                /s/ PAUL G. MANCA                     Officer of each Registrant
         -------------------------------              (Principal Financial and            April 22, 1998
                  Paul G. Manca                       Accounting Officer) and Director
                                                      of CellNet Funding, LLC

                /s/ DAVID L. PERRY
         -------------------------------            Vice President, Secretary and         April 22, 1998
                  David L. Perry                      Director of CellNet Funding, LLC

                 /s/ PAUL M. COOK
         -------------------------------            Director of CellNet Data Systems,     April 22, 1998
                   Paul M. Cook                       Inc.

               /s/ NEAL M. DOUGLAS
         -------------------------------            Director of CellNet Data Systems,     April 22, 1998
                 Neal M. Douglas                      Inc.

         -------------------------------            Director of CellNet Data Systems,     April 22, 1998
               E. Linn Draper, Jr.                    Inc.

         -------------------------------            Director of CellNet Data Systems,     April 22, 1998
                William C. Edwards                    Inc.

                 /s/ WILLIAM HART
         -------------------------------            Director of CellNet Data Systems,     April 22, 1998
                   William Hart                       Inc.

                                 EXHIBIT INDEX

EXHIBIT
  NO.:                            DESCRIPTION OF EXHIBITS
-------- --------------------------------------------------------------------------

 *1.1:   Form of Underwriting Agreement.

 +4.1:   Certificate of Incorporation of CellNet Data Systems, Inc. filed on
         February 10, 1998.

 +4.2:   By-Laws of CellNet Data Systems, Inc.

 *4.3:   Certificate of Formation of CellNet Funding, LLC filed April 21, 1998 with the Secretary of State of the State of Delaware.

 *4.4:   Amended and Restated Limited Liability Company Agreement of CellNet
         Funding, LLC, dated as of April   , 1998.

 *4.6:   Form of Guarantee Agreement, dated April   , 1998, between CellNet Data
         Systems, Inc. and CellNet Funding, LLC.

 *4.7:   Form of Escrow and Security Agreement, dated April   , 1998, among CellNet
         Data Systems, Inc., CellNet Funding, LLC and The Bank of New York.

 *4.8:   Form of Written Action of the Manager of CellNet Funding, LLC, dated as of
         April   , 1998, with respect to the terms of the    % Exchangeable Limited
         Liability Company Preferred Securities.

 *4.9:   Form of Certificate of Designation, Rights and Preferences of the
         Preferred Stock Mandatorily Redeemable 2010 of CellNet Data Systems, Inc.
         filed April   , 1998 with the Secretary of State of the State of Delaware.

 *5.1:   Opinion of Wilson Sonsini Goodrich & Rosati.

 *8.1:   Opinion of Wilson Sonsini Goodrich & Rosati as to certain tax matters.

*23.1:   Independent Auditors' Consent.

*23.2:   Consents of Wilson Sonsini Goodrich & Rosati (included in Exhibits 5.1 and
         8.1).

*24.1: Power of Attorney with respect to CellNet Data Systems, Inc. (included on the signature page hereto).

*24.2: Power of Attorney with respect to CellNet Funding, LLC (included on the signature page hereto).

*27.2    Financial Data Schedule.

*27.3    Financial Data Schedule.

---------

+ Incorporated by reference to the Company's Report on Form 10-K filed on March 9, 1998.

 *  Filed herewith.